PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-296765

SOLIDION TECHNOLOGY, INC.

Up to 8,629,516 Shares of Common Stock
(including up to 1,583,000 Shares of Common Stock Issuable Upon Exercise of Pre-Funded Warrants
and 348,250 Shares of Common Stock Issuable Upon Exercise of Warrants that are Not Pre-Funded Warrants)

This prospectus relates to the possible resale from time to time by the selling securityholders named herein of up to 8,629,516 shares of common stock, $0.0001 par value per share (the “Common Stock”), which consists of:

•        (i) 3,447,957 shares of Common Stock issued pursuant to that certain Amendment to the 2024 Purchase Agreement, dated as of October 21, 2025, by and between us, Bayside Project LLC and Madison Bond LLC (the “2024 Purchase Agreement Amendment”);

•        (ii) 110,134 shares of Common Stock issuable upon the conversion of certain promissory notes issued by us on September 29, 2023, October 12, 2023, November 16, 2023, January 30, 2024, January 31, 2024, February 1, 2024 and February 2, 2024 (the “Convertible Notes,” and such shares, the “Convertible Note Shares”);

•        (iii) 1,119,695 shares of Common Stock issued to Global Graphene Group, Inc. pursuant to the Merger Agreement, dated February 16, 2023 (as amended on August 25, 2023, the “Merger Agreement”), by and among Nubia Brand International Corp. (“Nubia”), Honeycomb Battery Company, Nubia Merger Sub, Inc.;

•        (iv) 75,000 shares of Common Stock issuable to Arbor Lake Capital, Inc. with 35,000 shares issued pursuant to the Merger Agreement and 40,000 issued pursuant to the amended Strategic Cooperation Consulting Agreement, dated September 11, 2024 (the “Strategic Cooperation Consulting Agreement”), by and between the Company and Arbor Lake Capital, Inc.;

•        (v) 10,000 shares of Common Stock issuable to Arbor Lake Capital LLC pursuant to the Consulting Agreement, dated January 31, 2024, by and between the Company and Arbor Lake Capital LLC (the “2024 Consulting Agreement”);

•        (vi) 61,750 shares of Common Stock originally issued to Mach FM Acquisitions LLC (the “Sponsor”) and its affiliates in connection with the initial public offering of Nubia;

•        (vii) 190,860 shares of Common Stock issued to Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC pursuant to the Forward Purchase Agreement, dated December 13, 2023, as amended on August 29, 2024 (the “Forward Purchase Agreement”);

•        (viii) 2,470 shares of Common Stock issued to affiliates of EF Hutton LLC in connection with the initial public offering of Nubia;

•        (ix) 120,000 shares of Common Stock issued in consideration of prior board service from the closing of the Company’s business combination on February 2, 2024 until one year thereafter, consisting of 40,000 shares issued to each of our non-executive directors, John Davis and Karin-Joyce Tjon, and our former non-executive director Cynthia Ekberg Tsai;

•        (x) 120,000 shares of Common Stock issued in consideration of prior service to the Company from the closing of the Company’s business combination on February 2, 2024 until one year thereafter, consisting of shares issued to certain of our non-executive employees;

•        (xi) 450,000 shares of Common Stock issued to G3 pursuant to an “earn-out” provision in the Merger Agreement following the approval by the Board of Directors of the Company (the “Board”) to deem the earn-out conditions satisfied;

•        (xii) 240,400 shares of Common Stock issued to Anson Investments Master Fund LP (“Anson”) pursuant to an agreement between the Company and Anson entered into on December 8, 2025 (the “Anson Agreement”).

•        (xiii) 750,000 shares of Common Stock issued pursuant to that certain securities purchase agreement, dated June 7, 2026 (the “2026 Purchase Agreement”), by and between the Company and Alyeska Master Fund, L.P. (the “2026 Investor”);

•        (xiv) up to 1,583,000 shares of Common Stock issuable upon the exercise of pre-funded warrants issued to the 2026 Investor (the “Pre-Funded Warrants”) pursuant to the 2026 Purchase Agreement;

•        (xv) up to 116,650 shares of Common Stock issuable upon the exercise of warrants issued to Titan Partners Group LLC, a division of American Capital Partners, LLC, as placement agent (the “Placement Agent”), in connection with the 2026 Private Placement (as defined below) (the “Placement Agent Warrants”) at an exercise price of $17.25 per share;

•        (xvi) up to an aggregate of 108,100 shares of Common Stock issuable upon the exercise of 108,100 private warrants (the “Private Warrants”) originally issued in a private placement in connection with Nubia’s initial public offering; and

•        (xvii) up to 123,500 shares of Common Stock issuable upon the exercise of 123,500 warrants (the “Public Warrants” and, together with the Pre-Funded Warrants, the Placement Agent Warrants and the Private Warrants, the “Warrants”) originally issued in the initial public offering of Nubia.

We will not receive any cash proceeds from any sale of the shares of our Common Stock by the selling securityholders. We will, however, receive the net proceeds of any Warrants exercised for cash.

We are registering the securities for resale pursuant to the selling securityholders’ registration rights under certain agreements between us and the selling securityholders. We are registering the resale of shares of our Common Stock to permit the selling securityholders to sell such shares without restriction in the open market. However, the registration of the potential resale shares of our Common Stock hereunder does not necessarily mean that the selling securityholders will sell the shares. The selling securityholders or their permitted transferees or other successors-in-interest may, but are not required to, sell the shares of our Common Stock offered by this prospectus from time to time in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions. See “Plan of Distribution” on page 30 for a description of how the selling securityholders may dispose of the shares covered by this prospectus.

We will pay all expenses incident to the registration of the potential resale of the 8,629,516 shares of our Common Stock offered herein (other than for any discounts or commissions to any underwriter or broker attributable to the sale of shares of our Common Stock or any fees or expenses incurred by a holder of shares of our Common Stock that, according to the written instructions of any regulatory authority, we are not permitted to pay).

Our common stock is listed on the Nasdaq Capital Market under the symbol “STI.” On June 11, 2026, the last reported sales price for our common stock was $25.83 per share. Our principal executive offices are located at 13355 Noel Rd, Suite 1100, Dallas, TX 75240, and our telephone number is (972) 918-5120.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. Additionally, we are a “smaller reporting company” under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Smaller Reporting Company” and “Prospectus Summary — Emerging Growth Company” for additional information. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendment or supplements to this prospectus. Neither the Securities and Exchange Commission or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2026.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act. Under this process, the selling securityholders named in this prospectus may sell our common stock from time to time. The prospectus provides you with a general description of our common stock that the selling securityholders may offer. Each time the selling securityholders sell shares of our common stock, the selling securityholders will provide a prospectus supplement containing specific information about the terms of the applicable offering, as required by law. Such prospectus supplement may add, update or change information contained in this prospectus.

All references to shares of our common stock and per share information in this prospectus refer to the number of shares of common stock after giving effect to the Reverse Stock Split (defined below) and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented, unless otherwise stated or the context otherwise requires.

Statements contained in this prospectus about the contents of any document are not necessarily complete. If SEC rules require that a document be filed as an exhibit to the registration statement, please see such document for a complete description of these matters. You should carefully read this prospectus, together with the additional information described under the headings “Where You Can Find Additional Information” on page 90 before making an investment decision. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. Neither we, nor the selling securityholders, have authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information we have included in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling securityholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” on page 30 for more information on this topic.

This document may only be used where it is legal to sell these securities. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Unless the context indicates otherwise, as used in this prospectus, the terms “Solidion,” the “Company,” “we,” “us” and “our” refer to Solidion Technology, Inc., together with its wholly-owned subsidiaries.

Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Market and Industry Data and Forecasts

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research, and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, among others, information concerning our strategy, future operations, future financial position, future revenue, projected expenses, business prospects, and plans and objectives of management. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict, “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements contained in this prospectus include, but are not limited to, statements about the following:

•        our financial and business performance, including financial and business metrics;

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        our ability to develop a high-volume manufacturing line and otherwise scale in a cost-effective manner;

•        our ability to add manufacturing capacity and the costs and timing to add such capacity;

•        the expected addressable market for our products;

•        developments relating to our competitors and industry;

•        our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        our future capital requirements and sources and uses of cash;

•        our ability to obtain funding for our operations;

•        our business, expansion plans and opportunities; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

Forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

iii

PROSPECTUS SUMMARY

The following summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under the heading “Risk Factors” in this prospectus. You should also carefully read the information in this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus.

Overview

Solidion Technology, Inc., previously known as “Honeycomb Battery Company”, formerly the energy solutions division of Global Graphene Group, Inc. (“G3”), is a Dallas, TX, USA-based advanced battery technology company focused on the development and commercialization of battery materials, components, cells, and selected module/pack technologies. The cofounder of Solidion, Dr. Bor Z Jang, filed a U.S. patent application on graphene in 2002. The research and development team led by cofounder Dr. Aruna Zhamu and Dr. Jang invented graphene-enhanced batteries and built the world’s first manufacturing facility for graphene-enabled silicon anode materials for lithium-ion batteries.

Solidion is recognized as a global leader in intellectual property (“IP”) in both the high-capacity anode and the high-energy solid-state battery, as recognized by KnowMade, a French company that specializes in research and analysis of scientific and patent information. Solidion is uniquely positioned to offer advanced anode materials (delivering a specific capacity from 300 to 3,500+ milliampere-hours per gram mass (“mAh/g”)) as well as silicon-rich all-solid-state lithium-ion cells, anodeless lithium metal cells, and lithium-sulfur cells, each featuring an advanced polymer or hybrid solid electrolyte that is most process-friendly. Subject to the Supply and License Agreement between G3 and Solidion, which limits the manufacture of graphene and graphite products for use in our battery-related products and prohibits resale to third parties, we believe we are well positioned to supply graphite-based anode materials from sustainable sources.

Technology

Our all-solid-state battery platform technology is capable of transforming the entire electric vehicle (“EV”) battery space into a solid-state battery industry. We provide solid-state cells that can be manufactured at scale using current lithium-ion cell production facilities, requiring no new design, no new infrastructure, and no new supply chain. Our batteries are capable of delivering significantly extended EV range, improved battery safety, lower cost per kilowatt hour, fastest time-to-market, and enable next-gen cathodes with the potential to replace expensive nickel and cobalt with sulfur (S) and other more abundant elements.

We hold a total of over 385 patents for next-gen batteries. KnowMade has acknowledged us as one of the two U.S.-based leaders in solid-state electrolytes, as well as ranked us as the top company in the United States and top battery startup in the world in silicon anode technology. Additionally, Lexis/Nexis has recognized us as a Global Top 100 Innovator.

Business Combination

On February 2, 2024, Nubia Brand International Corp., a Delaware corporation (“Nubia”), consummated a business combination with Honeycomb Battery Company, an Ohio corporation (“HBC”), pursuant to a Merger Agreement, dated February 16, 2023 (as amended on August 25, 2023, the “Merger Agreement”), by and among Nubia, HBC, and Nubia Merger Sub, Inc., an Ohio corporation and wholly-owned subsidiary of Nubia (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into HBC (the “Merger,” and the transactions contemplated by the Merger Agreement, the “Transactions”), with HBC surviving such merger as a wholly owned subsidiary of Nubia, which was renamed “Solidion Technology, Inc.” upon the closing of the Transactions.

Recent Developments

2026 Private Placement

On June 7, 2026, we entered into the 2026 Purchase Agreement with the 2026 Investor, pursuant to which we agreed to issue and sell, in a private placement (the “2026 Private Placement”), (i) 750,000 shares of Common Stock at a purchase price of $15.00 per share and (ii) pre-funded warrants to purchase up to 1,583,000 shares of Common Stock at a purchase price of $14.9999 per pre-funded warrant. Titan Partners Group LLC, a division of American Capital Partners, LLC, acted as sole placement agent for the 2026 Private Placement. The closing of the 2026 Private Placement occurred on June 9, 2026. We received aggregate gross proceeds of approximately $34.99 million before deducting placement agent fees and related offering expenses. After deducting such fees and expenses, we received net proceeds of approximately $32 million, which we intend to use to support the commercialization of our patented Extreme-Climate Battery technology, fulfill customer demand, expand inventory, advance the building and testing of prototypes, and for working capital and general corporate purposes. In connection with the 2026 Private Placement, each of our directors, executive officers and holders of more than 10% of our Common Stock (on a fully diluted basis) entered into lock-up agreements restricting sales of our securities for forty-five (45) days following the effective date of this Registration Statement.

In connection with the 2026 Private Placement, the Company issued the Placement Agent Warrants to purchase up to 116,650 shares of Common Stock (representing 5% of the total securities sold at the closing of the 2026 Private Placement). The Placement Agent Warrants are immediately exercisable at an exercise price of $17.25 per share (equal to 115% of the purchase price per share in the 2026 Private Placement) and expire on the five-year anniversary of the date of the 2026 Purchase Agreement. The Placement Agent Warrants are subject to a 180-day lock-up from the date of the 2026 Purchase Agreement pursuant to FINRA Rule 5110(e)(1). The Placement Agent Warrants contain customary anti-dilution adjustments in the event of stock dividends, splits, reorganizations or similar events.

2026 Purchase Agreement Lock-Up

In connection with the 2026 Private Placement, each of the Company’s directors, executive officers and holders of more than 10% of the Company’s issued and outstanding Common Stock (on a fully diluted basis), entered into lock-up agreements (the “2026 Lock-Up Agreements”) providing for a lock-up period commencing on June 7, 2026 and ending forty-five (45) days following the effective date of this Registration Statement, during which time they have agreed not to offer for sale, sell, contract to sell, pledge or otherwise dispose of any of the Company’s Common Stock or securities convertible into the Company’s Common Stock, subject to certain exceptions, without the prior written consent of the Placement Agent.

Change of Auditor

On November 26, 2025, following the approval of its Audit Committee, the Company engaged CBIZ CPAs P.C. (“CBIZ CPAs”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, effective immediately.

During the Company’s fiscal year ended December 31, 2024 and the subsequent interim period through November 26, 2025, neither the Company nor anyone on its behalf consulted with CBIZ CPAs regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report or oral advice was provided to the Company that CBIZ CPAs concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a “disagreement” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions.

On October 21, 2025, the Audit Committee of the Company approved the dismissal of Deloitte & Touche LLP (“Deloitte”) as its independent registered public accounting firm, effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (the “2025Q3 Quarterly Report”). On November 20, 2025, the Company filed its 2025Q3 Quarterly Report. Accordingly, the dismissal was effective November 20, 2025 (the “Effective Date”).

The audit report of Deloitte on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2024, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s most recent fiscal year ended December 31, 2024 and during the subsequent interim period from January 1, 2025 through the Effective Date, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, other than the previously disclosed material weaknesses in the Company’s internal control over financial reporting related to our control environment, risk assessment, control activities, information and communication and monitoring.

The Company provided Deloitte with a copy of the disclosures above prior to filing with the SEC. A copy of Deloitte’s letter, dated November 25, 2025, to the SEC, stating whether it agrees with the statements made above, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

Change to Board of Directors

On September 3, 2025 (the “Resignation Date”), Cynthia Ekberg Tsai notified the Board of her resignation as a member of the Board, including all committees on which she serves, effective as of the Resignation Date. Ms. Ekberg Tsai’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As a result of Ms. Ekberg Tsai’s resignation, the Company’s Audit Committee is composed of two members. On September 8, 2025, the Company notified The Nasdaq Stock Market, LLC of its non-compliance with Nasdaq Rule 5605(c)(2)(A), which requires that the Audit Committee be composed of three directors. Pursuant to Nasdaq Listing Rule 5605(c)(4), the Company has a cure period to regain compliance by appointing a new independent director to the Audit Committee. The cure period extends until the earlier of the Company’s next annual shareholders’ meeting or September 3, 2026; provided, however, that if the annual shareholders’ meeting occurs no later than March 2, 2026, the Company has until March 2, 2026, to regain compliance. The Company intends to appoint a new independent director to the Audit Committee as soon as practicable within the cure period.

Restatement of Previously Issued Financial Statements

During the preparation and audit of our consolidated and combined financial statements for the year ended December 31, 2025, we identified errors in our previously issued financial statements for fiscal year 2024 related to: (i) the accounting for the fair value remeasurement of the Series A and Series B derivative warrant liabilities issued in connection with the March 2024 private placement financing; (ii) the accounting for the issuance of shares and recognition of a stock subscription receivable discount in connection with that certain forward purchase agreement, dated December 13, 2023, as amended on August 29, 2024 (the “Forward Purchase Agreement”); and (iii) the correction of basic and diluted earnings (loss) per share calculations for certain interim periods.

In addition, the Company previously recorded a revision in its consolidated financial statements for the year ended December 31, 2024 to correct an error related to the accounting for issuance costs associated with Convertible Notes totaling approximately $2.8 million, which affected the previously reported results for the three months ended March 31, 2024, the six months ended June 30, 2024, and the nine months ended September 30, 2024.

For a more detailed description of the restatement, see Note 2 — Restatement and Correction of Errors in Previously Reported Consolidated Financial Statements to the audited consolidated and combined financial statements included in this prospectus.

Corporate Information

We were incorporated in the State of Delaware on June 14, 2021. Our common stock is listed on the Nasdaq Capital Market under the symbol “STI”. Our principal executive offices are located at 13355 Noel Rd, Suite 1100, Dallas, TX 75240, and our telephone number is (972) 918-5120. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available free of charge on the investors section of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to the SEC. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding the Company that we file electronically with the SEC. The address of the website is http://www.sec.gov.

Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million as of our most recently completed second fiscal quarter and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as of our most recently completed second fiscal quarter. As a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not smaller reporting companies.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition periods which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

THE OFFERING

Issuer	Solidion Technology, Inc.
Shares of common stock offered for resale by the selling securityholders

Up to 8,629,516 shares of Common Stock, which consists of:

•   (i) 3,447,957 shares of Common Stock issued pursuant to the 2024 Purchase Agreement Amendment;

•   (ii) 110,134 shares of Common Stock issuable upon the conversion of the Convertible Notes;

•   (iii) 1,119,695 shares of Common Stock issued to Global Graphene Group, Inc. pursuant to the Merger Agreement;

•   (iv) 75,000 shares of Common Stock issuable to Arbor Lake Capital, Inc. with 35,000 shares issued pursuant to the Merger Agreement and 40,000 issued pursuant to the Strategic Cooperation Consulting Agreement;

•   (v) 10,000 shares of Common Stock issuable to Arbor Lake Capital LLC pursuant to the 2024 Consulting Agreement;

•   (vi) 61,750 shares of Common Stock originally issued to the Sponsor and its affiliates in connection with the initial public offering of Nubia;

•   (vii) 190,860 shares of Common Stock issued to Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC pursuant to that the Forward Purchase Agreement;

•   (viii) 2,470 shares of Common Stock issued to affiliates of EF Hutton LLC in connection with the initial public offering of Nubia;

•   (ix) 120,000 shares of Common Stock issued in consideration of prior board service from the closing of the Company’s business combination on February 2, 2024 until one year thereafter, consisting of 40,000 shares issued to each of our non-executive directors, John Davis and Karin-Joyce Tjon, and our former non-executive director Cynthia Ekberg Tsai;

•   (x) 120,000 shares of Common Stock issued in consideration of prior service to the Company from the closing of the Company’s business combination on February 2, 2024 until one year thereafter, consisting of shares issued to certain of our non-executive employees;

•   (xi) 450,000 shares of Common Stock issued to G3 pursuant to an “earn-out” provision in the Merger Agreement following the approval by the Board to deem the earn-out conditions satisfied;

•   (xii) 240,400 shares of Common Stock issued to Anson pursuant to the Anson Agreement;

•   (xiii) 750,000 shares of Common Stock issued to the 2026 Investor pursuant to the 2026 Purchase Agreement;

•   (xiv) up to 1,583,000 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants issued to the 2026 Investor pursuant to the 2026 Purchase Agreement;

•   (xv) up to 116,650 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants at an exercise price of $17.25 per share;

•   (xvi) up to an aggregate of 108,100 shares of Common Stock issuable upon the exercise of 108,100 Private Warrants originally issued in a private placement in connection with Nubia’s initial public offering; and

•   (xvii) up to 123,500 shares of Common Stock issuable upon the exercise of 123,500 Public Warrants originally issued in the initial public offering of Nubia.

Use of Proceeds

The selling securityholders will receive all of the net proceeds from the sale of any securities sold by them pursuant to this prospectus. We will not receive any proceeds from these sales. We will, however, receive the net proceeds of any Warrants exercised for cash. See “Use of Proceeds” in this prospectus.

NASDAQ Ticker Symbol	Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “STI.”
Risk Factors	Any investment in our securities is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 7 of this prospectus.

RISK FACTORS

Investing in our common stock, involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this Registration Statement, including our consolidated financial statements and their related notes included elsewhere in this Registration Statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making an investment decision. If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may materially and adversely affect our business, prospects, operating results and financial condition.

Risks Related to this Offering and Our Securities

Our history of recurring losses and anticipated expenditures raise substantial doubts about our ability to continue as a going concern.

We will not receive any of the proceeds from the sales of our common stock by the selling securityholders pursuant to this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We have incurred substantial losses since our inception. Net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital. We expect to continue to incur significant losses for the foreseeable future as we continue our research and development of, and seek regulatory approvals for, our products. The report of our independent registered public accounting firm on our consolidated financial statements for the years ended December 31, 2025 and 2024 contains explanatory language that substantial doubt exists about our ability to continue as a going concern. After the date of this report, we received aggregate net proceeds of approximately $32 million in the 2026 Private Placement on June 9, 2026. While we believe the net proceeds from such offering, together with our existing resources, will be sufficient to fund our operations for at least the next 12 months, there can be no assurance that our estimates of our future operating expenses and capital requirements will prove accurate, or that our plans to generate revenue will be successfully implemented on a timely basis, if at all.

The market price of our common stock and the trading volume of our common stock has been and may continue to be, highly volatile, and such volatility could cause the market price of our common stock to decrease.

During the 12 months preceding the date of this prospectus, the market price of our common stock fluctuated from a low of $2.94 per share to a high of $46.00 per share, and our stock price continues to fluctuate. The market price and trading volume of our common stock may continue to fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•        our ability to grow our revenue and customer base;

•        the trading volume of our common stock;

•        developments concerning regulatory oversight and approvals;

•        variations in our and our competitors’ results of operations;

•        changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

•        successes or challenges in our collaborative arrangements or alternative funding sources;

•        adverse effects on our business condition and results of operations from general economic and market conditions and overall fluctuations in the United States and international markets, including tariffs, counter-tariffs, and deteriorating market conditions due to investor concerns regarding inflation, Russia’s war on Ukraine, conflicts in the Middle East (including the Israel-Hamas conflict and related regional tensions involving Iran), and other geopolitical instability;

•        future issuances of common stock or other securities;

•        the addition or departure of key personnel;

•        announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•        general market conditions and other factors, including factors unrelated to our operating performance.

Further, the stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock and the loss of some or all of your investment.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock.

A significant portion of Solidion’s common stock is restricted from immediate resale, but may be sold into the market in the future pursuant to registration rights granted to the holders thereof. The exercise of such rights could cause the market price of Solidion’s common stock to drop significantly, even if our business is doing well.

The market price of shares of Solidion’s common stock could decline as a result of substantial sales of common stock, particularly by our significant stockholders, a large number of shares of common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

Concurrently with the execution of the Merger Agreement, G3 and certain other stockholders of Solidion entered into a registration rights agreement (the “Business Combination Registration Rights Agreement”) with Solidion. An aggregate of 1,568,320 shares of common stock will be entitled to registration pursuant to the Business Combination Registration Rights Agreement, which consist of 61,750 founder shares held by the Sponsor, 2,470 representative shares held by affiliates of EF Hutton, division of Benchmark Investments, LLC, 108,100 shares of common stock issuable upon exercise of the private placement warrants held by the Sponsor, and 1,396,000 shares of stock issued to the HBC Shareholders as Merger Consideration (after giving effect to the Reverse Stock Split). On October 9, 2025, the Company issued 450,000 shares of common stock to G3, pursuant to an “earn-out” provision in the Merger Agreement following the approval by the Board to deem the earn-out conditions satisfied in full, and these shares are entitled to registration under the Business Combination Registration Rights Agreement. At any time and from time to time after the Closing, either (i) G3 or (ii) the Sponsor may make a written demand for registration under the Securities Act of all or part of their Registrable Securities. Each of G3 and the Sponsor are entitled to exercise two demand registrations under the Business Combination Registration Rights Agreement. If at any time following the Closing, Solidion proposes to file a registration statement under the Securities Act, the holders of the Registrable Securities shall be offered an opportunity to register the sale of such number of Registrable Securities as such holders may request in writing. The demand registration rights and “piggy-back” registration rights under the Business Combination Registration Rights Agreement are subject to certain requirements and customary conditions.

As such, sales of a substantial number of shares of Solidion’s common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Solidion’s common stock.

Risks Related to Ownership of Our Common Stock

We may issue additional shares of Solidion’s Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of Solidion’s Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our Incentive Plan, without stockholder approval, in a number of circumstances. Pursuant to the Incentive Plan, we are authorized to grant options and other share-based awards to our employees, directors and consultants. The number of shares of common stock initially reserved for issuance under the incentive plan is 190,000. The Incentive Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of common stock available for issuance under the incentive plan on the first day of each fiscal year beginning with the 2024 fiscal year, equal to the least of (i) 190,000 shares of common stock, (ii) 5% of the total number of shares of common stock outstanding as of the last day of our immediately preceding fiscal year, or (iii) such lesser amount determined by the plan administrator. For more information, see “Executive Compensation — Summary of the Incentive Plan — Share Reserve.”

Our issuance of additional shares of Solidion’s Common Stock or other equity securities of equal or senior rank could have the following effects:

•        your proportionate ownership interest in Solidion will decrease;

•        the relative voting strength of each previously outstanding share of common stock may be diminished; or

•        the market price of our shares of Solidion stock may decline.

A market for Solidion’s securities may not continue, which would adversely affect the liquidity and price of Solidion’s securities.

The price of Solidion’s securities may fluctuate significantly due to general market and economic conditions. An active trading market for Solidion’s securities may not be sustained. In addition, the price of Solidion’s securities can vary due to general economic conditions and forecasts, Solidion’s general business condition and the release of Solidion’s financial reports. Additionally, if Solidion’s securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Solidion’s securities may be more limited than if Solidion was quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that the Public Warrants will be in the money during their exercise period, and they may expire worthless.

The exercise price for our Public Warrants is $575.00 per share. There can be no assurance that the Public Warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless. The terms of Public Warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, dated March 10, 2022, provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding Public Warrants approve of such amendment. Our ability to amend the terms of the Public Warrants with the consent of a majority of the then-outstanding Public Warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Solidion Common Stock purchasable upon exercise of a Public Warrant.

Solidion may redeem unexpired warrants, in accordance with their terms, prior to their exercise at a time that is disadvantageous to holders of warrants.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.50 per Warrant, provided that the last sale price of Solidion Common Stock equals or exceeds $900.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the Solidion Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those Solidion Common Stock is available throughout the thirty (30-) day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders thereof to (i) exercise warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell warrants at the then-current market price when such holder might otherwise wish to hold warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of such warrants.

If securities or industry analysts do not publish or cease publishing research or reports about Solidion, its business, or its market, or if they change their recommendations regarding Solidion’s Common Stock adversely, then the price and trading volume of Solidion’s Common Stock could decline.

The trading market for Solidion’s common stock is influenced by the research and reports that industry or securities analysts may publish about us, Solidion’s business and operations, Solidion’s market, or Solidion’s competitors. Securities and industry analysts do not currently, and may never, publish research on Solidion. If no securities or industry analysts commence coverage of Solidion, Solidion’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Solidion change their recommendation regarding Solidion’s stock adversely, or provide more favorable relative recommendations about Solidion’s competitors, the price of Solidion’s Common Stock would likely decline. If any analyst who may cover Solidion were to cease coverage of Solidion or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause Solidion’s stock price or trading volume to decline.

Risks Related to Development and Commercialization

If our batteries fail to perform as expected, our ability to develop, market and sell our batteries would be adversely affected.

Our batteries may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. Our batteries are inherently complex and incorporate technology and components that have not been used for certain applications and that may contain defects and errors, particularly when first introduced to such applications. Although our batteries undergo quality control testing prior to release for shipment, there can be no assurance that we will be able to detect and fix all defects prior to shipment, and nonconformances, defects or errors could occur or be present in batteries that we release for shipment to customers. If our batteries fail to perform as expected, our customers may delay deliveries, our customer may terminate orders or we may initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, financial condition, prospects and results of operations.

Our battery architecture is different from our peers’ and may behave differently in customer use applications, certain applications of which we have not yet evaluated. This could limit our ability to deliver to certain applications. In addition, our historical data on the performance and reliability of our batteries is limited, and therefore our batteries could fail unexpectedly in the field resulting in significant warranty costs or brand damage in the market. Further, the structure of our battery is different from traditional lithium-ion batteries and therefore our batteries could be susceptible to different and unknown failure modes leading our batteries to fail and cause a safety event in the field. Such an event could result in the failure of our end customers’ product as well as the loss of life or property, resulting in severe financial penalties for us, including the loss of revenue, cancelation of supply contracts and the inability to win new business due to reputational damage in the market. In addition, consistent with industry norms, we would anticipate that when we enter into agreements to supply our battery products to end product manufacturers, that the terms of these agreements may require us to bear certain costs relating to recalls and replacements of end products when such recalls and replacements are due to defects of our battery products that are incorporated in such end products.

OEMs may elect to pursue other battery cell technologies, which likely would impair our revenue generating ability.

OEMs are motivated to develop and commercialize improved battery cell technologies. To that end, OEMs partners have invested, and are likely to continue to invest in the future, in their own development efforts and, in certain cases, in joint development agreements with our current and future competitors. If other technology is developed more rapidly than our high-capacity anode and high-energy solid-state battery technology, or if such competing technologies are determined to be more efficient or effective than our high-capacity anode and high-energy solid-state battery technology, our partners may elect to adopt and install a competitor’s technology or products over ours, which could materially impact our business, financial results, and prospects.

We have only conducted preliminary safety testing on our high-capacity anode and high-energy solid-state battery technology, and our technology will require additional and extensive safety testing prior to being installed in electric vehicles.

To achieve acceptance by automotive OEMs, our anticipated commercial-sized our high-capacity anode and high-energy solid-state battery technology will have to undergo extensive safety testing. We cannot assure you such tests will be successful, and we may identify different or new safety issues in our development or the commercial cells that have not been present in our prototype cells. If we have to make design changes to address any safety issues, we may have to delay or suspend commercialization, which could materially damage our business, prospects, financial condition, operating results and brand.

We rely on complex equipment for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We rely heavily on complex equipment for our operations and the production of our high-capacity anode and high-energy solid-state battery technology. The work required to integrate this equipment into the production of our high-capacity anode and high-energy solid-state battery technology is time intensive and requires us to work closely with the equipment providers to ensure that it works properly with our proprietary technology. This integration involves a degree of uncertainty and risk and may result in the delay in the scaling up of production or result in additional cost to our high-capacity anode and high-energy solid-state battery technology.

Our current manufacturing facilities require, and we expect our future manufacturing facilities will require, large-scale machinery and equipment. Such machinery and equipment may unexpectedly malfunction and require repairs and spare parts to resume operations, which may not be available when needed. In addition, because this equipment has historically not been used to build our high-capacity anode and high-energy solid-state batteries, the operational performance and costs associated with this equipment is difficult to predict and may be influenced by factors outside of our control, such as, but not limited to, failures by suppliers to deliver necessary components of our products in a timely manner and at prices and volumes acceptable to us, environmental hazards and associated costs of remediation, difficulty or delays in obtaining governmental permits, damages or defects in systems, industrial accidents, fires, seismic activity and other natural disasters.

Problems with our manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. In addition, in some cases operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. Any of these operational problems, or a combination of them could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

We may obtain licenses on technology that has not been commercialized or has been commercialized only to a limited extent, and the success of our business may be adversely affected if such technology does not perform as expected.

From time to time, we may license from third parties technologies that have not been commercialized or which have been commercialized only to a limited extent. These technologies may not perform as expected within our high-capacity anode and high-energy solid-state batteries and related products. If the cost, performance characteristics, manufacturing process or other specifications of these licensed technologies fall short of our targets, our projected sales, costs, time to market, competitive advantage, future product pricing and potential operating margins may be adversely affected.

Substantial increases in the prices for our raw materials and components, some of which are obtained from a limited number of sources where demand may exceed supply, could materially and adversely affect our business.

We rely on third-party suppliers for components and equipment necessary to develop our high-capacity anode and high-energy solid-state battery technology. We face risks relating to the availability of these materials and components, including that we will be subject to demand shortages and supply chain challenges and generally may not have sufficient purchasing power to eliminate the risk of price increases for the raw materials and tools we need. To the extent that we are unable to enter into commercial agreements with our current suppliers or our replacement suppliers on favorable terms, or these suppliers experience difficulties meeting our requirements, the development and commercial progression of our high-capacity anode and high-energy solid-state battery technology and related technologies may be delayed.

Separately, we may become subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. We may be required to incur substantial costs to comply with these requirements, which may include locating new suppliers if certain issues are discovered. We may not be able to find any new suppliers for certain raw materials or components required for our operations, or such suppliers may be unwilling or unable to provide us with products.

Any disruption in the supply of components, equipment or materials could temporarily disrupt research and development activities or production of our high-capacity anode and high-energy solid-state battery technology until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components or equipment to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

Currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components or equipment for our high-capacity anode and high-energy solid-state battery technology or significantly increase freight charges, raw material costs and other expenses associated with our business, which could further materially and adversely affect our results of operations, financial condition and prospects.

We may be unable to adequately control the costs associated with our operations and the components necessary to build our high-capacity anode and high-energy solid-state batteries, and, if we are unable to control these costs and achieve cost advantages in our production of our high-capacity anode and high-energy solid-state batteries at scale, our business will be adversely affected.

We require significant capital to develop our high-capacity anode and high-energy solid-state battery technology and expect to incur significant expenses, including those relating to research and development, raw material procurement, leases, sales and distribution as we build our brand and market our technologies, and general and administrative costs as we scale our operations. Our ability to become profitable in the future will not only depend on our ability to successfully develop and market our high-capacity anode and high-energy solid-state battery technology, but also to control our costs. If we are unable to efficiently design, appropriately price, sell and distribute our high-capacity anode and high-energy solid-state battery technology, our anticipated margins, profitability and prospects would be materially and adversely affected.

If we are unable to attract and retain key employees and qualified personnel, our ability to compete could be harmed.

Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and our operations may be severely disrupted if we lost their services. As we build our brand and become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. Our success also depends on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could seriously harm our business and prospects.

In addition, we are highly dependent on the services of our senior technical and management personnel, including our executive officers, who would be difficult to replace. Further, our Executive Chairman and Chief Science Officer continues to be employed by G3 following the closing of the business combination, and his time and attention may be diverted from Solidion’s business, which may have an impact on our business. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business, financial condition, results of operations and prospects could be adversely affected.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. As a general matter, the policies that we do have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results. Furthermore, although we plan to obtain and maintain insurance for damage to our property and the disruption of our business, this insurance may be challenging to obtain and maintain on terms acceptable to us and may not be sufficient to cover all of our potential losses.

Our facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events, including fire and explosions.

We currently conduct our operations in two facilities in Dayton, Ohio. Our current and future development and manufacturing facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, health pandemics and epidemics such as potential virus pandemics, and other calamities. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, explosions, floods, cyber-attacks (including ransomware attacks), typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to conduct our research and development activities as and on the timeline currently contemplated.

Risks Related to Industry and Market Trends

The battery cell market continues to evolve and is highly competitive, and we may not be successful in competing in this market or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

The battery cell market in which we compete continues to evolve and is highly competitive. To date, we have focused our efforts on our high-capacity anode and high-energy solid-state battery technology, a promising alternative to conventional lithium-ion battery cell technology. However, lithium-ion battery cell technology has been widely adopted and our current competitors have, and future competitors may have, greater resources than we do and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, traditional lithium-ion battery cell manufacturers may continue to reduce cost and expand supply of conventional batteries and, therefore, reduce the prospects for our business or negatively impact the ability for us to sell our products at a market-competitive price and yet at sufficient margins.

Many automotive OEMs are researching and investing in solid-state battery cell efforts and, in some cases, in battery cell development and production. We do not have exclusive relationships with any OEM to provide their future battery cell technologies, and it is possible that the investments made by these OEMs might result in technological advances earlier than, or superior in certain respect to, the high-capacity anode and high-energy solid-state battery technology we are developing. There are a number of companies seeking to develop alternative approaches to high-capacity anodes and solid-state battery cells. We expect competition in battery cell technology and electric vehicles to intensify due to increased demand for these vehicles and a regulatory push for electric vehicles, continuing globalization, and consolidation in the worldwide automotive industry. As new companies and larger, existing vehicle and battery cell manufacturers enter the high-capacity anode and solid-state battery cell space, we may lose any perceived or actual technological advantage we may have in the marketplace and suffer a decline in our position in the market.

Furthermore, the battery cell industry also competes with other emerging or evolving technologies, such as natural gas, advanced diesel and hydrogen-based fuel cell powered vehicles. Developments in alternative technologies or improvements in batteries technology made by competitors may materially adversely affect the sales, pricing and gross margins of our products. As technologies change, we will attempt to upgrade or adapt our products to continue to provide products with the latest technology. However, our products may become obsolete, or our research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology to effectively compete. If we are unable to keep up with competitive developments, including if such technologies achieve lower prices or enjoy greater policy support than the lithium-ion battery cell industry, our competitive position and growth prospects may be harmed. Similarly, if we fail to accurately predict and ensure that our high-capacity anode and high-energy solid-state battery technology can address customers’ changing needs or emerging technological trends, or if our customers fail to achieve the benefits expected from our high-capacity anode and high-energy solid-state battery technology, our business will be harmed.

We must continue to commit significant resources to develop our high-capacity anode and high-energy solid-state battery technology in order to establish a competitive position, and these commitments must be made without knowing whether our investments will result in products potential customers will accept. There is no assurance we will successfully identify new customer requirements, develop and bring our high-capacity anode and high-energy solid-state battery technology to market on a timely basis, or that products and technologies developed by others will not render our high-capacity anode and high-energy solid-state battery technology obsolete or noncompetitive, any of which would adversely affect our business and operating results.

We expect that automotive OEMs and top tier battery cell suppliers will be less likely to license our high-capacity anode and high-energy solid-state battery technology if they are not convinced that our business will succeed in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed in the long term. Accordingly, in order to build and maintain our business, we must instill and maintain confidence among current and future partners, customers, suppliers, analysts, ratings agencies and other parties in our long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as:

•        our limited operating history;

•        market unfamiliarity with our products;

•        delays in or impediments to completing or achieving our research and development goals;

•        unexpected costs that automotive OEM and top tier cell partners may be required to incur to scale manufacturing, delivery and service operations to meet demand for electric vehicles containing our technologies or products;

•        competition and uncertainty regarding the future of electric vehicles;

•        the development and adoption of competing technologies that are less expensive and/or more effective than our products; and

•        our eventual production and sales performance compared with market expectations.

Our future growth and success are dependent upon consumers’ willingness to adopt electric vehicles.

Our growth and future demand for our products is highly dependent upon the adoption by consumers of alternative fuel vehicles in general and electric vehicles in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and factors, evolving government regulation and industry standards, and changing consumer demands and behaviors. If the market for electric vehicles in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

The unavailability, reduction or elimination of, or uncertainty regarding, government and economic incentives or subsidies available to us, end-users or OEMs could have a material adverse effect on our business, financial condition, operating results and prospects.

The availability of government incentives and subsidies available to end-users and OEMs is an important factor considered by customers when purchasing EVs, and growth in the battery market will depend in part on the availability and amounts of these subsidies and incentives for EVs. Currently, government programs, including in China and Europe, favor the purchase of EVs, including through disincentives that discourage the use of gasoline-powered vehicles. In the United States, the Inflation Reduction Act provides tax credits for the purchase of electric vehicles, and many U.S. states have banned the sale of new gas-powered vehicles by 2035. Other states may follow. Given the current political climate in the United States, the future of these incentives and subsidies for end-users and OEMs remains uncertain, including with respect to federal programs. Since taking office, President Trump and certain Republican members of Congress have criticized the Inflation Reduction Act and clean energy initiatives, and President Trump has stated that he supports revising current federal agency rules that incentivize the EV market and ending state emissions waivers that limit gas-powered vehicle sales. If government laws or programs incentivizing the growth of the EV market are reduced or eliminated, or the available benefits are exhausted earlier than anticipated, demand for EVs may decrease and our anticipated sales of EV battery products could be adversely affected, which may adversely affect our business, financial condition, operating results and prospects. Any reduction or elimination of government and economic incentives or subsidies may result in the diminished competitiveness of the alternative fuel vehicle industry generally.

We may not succeed in attracting customers during the development stage or for high volume commercial production, and our future growth and success depend on our ability to attract customers.

We may not succeed in attracting customers during our development stage or for high volume commercial production. Customers may be wary of unproven products or not be inclined to work with less established businesses. In addition, if we are unable to attract new customers in need of high-volume commercial production of our products, our business will be harmed.

Automotive OEMs are often large enterprises. Therefore, our future success will depend on our or our partners’ ability to effectively sell our products to such large customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our products.

Automotive OEMs that are large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

We may not be able to accurately estimate the future supply and demand for our high-capacity anode and high-energy solid-state battery technology, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our high-capacity anode and high-energy solid-state battery technology or our ability to develop, manufacture, and deliver such products, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of our high-capacity anode and high-energy solid-state battery technology to our potential customers could be delayed, which would harm our business, financial condition and operating results.

Risks Related to Limited Operating History

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital requirements of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our Company is therefore highly speculative and could result in the loss of your entire investment.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results, prospects and financial position could be materially affected. The projected financial information appearing elsewhere in these materials was prepared by management and reflects current estimates of future performance. The projected results depend on the successful implementation of management’s growth strategies and are based on assumptions and events over which we have only partial or no control. The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes.

We are an early-stage company with a history of financial losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred a net loss of approximately $32.4 million for the year ended December 31, 2024, approximately $41.0 million for the year ended December 31, 2025 and approximately $1.4 million for the quarter ended March 31, 2026. We believe that we will continue to incur operating and net losses each quarter until the time significant production of our high-capacity anode and high-energy solid-state battery technology begins.

We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development and manufacturing of our high-capacity anode and high-energy solid-state battery technology; expand our research and development activities; invest in additional research and development and manufacturing capabilities; build up inventories of raw materials and other components; commence sales and marketing activities; develop our distribution infrastructure; and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

We may have potential business conflicts of interest with G3 with respect to our past and ongoing relationships. We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

Conflicts of interest may arise with G3 in a number of areas relating to our past and ongoing relationships, including labor, tax, employee benefit, indemnification and other matters arising from the Restructuring; intellectual property matters, including the Patent Assignment (as defined above); and employee recruiting and retention, including matters related to the dual employment arrangement of our Executive Chairman and Chief Science Officer with Solidion and G3. In addition, certain of our directors and employees may have actual or potential conflicts of interest because of their financial interests in G3. Because of their current or former positions with G3, certain of our executive officers and directors, including our Executive Chairman and Chief Science Officer, own equity interests in G3. Continuing ownership of equity interests in G3 could create, or appear to create, potential conflicts of interest if Solidion and G3 face decisions that could have implications for both Solidion and G3.

If we fail to effectively manage our future growth, we may not be able to market and license the technology and know-how to manufacture or sell our high-capacity anode and high-energy solid-state battery technology successfully.

We intend to expand our operations significantly, with a view toward accelerating our research and development activities and positioning our company for potential commercialization of our technologies. In connection with these efforts, we anticipate hiring, retaining and training personnel, acquiring and installing equipment to support the commercialization process of our products, and implementing administrative infrastructure, systems and processes. That said, our management team will have considerable discretion in the application of the funds available to us following completion of the business combination. We may use these funds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the cash held at closing of the business combination in a manner that does not produce income or that loses value. If we cannot manage our growth effectively, including by controlling our expenditures for these initiatives to the greatest extent possible, our business could be harmed.

We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our technologies and our business, revenues and prospects.

Our business and prospects depend on our ability to develop, maintain and strengthen our brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Our current and potential competitors, including many battery cell manufacturers and automotive OEMs around the world, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Risks Related to Intellectual Property

We rely heavily on owned intellectual property, which includes patent rights, trade secrets, copyright, trademarks, and know-how. If we are unable to protect and maintain access to these intellectual property rights, our business and competitive position would be harmed.

We may not be able to prevent unauthorized use of our owned intellectual property, which could harm our business and competitive position. We rely on a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as contractual protections, to establish, maintain and enforce rights and competitive advantage in our proprietary technologies. Despite our efforts to protect our proprietary rights, third parties, including our business partners, may attempt to copy or otherwise obtain and use our intellectual property without our consent or may decline to license necessary intellectual property rights from us on terms favorable to our business. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could require involvement of the licensor, be time-consuming and expensive, and could divert management’s attention, all of which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our proprietary technologies.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be impossible outside of the United States. Failure to adequately protect our owned intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage, a decrease in our revenue and reputational harm caused by inferior products offered by third parties, which would adversely affect our business, prospects, financial condition and operating results.

Our patent applications may not result in issued patents, which would result in the disclosures in those applications being available to the public. Also, our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with commercialization of our products.

Our patent portfolio includes many patent applications. Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to our products to our disadvantage. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology, any number of which could be considered prior art and prevent us from obtaining a patent. Any of our future or existing patents or pending patent applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries may be subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

We have not performed exhaustive searches or analyses of the intellectual property landscape of the battery industry; therefore, we are unable to guarantee that our technology, or its ultimate integration into electric vehicle battery packs, does not infringe intellectual property rights of third parties. We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell, license, lease or market our products or technologies, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from third parties relating to whether we are infringing their intellectual property rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease selling, leasing, incorporating or using products that incorporate the challenged intellectual property;

•        pay substantial damages;

•        materially alter our research and development activities and proposed production processes;

•        obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or

•        redesign our battery cells at significant expense.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to continue to use the technology on reasonable terms, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not well-founded, could result in substantial costs, negative publicity, reputational harm and diversion of resources and management’s attention.

Risks Related to Finance and Accounting

Our expectations and targets regarding the times when we will achieve various technical, pre-production and production-level performance objectives depend in large part upon assumptions, estimates, measurements, testing, analyses and data developed and performed by us, which if incorrect or flawed, could have a material adverse effect on our actual operating results and performance.

Our expectations and targets regarding the times when we will achieve various technical, pre-production and production objectives reflect our current expectations and estimates. Whether we will achieve these objectives when we expect depends on a number of factors, many of which are outside our control, including, but not limited to:

•        success and timing of our development activity and ability to develop our high-capacity anode and high-energy solid-state batteries that achieves our desired performance metrics and achieves the requisite automotive industry validations before our competitors;

•        unanticipated technical or manufacturing challenges or delays;

•        technological developments relating to lithium-ion, lithium-metal all-solid-state or other batteries that could adversely affect the commercial potential of our technologies;

•        the extent of consumer acceptance of electric vehicles generally, and those deploying our products, in particular;

•        competition, including from established and future competitors in the battery cell industry or from competing technologies such as hydrogen fuel cells that may be used to power electric vehicles;

•        whether we can obtain sufficient capital when required to sustain and grow our business, including through the acquisition and installation of equipment to support the commercialization process of our products and the operation and maintenance of our facilities;

•        our ability to manage our growth;

•        whether we can manage relationships with key suppliers and the availability of the raw materials we need to procure from them;

•        our ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

•        the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our ability to achieve our objectives when planned and our business, results of operations and financial results.

Incorrect estimates or assumptions by management in connection with the preparation of our financial statements could adversely affect our reported assets, liabilities, income, revenue or expenses.

The preparation of our consolidated financial statements requires management to make critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income, revenue or expenses during the reporting periods. Incorrect estimates and assumptions by management could adversely affect our reported amounts of assets, liabilities, income, revenue and expenses during the reporting periods. If we make incorrect assumptions or estimates, our reported financial results may be over or understated, which could materially and adversely affect our business, financial condition and results of operations.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to certain reporting requirements of the Exchange Act. Based on an evaluation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective as of March 31, 2026, because of certain material weaknesses in our internal control over financial reporting.

Our disclosure controls and procedures are not currently designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. For more information on the material weaknesses and our remediation efforts, see below “— We have identified five material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.” We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, as well as the evaluation that our disclosure controls and procedures were not effective as of March 31, 2026, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

We have identified five material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Prior to the Closing of our business combination, we were a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of December 31, 2024 and 2025, and for the years ended December 31, 2024 and 2025, we identified five material weaknesses in our internal control over financial reporting: control environment, risk assessment, control activities, information and communication and monitoring.

We cannot assure you that additional significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or to implement our remediation plans or any difficulties we encounter in our implementation thereof, could result in additional significant deficiencies or material weaknesses or result in material misstatements in our financial statements. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, lenders and investors may lose confidence in the accuracy and completeness of our financial reports and we may face restricted access to various sources of financing in the future.

These material weaknesses, if not remediated, could result in misstatements of accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Our management anticipates that our internal control over financial reporting will not be effective until the above material weaknesses are remediated. If our remediation of these material weaknesses is not effective, or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the Nasdaq listing requirements, investors may lose confidence in our financial reporting, and the price of our common stock may decline as a result. We have implemented a remediation plan and, while progress has been made to remediate the material weaknesses, they will not be considered remediated until the applicable remedial processes and procedures have been in place for a sufficient period of time and management has concluded, through testing, that associated controls are effective. Therefore, there is no guarantee that our remediation plan will be successful, or that our remediation efforts will be completed for at least several quarterly periods in future periods.

We may face litigation and other risks as a result of our prior financial statement restatements.

Our restatements of certain financial information may affect investor confidence and raise reputational issues and may subject us to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings and regulatory inquiries. As the result of this error and the resulting restatement of our consolidated financial statements for the subject reporting periods, we have incurred unanticipated costs for accounting and legal fees in connection with or related to the restatements, and may have become subject to additional risks and uncertainties, including the increased possibility of litigation and regulatory inquiries. The Company identified an error related to the accounting for issuance costs associated with Convertible Notes. Specifically, approximately $2.8 million of non-cash, non-operating stock-based expense related to bonus shares was inadvertently omitted and not reflected in the financial statements for the first quarter of 2024. See Note 2 — Restatement and Correction of Errors in Previously Reported Consolidated Financial Statements to the audited consolidated and combined financial statements included in this prospectus. In addition, the Company restated its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 after determining that a total of 810,389 Series A Warrants associated with the private placement completed on March 13, 2024 (the “March Private Placement”) should have been accounted for and included in the warrant liability valuation, rather than the previously reported amount. This correction impacted the derivative liabilities on the Company’s balance sheet and the associated non-cash change in fair value of derivative liabilities recognized in the Company’s statement of operations, as well as the Company’s earnings per share calculations for the affected periods.

Additionally, during the preparation and audit of the Company’s consolidated and combined financial statements for the year ended December 31, 2025, the Company identified errors related to (i) the accounting for the fair value remeasurement of the Series A and Series B derivative warrant liabilities issued in connection with the March 2024 private placement financing, (ii) the accounting for the issuance of shares and recognition of a discounted stock subscription receivable in connection with the FPA and (iii) calculation of basic and diluted income (loss) per share.

Specifically, with respect to (i), the Company determined that the valuation methodologies and significant assumptions used to estimate the fair value of the derivative warrant liabilities were appropriate, however, the fair value of the warrant liabilities should have been remeasured and settled in equity at each exercise date with the fair value remeasurement recognized in the consolidated and combined statements of operations during fiscal year 2024, as required by ASC 815. As a result of the warrant remeasurement error, the Company determined that the previously reported non-cash, non-operating Change in fair value of derivative liabilities for the three months ended June 30, 2024 and September 30, 2024 was understated by approximately $0.1 million and $2.3 million, respectively, and for the year ended December 31, 2024 was misstated by approximately $5.7 million, with a corresponding understatement of additional paid-in capital (“APIC”) within stockholders’ equity (deficit). For a more detailed description of the restatement, see Note 2 — Restatement and Correction of Errors in Previously Reported Consolidated Financial Statements to the audited consolidated and combined financial statements included in this prospectus.

Any of the foregoing may affect investor confidence in the accuracy of our financial disclosures and may raise reputational risks for our business, which could harm our business and financial results.

We have incurred and will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company prior to our merger with Nubia. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Compliance with public company requirements has increased and will continue to increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. For example, we have created new Board committees and adopted new internal controls and disclosure controls and procedures. In addition, we have incurred and will incur expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify additional material weaknesses or significant deficiencies in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It will also be more expensive to obtain director and officer liability insurance. The additional reporting and other obligations imposed by these rules and regulations have increased and will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs have required us and will require us to spend money that could otherwise be used on our research and development programs and to achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.

We have benefited from certain government subsidies and economic incentives including tax credits, rebates and other incentives that support the development and adoption of clean energy technology. Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, or the reduced need for such subsidies and incentives due to the perceived success of clean and renewable energy products or other reasons, may require us to seek additional financing, which may not be obtainable on commercially attractive terms or at all, and may result in the diminished competitiveness of the battery cell industry generally or our high-capacity anode and high-energy solid-state battery technology in particular. The recently passed Big Beautiful Bill’s elimination of federal EV tax credits effective September 30, 2025 and any further change in the level of subsidies and incentives from which we benefit overall could materially and adversely affect our business, prospects, financial condition and operating results.

Risks Related to Legal and Regulatory Compliance

We are subject to regulations regarding the storage and handling of various products. We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims which could harm our business, prospects, operating results, and financial condition. We face inherent risk of exposure to claims in the event our high-capacity anode and high-energy solid-state battery technology does not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given our high-capacity anode and high-energy solid-state battery technology is still in the development stage and have not yet been commercially tested or mass produced. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our technology and business and inhibit or prevent commercialization of our high-capacity anode and high-energy solid-state battery technology and future product candidates, which would have a material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under then-existing policies.

From time to time, we may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on our profitability and consolidated financial position.

We may be involved in a variety of litigation, other claims, suits, regulatory actions or government investigations and inquiries and commercial or contractual disputes that, from time to time, are significant. In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers, Company’s obligation to register shares for public offering, former employees and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters, and employment matters. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.

We are subject to substantial regulation, and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

The sale of electric vehicles, and motor vehicles in general, is subject to substantial regulation under international, federal, state and local laws, including export control laws and other international trade regulations, which are continuously evolving as technology develops and becomes more widely adopted. We anticipate that our high-capacity anode and high-energy solid-state battery technology also would be subject to these regulations, and we expect to incur significant costs in complying with these regulations.

The U.S. government has made and continues to make significant changes in U.S. trade policy and has taken certain actions that could negatively impact U.S. trade, including imposing tariffs on certain goods imported into the United States, increasing scrutiny on foreign direct investment, and modifying export control laws applicable to certain technologies. In retaliation, other countries have implemented, and continue to evaluate, imposing additional trade controls on a wide range of American products and companies. The U.S. or foreign governments may take additional administrative, legislative, or regulatory action that could materially interfere with our ability to source and procure the raw materials we need for our research and development activities and, in the future, to sell products in certain countries. Sustained uncertainty about, or worsening of, current global economic conditions and further escalation of trade tensions between the United States and its trading partners could result in a global economic slowdown and long-term changes to global trade. Any alterations to our business strategy or operations made in order to adapt to or comply with any such changes could be time-consuming and expensive, and certain of our competitors may be better suited to withstand or react to these changes.

To the extent the laws change, our products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our sales or other business practices. The laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles that may interfere with our ability to commercialize our products could have a negative and material impact on our business, prospects, financial condition and results of operations.

Our technology and our website, systems, and data we maintain may be subject to intentional disruption, security breaches and other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales. We may be required to expend significant resources to continue to modify or enhance our protective measures to detect, investigate and remediate vulnerabilities to security breaches and incidents. Any actual or alleged failure to comply with applicable cybersecurity or data privacy legislation or regulation could have a material adverse effect on our business, reputation, results of operations or financial condition.

We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems and other systems used in our business, as well as with respect to the data stored on or processed by these systems. We also anticipate receiving and storing confidential business information of our partners and customers. Advances in technology, an increased level of sophistication and expertise of hackers, and new discoveries in the field of cryptography can result in a compromise or breach of the systems used in our business or of security measures used in our business to protect confidential information, personal information, and other data. We may be a target for attacks designed to disrupt our operations or to attempt to gain access to our systems or to data that we possess, including proprietary information that we obtain from our partners pursuant to our agreements with them. We also are at risk for interruptions, outages and breaches of our and our outsourced service providers’ operational systems and security systems, our integrated software and technology, and data that we or our third-party service providers process or possess. These may be caused by, among other causes, physical theft, viruses, or other malicious code, denial or degradation of service attacks, ransomware, social engineering schemes, and insider theft or misuse. The security risks we and our outsourced service providers face could also be elevated in connection with the Russian invasion of Ukraine, as we and our outsourced service providers are vulnerable to a heightened risk of cyberattacks from or affiliated with nation-state actors, including retaliatory attacks from Chinese or Russian actors against U.S.-based companies.

The availability and effectiveness of our technology and our ability to conduct our business and operations depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems we currently use or may use in the future in conducting our business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security breaches and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. We currently use, and may use in the future, outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as us. Our ability to monitor our outsourced service providers’ security measures is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of personal, confidential, or other data, including data relating to individuals. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service and may adversely affect our reputation, business, financial condition, prospects and results of operations.

Significant capital and other resources may be required in efforts to protect against information security breaches, security incidents, and system disruptions, or to alleviate problems caused by actual or suspected information security breaches and other data security incidents and system disruptions. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities and otherwise seeking to obtain unauthorized access to systems or data, and to disrupt systems, are increasingly sophisticated and constantly evolving. In particular, ransomware attacks have become more prevalent in the industrial sector, which could materially and adversely affect our ability to operate and may result in significant expense.

In addition, we may face increased compliance burdens regarding such requirements with regulators and customers regarding our battery products and also incur additional costs for oversight and monitoring of our supply chain. These additional compliance and logistical burdens are attenuated through our international partnerships. We also cannot be certain that these systems, networks, and other infrastructure or technology upon which we rely, including those of our third-party suppliers or service providers, will be effectively implemented, maintained or expanded as planned, or will be free from bugs, defects, errors, vulnerabilities, viruses, ransomware, or other malicious code. We may be required to expend significant resources to make corrections or to remediate issues that are identified or to find alternative sources.

Any failure or perceived failure by us or our service providers to prevent information security breaches or other security incidents or system disruptions, or any compromise of security that results in or is perceived or reported to result in unauthorized access to, or loss, theft, alteration, release or transfer of, our information, or any personal information, confidential information, or other data could result in loss or theft of proprietary or sensitive data and intellectual property, could harm our reputation and competitive position and could expose us to legal claims, regulatory investigations and proceedings, and fines, penalties, and other liability. Any such actual or perceived security breach, security incident or disruption could also divert the efforts of our technical and management personnel and could require us to incur significant costs and operational consequences in connection with investigating, remediating, eliminating and putting in place additional tools, devices, policies, and other measures designed to prevent actual or perceived security breaches and other incidents and system disruptions. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause, and most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data.

Further, we cannot assure that any limitations of liability provisions in our current or future contracts that may be applicable would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. We also cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover claims related to a security breach or incident, or that the insurer will not deny coverage as to any future claim. The successful assertion of claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our reputation, financial condition, and results of operations.

Additionally, laws, regulations, and other actual and potential obligations relating to privacy, data hosting and other processing of data, data protection, and data security are evolving rapidly, and we expect to potentially be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require us to modify our operations and practices, restrict our activities, and increase our costs. Further, these laws, regulations, and other obligations are complex and evolving rapidly, and we cannot provide assurance that we will not be subject to claims, allegations, or other proceedings related to actual or alleged obligations relating to privacy, data protection, or data security. It is possible that these laws, regulations, and other obligations may be inconsistent with one another or be interpreted or asserted to be inconsistent with our business or practices. We anticipate needing to dedicate substantial resources to comply with laws, regulations, and other obligations relating to privacy and data security in order to comply. Any failure or alleged or perceived failure to comply with any applicable laws, regulations, or other obligations relating to privacy, data protection, or data security could also result in regulatory investigations and proceedings, and misuse of or failure to secure data relating to individuals could also result in claims and proceedings against us by governmental entities or others, penalties and other liability, and damage to our reputation and credibility, and could have a negative impact on our business, financial condition, prospects and results of operations.

We are subject to various existing and future environmental health and safety laws, which may result in increased compliance costs or additional operating costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that could adversely impact our financial results or operations.

Our company and our operations, as well as our contractors, suppliers, and customers, are subject to numerous federal, state, local and foreign environmental laws and regulations governing, among other things, the generation, storage, transportation, and disposal of hazardous substances and wastes. We are also subject to a variety of product stewardship and manufacturer responsibility laws and regulations, primarily relating to the collection, reuse and recycling of electronic waste, as well as regulations regarding the hazardous material contents of electronic product components and product packaging, and non-hazardous wastes. We or others in our supply chain may be required to obtain permits and comply with procedures that impose various restrictions and operations that could have adverse effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operations requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets our commercial obligations, it may adversely impact our business. There are also significant capital, operating and other costs associated with compliance with these environmental laws and regulations.

Environmental and health and safety laws and regulations are subject to change and may become more stringent in the future, such as through new regulations enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations, and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, could cause additional expenditures, restrictions, and delays in connection with our operations as well as our other future projects, or may require us to manufacture with alternative technologies and materials.

Our manufacturing process creates regulated air emissions which are typically managed within established permit limits by available emissions control technology. Should permitted limits or other requirements change in the future, the company may be required to install additional, more costly control technology. If we were to violate any such permit or related permit conditions, we may incur significant fines and penalties.

We rely on third parties to ensure compliance with certain environmental laws, including those relating to the disposal of wastes. Any failure to properly handle or dispose of wastes, regardless of whether such failure is ours or our contractors, may result in liability under environmental laws, as well as liability for any impacts to human health or natural resources. The costs of liability with respect to contamination could have a material adverse effect on our business, financial condition, or results of operations. Additionally, we may not be able to secure contracts with third parties and contractors to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

Our research and development activities expose our employees to potential occupational hazards such as, but not limited to, the presence of hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Employees may be exposed to toxic hydrogen sulfide as a result of the components we use being exposed to moisture. If released in an uncontrolled manner, this hydrogen sulfide can create hazardous working conditions. Consequences may include litigation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our brand, finances, or ability to operate.

Some of our operations involve the manufacture and/or handling of a variety of explosive and flammable materials. We might experience incidents such as leaks and ruptures, explosions, fires, transportation accidents involving our chemical products, chemical spills and other discharges or releases of toxic or hazardous substances or gases and environmental hazards in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations, for which we may not be adequately insured.

We are or will be subject to anti-corruption and anti-bribery and anti-money laundering and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and possibly other anti-bribery and anti-corruption laws and anti-money laundering laws in various jurisdictions in which we conduct, or in the future may conduct, activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit us and our officers, directors, employees, business partners agents, representatives and third-party intermediaries from corruptly offering, promising, authorizing or providing, directly or indirectly anything of value to recipients in the public or private sector.

We may leverage third parties to sell our battery products and conduct our business abroad. We, our officers, directors, employees, business partners agents, representatives and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. We cannot assure you that all of our officers, directors, employees, business partners agents, representatives and third-party intermediaries will not take actions in violation of applicable law, for which we may be ultimately held responsible. As our international activities and sales expand, our risks under these laws may increase.

These laws also require companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls and compliance procedures designed to prevent any such actions. While we have certain policies and procedures to address compliance with such laws, we cannot assure you that none of our officers, directors, employees, business partners agents, representatives and third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could subject us to whistleblower complaints, adverse media coverage, investigations, settlements, prosecutions, enforcement actions, fines, damages, loss of export privileges, and severe administrative, civil and criminal sanctions, suspension or debarment from government contracts, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our reputation, business, financial condition, prospects and results of operations. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Recent and potential tariffs imposed by the U.S. government or a global trade war could increase the cost of our products, which could have a material adverse effect on our business, financial condition and results of operations.

The U.S. government has and continues to make significant changes in U.S. trade policy and has taken certain actions that could negatively impact U.S. trade, including imposing tariffs on certain goods imported into the United States. In retaliation, China has implemented, and continues to evaluate imposing additional tariffs on a wide range of American products. There is also a concern that the imposition of additional tariffs by the United States could result in the adoption of tariffs by other countries as well, leading to a global trade war. More specifically, the U.S. government has from time to time imposed significant tariffs on certain product categories imported from China. Such tariffs, if expanded to other categories, could have a significant impact on our business, particularly the importation of parts of our batteries and certain production equipment that are manufactured in China. If we attempt to renegotiate prices with suppliers or diversify our supply chain in response to tariffs, such efforts may not yield immediate results or may be ineffective. We might also consider increasing prices to the end consumer; however, this could reduce the competitiveness of our products and adversely affect net sales. If we fail to manage these dynamics successfully, gross margins and profitability could be adversely affected. As of the date of this report, tariffs have not had a material impact on our business, but increased tariffs or trade restrictions implemented by the United States or other countries in connection with a global trade war could have a material adverse effect on our business, financial condition and results of operations. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. Any further deterioration in the relations between the United States and China could exacerbate these actions and other governmental intervention. For example, a future event that created additional U.S.-China tensions could potentially increase the risks associated with the business and operations of U.S.-based technology companies in China.

The U.S. or foreign governments may take additional administrative, legislative, or regulatory action that could materially interfere with our ability to sell products in certain countries. Sustained uncertainty about, or worsening of, current global economic conditions and further escalation of trade tensions between the United States and its trading partners, especially China, could result in a global economic slowdown and long-term changes to global trade, including retaliatory trade restrictions that restrict our ability to operate in China. Any alterations to our business strategy or operations made in order to adapt to or comply with any such changes would be time-consuming and expensive, and certain of our competitors may be better suited to withstand or react to these changes.

General Risk Factors

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect Solidion’s business, investments and results of operations.

Solidion will be subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, Solidion will be required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Solidion’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on Solidion’s business and results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statement. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following March 15, 2027, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of Solidion’s common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find Solidion’s common stock less attractive because we rely on these exemptions. If some investors find Solidion’s common stock less attractive as a result, there may be a less active trading market for Solidion’s common stock and our stock price may be more volatile.

USE OF PROCEEDS

We will not receive any cash proceeds from the possible resale from time to time of some or all of such shares of our common stock by the selling securityholders named in this prospectus. The proceeds from the offering are solely for the account of the selling securityholders. Upon any exercise of the Public Warrants or Private Warrants for cash, the applicable selling securityholder would pay us the exercise price of $575.00 per share. Upon any exercise of the Pre-Funded Warrants for cash, the applicable selling securityholder would pay us the nominal exercise price of $0.0001 per share. Upon any exercise of the Placement Agent Warrants for cash, the applicable holder would pay us the exercise price of $17.25 per share.

We will pay all expenses incident to the registration of the shares of our Common Stock offered herein.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by the selling securityholders and, if the selling securityholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the selling securityholders list to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by the selling securityholders will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that the selling securityholders meet the criteria and conform to the requirements of that rule.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents or dealers, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to use reasonable best efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of the capital stock of Solidion is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Charter, our Bylaws and the warrant-related documents described herein, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and certain provisions of Delaware law. We urge you to read each of our Charter, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context requires otherwise, all references to “we”, “us,” “our,” the “Company” and “Solidion” in this section refer solely to Solidion and not to our subsidiaries.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of an aggregate of 302,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of June 10, 2026, we had 8,495,683 shares of common stock and no shares of preferred stock issued and outstanding.

The shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

No shares of common stock are subject to redemption or have pre-emptive rights to purchase additional shares of capital stock. Holders of common stock do not have subscription, redemption or conversion rights. Our common stock is subject to further calls or assessment by the Company. There are no sinking fund provisions applicable to our common stock. The rights, powers, preferences and privileges of holders of common stock are subject to those of the holders of any shares of the Company’s preferred stock the Company may authorize and issue in the future.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

Preferred Stock

Our Charter authorizes our Board to establish one or more series of preferred stock. Unless required by law or by Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of our Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

•        the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•        the voting powers, if any, and whether such voting powers are full or limited in such series;

•        the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•        whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

•        the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of our assets;

•        the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•        the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

•        the provisions, if any, of a sinking fund applicable to such series; and

•        any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by our Board and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of common stock might receive a premium for their shares of common stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of our common stock or subordinating the liquidation rights of common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no current plans to issue any series of preferred stock.

Reverse Split

On May 12, 2025, the Company effected a 1-for-50 reverse stock split of its common stock. As a result, each 50 shares of common stock issued and outstanding immediately prior to the reverse split were converted into one share of common stock. This transaction resulted in a reclassification of $13,311 from common stock to additional paid-in capital. The reverse stock split did not change the total number of authorized shares or the par value of the common stock. The Company will pay cash to shareholders in lieu of issuing fractional shares.

Public Warrants

The warrants issued in connection with our IPO (the “public warrants”) entitle the holder of each public warrant to purchase one share of common stock at a price of $575.00 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

However, we have agreed that as soon as practicable after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 90th day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.50 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the common stock equals or exceeds $900.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $900.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $575.00 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our common stock if we do not complete our initial business combination within 12 months (or up to 18 months if our time to complete a business combination is extended as described herein) from the closing of the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

However, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which we filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $460.00 per share of common stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $460.00 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $900.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

Except as described below, the private warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. The private warrants (including the common stock issuable upon exercise of the private warrants) will not be transferable, assignable or saleable until 30 days after the completion of our initial business combination (except to our officers and directors and other persons or entities affiliated with the holders of the private warrants). They will also be exercisable on a cashless basis and will not be redeemable by us so long as they are held by the holders of the private warrants or their permitted transferees. The holders of the private warrants or their permitted transferees have the option to exercise the private warrants on a cashless basis. If the private warrants are held by holders other than the holders of the private warrants and their permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.

If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the holders of the private warrants and their permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who typically could sell the shares of common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In addition, holders of our private warrants are entitled to certain registration rights.

The holders of the private warrants have agreed not to transfer, assign or sell any of the private warrants (including the common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except to our officers and directors and other persons or entities affiliated with the holders of the private warrants.

Pre-Funded Warrants

Each Pre-Funded Warrant will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in the 2026 Private Placement may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares of common stock will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will round up to the next whole share.

At the time a holder exercises its Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

Placement Agent Warrants

In connection with the 2026 Private Placement, the Company issued the Placement Agent Warrants to purchase up to 116,650 shares of Common Stock (representing 5% of the total securities sold at the closing of the 2026 Private Placement). The Placement Agent Warrants are immediately exercisable at an exercise price of $17.25 per share (equal to 115% of the purchase price per share in the 2026 Private Placement) and expire at 5:00 p.m. (New York City time) on June 7, 2031. The Placement Agent Warrants are subject to a 180-day lock-up from the commencement of sales of the offering pursuant to FINRA Rule 5110(e)(1).

The Placement Agent Warrants contain terms substantially similar to the Pre-Funded Warrants described above, including with respect to the mechanics of exercise, the beneficial ownership limitation (initially set at 4.99%, subject to increase to 9.99% upon 61 days’ prior notice), the treatment of fractional shares, transferability, and fundamental transaction protections. There is no established trading market for the Placement Agent Warrants and we do not intend to list them on any securities exchange or nationally recognized trading system.

The Placement Agent Warrants differ from the Pre-Funded Warrants in the following material respects. On the expiration date, any unexercised Placement Agent Warrants shall be automatically exercised via cashless exercise. If warrant shares are issued in a cashless exercise, in accordance with Section 3(a)(9) of the Securities Act, such shares shall take on the registered characteristics of the Placement Agent Warrants being exercised. The exercise price and number of shares issuable upon exercise are subject to customary adjustment for stock dividends, stock splits, reorganizations or similar events, but will not be adjusted for issuances of common stock or common stock equivalents at a price below the exercise price then in effect. The Placement Agent Warrants do not include subsequent rights offerings or pro rata distribution protections.

The holders have been granted piggyback registration rights for a period of five years from the commencement of sales of the offering if the Company files a registration statement covering the sale of its common stock (other than on Form S-4 or S-8, or on another form or in another context in which such piggyback registration would be inappropriate), and one demand registration right at the Company’s expense (other than underwriting discounts, selling commissions, share transfer taxes, and fees and disbursements of counsel for the holder) during such five-year period.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by our Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities.

The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our Board may consider relevant.

Subject to the rights of the holders of any series of preferred stock, holders of our common stock will be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board from time to time out of our assets or funds legally available therefor.

Annual Stockholder Meetings

Our Bylaws provide that annual stockholder meeting will be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by our Board and as will be designated in the notice of the annual meeting.

Certain Anti-Takeover Provisions of our Charter and our Bylaws

Our Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. These provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

Our authorized but unissued shares of common and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. However, the listing requirements of the Nasdaq, which apply if and so long as our common stock remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Amendment of Charter or Bylaws

The amendment, alteration or repeal of the provisions of the Charter governing limitation of director liability, indemnification and advancement of expenses or the adoption of any provision or bylaw inconsistent with those provisions may only be effected by the affirmative vote of the stockholders holding at least sixty five percent (65%) of the voting power of our outstanding shares entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. The affirmative vote of the stockholders holding at least 65% of the voting power of all outstanding shares of our capital stock is required for any amendment of the indemnification provisions in the Bylaws or adoption of a provision inconsistent with them.

Exclusive Forum

Under our charter, unless we consent in writing to the selection of an alternative forum, subject to certain limitations, the sole and exclusive forum will be the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) for:

•        any derivative action or proceeding brought on our behalf;

•        any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

•        any action asserting a claim against us arising pursuant to any provision of the DGCL, our charter or our Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time);

•        any action to interpret, apply, enforce or determine the validity of our charter or our Bylaws; and

•        any action asserting a claim against us governed by the internal affairs doctrine.

For the avoidance of doubt, the foregoing provisions of our charter will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. These provisions of our charter could limit the ability of our stockholders to obtain a favorable judicial forum for certain disputes with us or with our current or former directors, officers or other employees, which may discourage such lawsuits against us and our current or former directors, officers and employees. Alternatively, if a court were to find these provisions of our charter inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (sometimes referred to as Section 203) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under specified circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•        prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the stockholder)(1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any distribution of, the trust account, and waives any and all rights to seek any recourse, reimbursement, payment or satisfaction for any claim against the trust account. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against Nubia and Nubia’s assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “STI.”

DESCRIPTION OF SECURITIES WE ARE REGISTERING

Common Stock. The material terms and provisions of our common stock are described under the caption “Description of Capital Stock — Common Stock.”

BUSINESS

Corporate History and Background

We were originally incorporated in Delaware on June 14, 2021 under the name “Nubia Brand International Corp.” as a special purpose acquisition company, formed for the purpose of effecting an initial business combination with one or more target businesses. On March 14, 2022 (the “IPO Closing Date”), we consummated our initial public offering (the “IPO”). On February 2, 2024, we consummated the previously announced business combination (the “Closing”) pursuant to a Merger Agreement, dated February 16, 2023 (as amended on August 25, 2023, the “Merger Agreement”), by and among Nubia, Honeycomb Battery Company, an Ohio corporation (“HBC”), and Nubia Merger Sub, Inc., an Ohio corporation and wholly-owned subsidiary of Nubia (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into HBC (the “Merger,” and the transactions contemplated by the Merger Agreement, the “Transactions”), with HBC surviving such merger as a wholly owned subsidiary of Nubia, which was renamed “Solidion Technology, Inc.” upon Closing and we became the owner, directly or indirectly, of all of the equity interests of Honeycomb Battery Company and its subsidiaries.

Overview

Solidion Technology, Inc. is an advanced battery technology company focused on the development and commercialization of next-generation battery materials, components, and energy storage solutions. Headquartered in Dallas, Texas, with research and development (R&D) and manufacturing operations in Dayton, Ohio, Solidion is dedicated to transforming the energy storage landscape by addressing key limitations in current lithium-ion and emerging battery technologies.

The Company specializes in high-performance silicon-rich anode materials, solid-state battery technology, and fire-retardant electrolytes, aiming to enhance the energy density, safety, and cost-effectiveness of lithium-ion batteries. Solidion’s proprietary innovations include graphene-enabled batteries, elastomer-protected electrodes, quasi-solid and solid-state electrolytes, and biochar-derived anode materials, providing sustainable and scalable solutions for the electric vehicle (EV), energy storage system (ESS), and consumer electronics markets.

Solidion holds an extensive intellectual property (IP) portfolio with over 385 active patents (pending and granted) globally, positioning the Company as a leader in silicon anode and solid-state battery technology. Its innovative silane-free production processes for silicon-based anode materials allow for lower manufacturing costs and improved scalability. Additionally, its fire-retardant and polymer-based electrolytes enable safer, high-energy-density batteries compatible with existing lithium-ion cell production infrastructure.

A key milestone in Solidion’s technological advancements is the successful development of a high-energy cylindrical cell, which achieves an exceptional energy density of 305 Wh/kg, significantly higher than conventional lithium-ion batteries, which typically range between 240-260 Wh/kg. This innovation not only enhances the range and performance of EVs but also underscores Solidion’s ability to deliver cutting-edge solutions for high-energy and high-power applications.

The Company has established strategic partnerships with leading industry players, including Giga Solar Materials Corp. and Bluestar Materials Company, to advance the production and commercialization of silicon oxide (SiOx) anode materials in the U.S. These collaborations, along with Solidion’s ongoing engagement with EV original equipment manufacturers (OEMs) and toll-manufacturing partners, position the Company to accelerate the adoption of its next-generation battery solutions.

On November 14, 2024, we adopted a strategic Bitcoin allocation policy for our Corporate Treasury. As part of this strategy, Solidion is committed to leveraging Bitcoin as a long-term store of value. The Company will allocate excess cash from operations toward Bitcoin purchases, subject to board approval. Additionally, interest earnings from cash held in money market accounts will be converted into Bitcoin. The Company also plans to allocate a portion of future capital raises to Bitcoin acquisitions, demonstrating a sustained commitment to integrating Bitcoin into its financial strategy. The Company did not conduct any capital raise activities between the date of its announcement and the end of the reporting period and, as a result, did not allocate any proceeds toward Bitcoin purchases.

For fiscal years 2025 and 2024, the Company did not identify excess cash from operations available for Bitcoin purchases. Additionally, the Company generated interest income of $19,094 and $13,806 during fiscal year 2025 and 2024, respectively. These amounts have been designated for Bitcoin purchases in fiscal year 2026 as part of the ongoing treasury strategy. The Company did not conduct any capital raise activities between the date of its announcement and the end of the reporting period and, as a result, did not allocate any proceeds toward Bitcoin purchases. Looking ahead, during fiscal year 2026, Solidion may consider capital raises that will include allocation of a portion of proceeds to Bitcoin acquisitions.

Solidion is committed to advancing battery technology through continuous R&D efforts, expanding manufacturing capabilities, and optimizing supply chain sustainability. By integrating cutting-edge materials and scalable production methods, Solidion aims to deliver high-performance, cost-effective, and environmentally sustainable battery solutions that address the increasing demand for electrified mobility and renewable energy storage.

Limitations of Current Battery Technology

Li-Ion Batteries Lithium-ion batteries (LIBs) are pivotal in climate change mitigation as they play a key role in electrifying the transport sector and enabling the integration of renewables. They are widely used in portable electronics and electric vehicles due to their high potential for providing efficient energy storage and environmental sustainability. NMC (nickel-manganese-cobalt oxides) and LFP (lithium iron phosphate) are common LIB cathode chemistries for electric vehicle applications. Graphite is typically used as the battery anode material (BAM).

Despite their importance, current LIB technology has limitations:

•        Anode Energy Density The use of graphite anodes restricts the battery’s capacity because graphite has a low theoretical gravimetric capacity of just 372 mAh g-1. Silicon (Si) is being explored as an alternative anode material because it has a higher theoretical specific capacity of 4,200 mAh g-1. However, silicon anodes have issues including volume expansion during lithium insertion and extraction, unstable solid electrolyte interface (SEI) formation, low electrical conductivity, and poor lithium-ion diffusivity.

•        CO2 Emissions During Production of Synthetic Graphite Anode Materials The carbon footprint is often underestimated due to a lack of industrial data and the use of non-representative process routes in modeling. A more accurate life cycle inventory reveals a substantially higher carbon footprint (CF) value of 42.2 t CO2eq./t of SG BAM, which is 2 to 10 times greater than previously reported values. The graphitization process, which accounts for 46% of the total CF due to high electricity consumption, and the use of graphite crucibles, responsible for 28% of the CF, contribute most to the carbon footprint.

•        Electrolyte Safety Issues Lithium-ion batteries are susceptible to thermal runaway if abusive conditions destabilize the electrochemical system. If certain abusive conditions break the stability boundaries of the electrochemical system, an LIB is more susceptible to thermal runaway (TR), leading to fire accidents. Traditional liquid organic carbonate-based electrolytes are flammable and can be highly combustible or even explosive when exposed to air. Lithium plating can occur in the anode, caused by electrical and thermal abuse, which can lead to dendrite formation and short circuits. In contrast, various types of solid-state electrolytes, comprising less or no volatile chemical species, are being developed for both lithium-ion and lithium-metal battery types. Further, solid-state electrolytes, when used as a separator, could significantly reduce or eliminate the lithium dendrite issues. However, solid-state electrolytes bring along other types of challenges to a battery designer, including a higher internal impedance (hence, lower power), lower anode or cathode active material proportion (hence, lower-than-expected energy density), and a higher manufacturing cost. The latter challenge is largely a result of the need to develop a new process and new equipment for producing the solid-state separator and for assembling the required components into a battery cell.

Our Technology

•        Graphene or elastomer enhanced silicon and SiOx Solidion is leading the development of low-cost, high-performance silicon-rich (Si-rich) anode materials, pioneering multiple approaches to enhance the efficiency, scalability, and sustainability of next-generation lithium-ion batteries. One of Solidion’s most transformative innovations is its elastomer protection technology, which utilizes a flexible polymer to encapsulate silicon particles and protect the entire electrode. This design effectively addresses the mechanical stresses caused by silicon expansion during charge-discharge cycles, significantly improving battery longevity and stability. Unlike common silicon anode production methods that rely on silane gas and chemical vapor deposition (CVD) processes, Solidion’s approach is silane-free and CVD-free, utilizing low-cost metallurgical-grade or reclaimed silicon as a feedstock. This cost-effective and environmentally friendly method makes silicon anode technology more viable for mass adoption of suitable applications.

Solidion has also pioneered a method to produce high-capacity silicon anodes via CVD but without the use of toxic and explosive silane gas, thereby enhancing both the safety and sustainability of battery manufacturing. This breakthrough is part of Solidion’s extensive intellectual property portfolio, which encompasses over 385 active patents. By eliminating the need for silane gas in silicon anode production, the overall cost is expected to decrease, making the product more competitive, market-friendly, and potentially preventing the painful silane supply chain issue. These advancements are set to benefit a wide range of applications, including energy storage systems and electric vehicles across land, air, and sea. Beyond silicon anode innovation, Solidion is also advancing its graphene technology platform to enhance the electrical conductivity of Si-based anode materials. Integrating graphene into Si/C composite anodes has demonstrated a 17% increase in electrical conductivity, addressing the common challenge of poor power capability in Si/C or SiOx anode materials. This enhancement is achieved with minimal additional cost, making it a practical and scalable solution for improving battery performance

•        Biochar-based anode to reduce CO2 emissions Solidion is pioneering the introduction of biochar-derived anode materials to the battery industry, offering a sustainable solution to reduce CO₂ emissions while enhancing the battery industry value chain. Unlike conventional graphite anodes, which rely on petroleum coke and contribute significantly to carbon emissions, biochar provides an eco-friendly alternative. By utilizing biochar as a feedstock, atmospheric CO₂ can be partially offset, establishing a closed-loop carbon cycle. Additionally, CO₂ emissions per unit weight of product are projected to be 30% lower compared to petroleum-derived graphite. Solidion has successfully demonstrated a 200 mAh battery cell incorporating an NMC cathode and biochar-derived anode materials, achieving approximately 1,000 cycles at a 0.3C charge/discharge rate. While further optimization is required to enhance electrochemical performance and scalability, biochar-based anodes represent a low-carbon solution for next-generation lithium-ion batteries, accelerating the transition toward more sustainable energy storage technologies.

•        Electrolytes (flame-retardant polymer or hybrid electrolytes for solid-state batteries) Solidion has developed a range of fire-retardant, quasi-solid, and hybrid solid electrolytes designed for scalability and compatibility with existing lithium-ion battery manufacturing processes and facilities. Our solvent-in-salt and solvent-in-polymer electrolytes address the common limitations of conventional fire-retardant formulations, such as high viscosity, poor wettability, and low ionic conductivity, which can hinder electrode infiltration, increase internal resistance, and reduce power capability. Compatibility issues with electrodes and separators, along with narrow electrochemical stability windows, have traditionally limited the adoption of fire-retardant electrolytes in high-voltage lithium-ion batteries.

Solidion’s FireShield™ electrolytes overcome these challenges with a process-friendly formulation that enables manufacturers to integrate solid-state or quasi-solid electrolyte-based lithium batteries without requiring significant changes to existing production lines. Unlike conventional fire-retardant electrolytes, which typically have a viscosity exceeding 47 mPa•s, Solidion’s formulations achieve approximately 3.7 mPa•s, an order of magnitude lower, ensuring efficient electrode wetting. Additionally, while traditional fire-retardant electrolytes exhibit ionic conductivity as low as 0.63 mS/cm, Solidion’s electrolytes demonstrate 1.74-1.98 mS/cm, significantly enhancing charge transport and overall battery performance.

These electrolytes have been successfully tested in 100 mAh pouch cells utilizing NMC811 cathodes and SiOx/graphite anodes, delivering 800-900 cycles, proving their compatibility and long-term stability. Additionally, Solidion has developed small prototype cells with quasi-solid electrolytes, derived from our fire-retardant formulations. These prototype cells demonstrate rate capabilities comparable to conventional carbonate-based electrolytes, while offering superior safety performance, significantly reducing thermal runaway risks.

Solidion’s next-generation battery technology is poised to deliver higher capacity, longer cycle life, enhanced safety, and fast-charging capability-all while minimizing costs. With graphene- and elastomer-protected lithium-metal anodes, Solidion is driving the transition toward a quasi-solid and solid-state battery industry, solidifying its leadership in safer, more efficient, and scalable energy storage solutions.

Our Competitive Strengths

Differentiated Battery Technology Solidion stands apart in next-generation battery technology by offering silicon anodes, biochar-based anodes, and innovative electrolytes that deliver higher energy density, lower costs, and greater sustainability than conventional solutions. Unlike most silicon anode manufacturers that rely on silane gas and chemical vapor deposition (CVD), Solidion has developed silane-free, CVD-free production methods using low-cost metallurgical-grade or reclaimed silicon, reducing both manufacturing costs and supply chain dependency. Our elastomer protection technology is a breakthrough in mitigating negative effects resulted from silicon expansion-a challenge that has hindered widespread adoption of silicon anodes. Solidion has also pioneered a silane-free CVD process to produce Si/C at a lower cost per our projection. Additionally, our graphene-enhanced Si-based anodes provide a 17% increase in electrical conductivity, a key differentiator that improves power output with minimal cost, addressing a common limitation in Si/C and SiOx composite anodes used by other manufacturers.

Beyond silicon anodes, Solidion is among the few companies pioneering biochar-derived anodes, providing a 30% lower CO₂ footprint compared to petroleum-based graphite, aligning with the industry’s push for low-carbon battery materials. While competitors focus on graphite from fossil-fuel sources, Solidion’s biochar-based approach establishes a closed-loop carbon cycle, reducing environmental impact while maintaining high electrochemical performance. Our 200 mAh prototype cell, integrating biochar anodes and an NMC cathode, has achieved 1,000 cycles at 0.3C, demonstrating its viability as a scalable, sustainable alternative to conventional anodes.

In battery safety and manufacturability, Solidion differentiates itself with its FireShield™ electrolyte technology, including solvent-in-salt and solvent-in-polymer electrolytes, designed for seamless integration into existing lithium-ion battery manufacturing lines. While many competitors require entirely new processes and equipment for solid-state battery production, Solidion’s electrolytes enable a cost-effective transition to quasi-solid and solid-state batteries without major infrastructure changes. Additionally, our graphene- and elastomer-protected lithium-metal anode technology is a key enabler for the widespread commercialization of lithium-metal batteries, offering both higher energy density and improved cycle life. By integrating breakthrough materials with scalable, production-friendly solutions, Solidion is setting a new industry standard, driving the battery sector toward safer, longer-lasting, and more environmentally responsible energy storage technologies.

Strong intellectual property and expertise in silicon, graphite, and safe electrolyte domains Solidion Technology boasts a robust IP portfolio of over 385 active patents, crucial for next-generation EV batteries. As a pioneer in disruptive battery innovations, including graphene-enabled, polymer-protected, and solid-state technologies, Solidion holds over 100 key U.S. patents for enhanced silicon materials, 35+ for fire-resistant electrolytes, and 70+ for advanced solid-state and lithium metal batteries. This IP enables cutting-edge solutions like high-performance silicon anodes, cobalt-free cathodes, and protected lithium metal anodes.

Solidion Technology has a robust and expansive intellectual property (IP) portfolio, comprising over 385 active and high-value patents, many of which are central to the next generation of electric vehicle (EV) battery technologies. The Company is a pioneer in disruptive battery innovations, including graphene-enabled batteries, elastic polymer-protected batteries, quasi-solid and solid-state electrolytes, as well as advanced hybrid electrolytes. Solidion’s portfolio includes over 100 key U.S. patents related to graphene- and polymer-enhanced silicon-based materials, more than 35 patents for fire-resistant electrolytes, and over 70 patents focused on next-generation solid-state and lithium metal battery technologies. This vast IP foundation provides the EV industry with cutting-edge solutions, such as silicon-rich anodes with superior performance-to-cost ratios, cobalt-free sulfur cathodes, process-friendly solid-state electrolytes, and protected lithium metal anodes. Additionally, Solidion’s innovations extend to advanced current collectors that enhance battery cycle life and performance under extreme conditions. With patent expirations ranging from 2028 to 2040, Solidion’s IP offers a long-term competitive advantage, with most of the patents owned outright by the Company, ensuring strategic flexibility and ongoing leadership in the battery technology sector.

Strategic Partnerships In November 2024, Solidion entered into strategic partnership with Taiwan-based Giga Solar Materials Corp. and Bluestar Materials Company, marking a significant step toward the advancement of SiOx anode materials production in the United States. This collaboration aims to develop high-quality SiOx anode solutions for lithium-ion batteries. With Bluestar’s design expertise, Giga Solar’s manufacturing experience, and Solidion’s cutting-edge technologies, the partnership is set to strengthen North America’s lithium battery materials supply chain, meeting the increasing demand for electric vehicle (EV) batteries and energy storage systems.

The alliance leverages Solidion’s expansive patent portfolio and R&D capabilities to optimize SiOx anode production, which offers a fivefold increase in specific capacity over traditional graphite. This innovation is key to enhancing battery energy density, thus improving EV range and durability. Solidion and Giga Solar, with a combined 100 Metric Tons per Annum (MTA) capacity in Taiwan, are exploring U.S.-based manufacturing opportunities to further their market share in the rapidly expanding EV and energy storage sectors.

Our Products

Anode Materials Our product portfolio includes graphite-based anode materials, distinguished by our commitment to utilizing raw materials from sustainable sources. As part of our efforts to contribute to the goal of net-zero greenhouse gas emissions by 2050, we are scrutinizing our entire supply chain to identify opportunities for reducing environmental impacts. Graphite, a critical component in rechargeable batteries due to its longevity and cost-efficiency, is traditionally derived from petroleum coke and pitch. Solidion’s innovative approach introduces biochar produced from waste biomass as an alternative feedstock. This sustainable process not only sequesters carbon but may also result in carbon-negative production. By leveraging biochar, Solidion aims to produce anode-grade graphite with exceptional performance. By the end of 2024, Solidion’s anode materials containing biochar-derived materials have achieved a capacity of over 340 mAh/g and comparable cycle life to conventional graphite anodes, marking a significant step towards more environmentally responsible battery manufacturing. Solidion has also developed a series of silicon and SiOx anode materials that enable a significantly higher energy density (for example, an expected 20-30% increase in the EV driving range) likely at a reduction in the cell cost in terms of U.S. dollars per kilowatt hour (“kWh”) when production in scale occurs. The specific capacity of these products range from 1,300 to 2,800 mAh/g aiming to suit different applications including EV, energy storage stations, drones, and consumer electronics.

Battery Cells To rigorously validate the performance of its innovative anode materials, Solidion is actively engaged in the development and testing of a diverse portfolio of battery cells. By the close of 2024, Solidion, in collaboration with strategic partners, has successfully constructed and evaluated over three distinct types of cylindrical cells, each featuring either our advanced silicon (Si) or graphite-based anodes. These cells showcase a wide range of capabilities, with capacities spanning from 4.6 to an impressive 5.5Ah.

Notably, our high-energy 5.5Ah 21700 cylindrical cell represents a significant leap forward in battery technology. This cell not only achieves an exceptional energy density of 305 Wh/kg, surpassing the typical 240-260 Wh/kg offered by established Asian manufacturers in the same high-energy category, but also delivers superior power performance. It boasts a continuous charging and discharging capability exceeding 2C, a substantial improvement over the performance less than 1C typically seen in competitor products. This combination of high energy density and robust power handling makes our 5.5Ah cell ideally suited for applications demanding both sustained energy delivery and moderate to high power output, such as advanced electric vehicles and high-performance portable electronics.

Furthermore, Solidion is actively developing cell variants tailored for applications requiring even higher power capabilities. These cells have already demonstrated impressive fast-charging capabilities, exceeding 3C, enabling rapid replenishment of energy and minimizing downtime. This focus on high-power cells underscores our commitment to addressing the diverse needs of the evolving energy storage market.

Beyond anode advancements, Solidion is also pioneering the development of next-generation electrolytes. As previously mentioned, we have successfully formulated fire-retardant and quasi-solid electrolytes, demonstrating their performance through the construction of small prototype cells. These electrolytes represent a significant step towards enhancing battery safety, a critical consideration in today’s demanding applications. Looking ahead, Solidion intends to scale up production of these electrolyte-based cells, manufacturing larger format cells in common practical sizes. This initiative will not only validate the performance of our advanced electrolytes in real-world scenarios but also pave the way for the development of safer and more reliable energy storage solutions. By integrating our innovative anode materials with these advanced electrolytes, Solidion is poised to deliver a new generation of high-performance, safe, and sustainable batteries.

Our Growth Strategy

Battery Development for Customers Solidion’s core strategy revolves around the meticulous design and rigorous testing of advanced battery cells, tailored to meet the specific needs of our customers and the broader market. We are dedicated to developing a diverse array of cell types, encompassing both cylindrical and pouch formats, with varying dimensions to accommodate a wide range of applications. Our approach is deeply rooted in materials innovation, leveraging our proprietary silicon and graphite-based anodes, alongside our fire-retardant and quasi-solid electrolytes. This allows us to precisely engineer cell performance characteristics, focusing on achieving optimal energy density, power output, and safety. Each cell design undergoes exhaustive testing protocols, including cycle life analysis, rate capability assessments, and safety evaluations, to ensure it meets the highest standards of performance and reliability. We are committed to pushing the boundaries of battery technology, exploring novel electrode configurations and electrolyte formulations to unlock new levels of performance. Through close collaboration with our customers, we meticulously refine our designs, incorporating feedback and tailoring solutions to address unique application requirements. Whether a client seeks a high-energy cell for an extended runtime, a high-power cell for rapid discharge, or a cell with enhanced safety features, Solidion’s dedicated team of engineers and scientists is focused on delivering innovative and reliable battery solutions.

Leverage existing global toll manufacturing capacity to produce batteries Solidion’s growth strategy is strategically designed to capitalize on existing global toll manufacturing capabilities, enabling us to efficiently and cost-effectively meet the burgeoning demand for our advanced battery cells. Recognizing the critical need to provide customers with sample cells in larger, application-relevant formats, we are leveraging partnerships with established manufacturing facilities worldwide, including those within the United States. While Solidion’s current infrastructure for cell fabrication focuses on research and development, these collaborative relationships allow us to rapidly scale production and deliver customized cell prototypes without significant capital expenditure. By partnering with experienced toll manufacturers, we gain access to established production lines, quality control systems, and logistical expertise, ensuring consistent product quality and timely delivery. This approach not only facilitates the efficient production of sample cells for customer evaluation but also provides a robust pathway for Solidion to explore and penetrate the broader battery cell market. As we receive customer orders, we will continue to collaborate with our global network of toll manufacturing partners, ensuring seamless and scalable production. This strategic approach allows us to embrace the inherent low-cost advantages of toll manufacturing at mass-production scales, optimizing our operational efficiency and enabling us to offer competitive pricing. Furthermore, this model allows Solidion to remain agile, adapting quickly to market fluctuations and customer demands without the constraints of owning and operating large-scale manufacturing facilities. By fostering strong relationships with our toll manufacturing partners, we are building a resilient and adaptable supply chain, positioning Solidion for sustained growth and success in the rapidly evolving battery industry.

Partnership Development and Expansion Solidion remains committed to strengthening its strategic partnerships with Giga Solar and Bluestar to advance the development and commercialization of SiOx anode materials and innovative production processes. By leveraging the combined expertise and resources of these partnerships, Solidion aims to optimize manufacturing efficiency and accelerate market adoption. Additionally, the Company intends to collaborate closely with EV OEMs and toll-manufacturing partners to develop and scale the production of advanced battery materials and cells. The long-term objective is to integrate these next-generation energy storage solutions into EVs, drones, and other high-performance applications, supporting the broader transition to sustainable transportation and energy systems.

Advancing Battery Technologies Solidion is dedicated to advancing battery technologies to maintain its leadership in the dynamic energy storage sector. We understand that significant progress demands a comprehensive strategy, encompassing both material and cell-level innovations. Our persistent research efforts concentrate on refining and optimizing essential components, including anodes, cathodes, and electrolytes, to create integrated systems that achieve exceptional performance. We strive to seamlessly incorporate these advancements into battery cells designed to meet the diverse and evolving needs of our customers across various applications. Utilizing our extensive expertise, Solidion is committed to developing future products that not only feature cutting-edge technology but also emphasize manufacturability, ensuring efficient scalability and cost-effectiveness. To reinforce our position as a technological pioneer, we sustain a substantial investment in research and development, focusing on pivotal areas such as cell chemistry and architecture, next-generation battery materials, and advanced manufacturing techniques. This continuous investment enables us to expand and strengthen our intellectual property portfolio, securing our ability to deliver transformative battery solutions that address the energy storage demands of the future.

Expanding our end markets and applications Solidion’s strategy for growth includes a deliberate expansion of our end markets and applications. While our core focus remains on strengthening our battery material production capabilities, we recognize the significant opportunity presented by the cell business. By leveraging our established partnerships with global toll manufacturers, we plan to integrate our advanced material products and technologies into a diverse range of battery cells, tailored to meet the specific requirements of various end users. This strategic move allows us to extend our reach beyond material supply and directly address the needs of growing markets. Our target applications include, but are not limited to, EV vehicles, where foreign manufacturers are seeking U.S. partnerships to mitigate potential tariffs, production of silicon-based alloys, where domestic sourcing requirements demand U.S. entity control, consumer electronics, where demand for high-performance, compact batteries is increasing, residential energy storage systems, which require reliable and long-lasting solutions, and the rapidly expanding drone market, where lightweight, high-energy-density cells are crucial. By diversifying our offerings and entering these dynamic sectors, Solidion aims to solidify its position as a comprehensive provider of innovative energy storage solutions.

Our Research and Development

Solidion is continuously advancing energy storage technologies, refining innovations for commercial applications while expanding research and development initiatives. Our focus is on enhancing key performance characteristics and broadening the applications of our battery technologies, including anode materials, electrolytes, and next-generation energy storage solutions beyond lithium-ion. Our ongoing R&D efforts include:

Advancing Material Structures and Manufacturing Processes:    We are refining biochar-based, silicon-based, and SiOx-based anode materials by optimizing their structure and composition. Efforts include surface modifications, such as graphene and elastomer coatings, and production process enhancements. A key focus is the development of a silane-free production process for Si/C materials, which has the potential to significantly reduce manufacturing costs.

Enhancing Battery Life:    We are working on a range of electrolyte additives and binders designed to improve the cycle life of silicon-based battery cells while maintaining critical performance characteristics, such as energy density.

Increasing Energy Density and Power Capability:    We are actively exploring alternative cell designs and cathode materials to enhance energy storage capacity and power output.

Developing Larger Cell Form Factors:    Currently, we produce 5Ah 21700 cylindrical cells and pouch cells up to approximately 1Ah. As we expand our customer base, we are developing larger-format batteries to support broader energy storage applications, including electric vehicles, drones, and consumer electronics. We also are working on building larger cells that incorporate our fire-retardant and quasi-solid electrolytes to provide safer battery cells to the market.

Supply

Solidion plans to become a supplier of solid-state cells (for the EV, energy storage systems and portable electronics markets) and certain battery components/materials (for example, graphite-, Si oxide-, and Si-rich anode materials and electrolytes) to select customers or strategic partners.

Our business is not raw-material-limited. As an example, 100,000 tons of graphite requires about 400,000 tons of biomass, which is just 0.015% of the total available source of 2,700 million tons available per year. 900 million tons of forest residues and wood processing residues combined are available, and an additional 1,800 million tons of biomass feedstock are available from the following species: distillers grains, orchard waste, almond shells, mixed paper, corn waste, saw dust, switch-grass, cane bagasse, wheat straw, timber, acacia wood waste, fruit bunch, cassava waste and palm kernel shell.

We plan to begin with the toll manufacturing/joint venture (“TM/JV”) model for commercializing the solid-state battery technologies. At a later stage, we may consider building our own facilities for producing certain specialty cells (such as bipolar or high-voltage cells) responsive to market demands. We expect the TM/JV partners to acquire silicon-rich anode materials and electrolyte formulations from us as part of the TM/JV agreement. We will also supply both graphite-dominant and silicon-rich anode materials to customers that choose to use liquid electrolytes in their lithium-ion cells.

Intellectual Property

Solidion has a portfolio of over 385 high-value active patents. This portfolio contains many key patents for next generation EV batteries. Solidion is the inventor of graphene-enabled batteries, elastic polymer-protected batteries, quasi-solid electrolytes, elastomeric solid-state electrolytes, advanced polymer/inorganic hybrid electrolytes, and numerous other disruptive battery technologies. This massive intellectual portfolio provides the EV industry with what we believe to be several key enabling battery technologies, such as silicon-rich anode having the highest performance/cost ratio, the highest-capacity sulfur cathode materials (free of cobalt, nickel and manganese), the most process-friendly solid-state electrolytes, protected lithium metal anode, fast chargeability, aluminum-ion cells and sodium-ion cells. Solidion holds more than 100 key U.S. patents on graphene- or polymer-enhanced silicon-based materials. It holds more than 35 key U.S. patents on fire-resistant electrolytes for lithium batteries. It holds more than

70 U.S. patents on key technologies for next-generation all-solid state or lithium metal batteries. It also holds advanced current collector patents; these technologies are capable of extending cycle life and improving operating temperatures and voltages. The year of expiration of these key U.S. patents generally ranges from as early as 2028 to as late as 2040. Most of the intellectual property utilized by Solidion is intellectual property that is owned by Solidion (having been transferred from G3 to Solidion via the Patent Assignment, dated as of February 8, 2023 (the “Patent Assignment”)). Solidion licenses a relatively small number of patents relating to graphene and graphite production from G3 pursuant to the Supply and License Agreement, under which there are no significant limitations. These patent rights are licensed on an irrevocable, non-exclusive, royalty-free basis.

The strong IP portfolio enables Solidion to become a market and technology leader in the battery space for decades to come.

Competition

We compete directly and indirectly with current battery manufacturers and with an increasing number of companies that are developing new battery technologies and chemistries to address the growing market for electrified mobility solutions. The EV battery industry is fast-growing and highly competitive. We primarily compete with other silicon anode materials companies globally, such as Sila Nanotechnologies Inc., Group 14 Technologies, Inc., Enovix Corporation, Enevate Corporation, Nexeon Ltd., Storedot Ltd., BTR New Energy Material Ltd., Shanshan Corporation, and Berzelius. Some competitors produce silicon anode materials via CVD, which is believed to be expensive and challenging to scale up, and require explosive gaseous raw materials. In contrast, our patented technologies are expected to allow us to produce highly scalable low-cost silicon-rich products that could be compatible with solid-state and liquid-state electrolytes and have greater energy density and lower cost per kilowatt hour.

We also compete with graphite anode materials companies globally, such as BTR New Energy Material Ltd., Shanshan Corporation, Kaijin New Energy Technology Co. Ltd., Zichen New Materials Technology Co., Ltd., XFH Technology Co., Ltd., Zhongke Shinzoom Technology Co., Ltd., POSCO Future M Co., Ltd., Resonac Holdings Corporation, Mitsubishi Chemical Corporation, Sinuo Industrial Development Co., NOVONIX Limited, Anovion Technologies, etc. While the competitors produce synthetic graphite by using petroleum coke as a raw material, Solidion’s products contain biochar-derived anode materials which offset CO2 from the atmosphere and reduce the overall CO2 emissions considering raw materials.

Additionally, Solidion may be perceived to compete with certain other solid-state or lithium metal battery companies, such as QuantumScape, Solid Power and SES. However, we view these companies as potential strategic partners, not competitors. For instance, Solidion has complementary IP that can help each of these companies accelerate the commercialization of their lithium metal batteries (for example, by providing graphene/elastomer-protected Li metal anode technologies). Our lithium metal protection technologies are capable of addressing certain known issues associated with rigid inorganic solid electrolytes, such as large electrode/electrode interfacial impedance and the typically high stack-holding pressure. Solidion’s solid state batteries are expected to be produced at scale and cost-effectively using current lithium-ion cell production process and equipment, thus enabling fast time-to-market compared to all-solid-state batteries. This versatile platform technology could potentially transform the lithium-ion battery industry into producers of safe, solid-state batteries for EV, ESS, consumer electronics, and other power storage applications. As Solidion plans to extend its business to battery cells, Solidion competes with leading tier-one battery manufacturers, including Amperex Technology Limited (ATL), Contemporary Amperex Technology Co., Limited (CATL), LG Chem Ltd., Murata Manufacturing Co., Ltd., Panasonic Industry Co., Ltd., and Samsung SDI Co., Ltd. These companies possess significant financial resources, well-established supply chains, and strong relationships with automotive and electronics manufacturers.

Human Capital

We believe that our success is driven by our team of technology innovators and experienced business leaders. We seek to hire and develop employees who are dedicated to our strategic mission. As of March 31, 2026, we employed 20 full time employees.

We are committed to maintaining equitable compensation programs including equity participation. We offer market-competitive salaries and strong equity compensation aimed at attracting and retaining team members capable of making exceptional contributions to our success. Our compensation decisions are guided by the external market, role criticality, and the contributions of each team member.

Facilities

Our corporate headquarters are located at 13355 Noel Rd., Suite 1100, Dallas, Texas, and our telephone number is (972) 918-5120.

Our Research and development and manufacturing operations are located in Dayton, Ohio, where we own a building of approximately 27,646 square feet and lease a building of approximately 7,097 square feet.

For more information, please visit www.solidiontech.com or contact Investor Relations.

Government Regulation and Compliance

There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in vehicles, factory safety and disposal of hazardous materials. We will ultimately have to comply with these regulations to sell our battery products into market.

For example, we expect to become subject to federal and state environmental laws and regulations regarding the handling and disposal of hazardous substances and solid waste, to include electronic waste and battery cells. These laws regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. In the course of ordinary operations, we, through third parties and contractors, might in the future handle hazardous substances within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and similar state statutes and, as a result, may be jointly and severally liable for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. We might also become subject to the strict requirements of the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes for the generation or disposal of solid waste, which may include hazardous waste.

Solidion expects to use existing factories to produce solid-state batteries. The Occupational Safety and Health Act (“OSHA”), and comparable laws in other jurisdictions, regulate the protection of the health and safety of workers in such factories. In addition, the OSHA hazard communication standard requires that information be maintained about any hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities, and the public.

The use, storage and disposal of battery packs is regulated under federal law. We expect any batteries we produce will be required to conform to mandatory regulations governing the transport of “dangerous goods” that may present a risk in transportation, which includes lithium-ion batteries, and are subject to regulations issued by the Pipeline and Hazardous Materials Safety Administration (“PHMSA”). These regulations are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped, such as by ocean vessel, rail, truck or air.

We expect that the EVs that would use our battery technology would be subject to numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. federal motor vehicle safety standards (“FMVSS”). EV manufacturers must self-certify that the vehicles meet or are exempt from all applicable FMVSSs before a vehicle can be imported into or sold in the U.S. There are numerous FMVSSs that we expect would apply to vehicles that would use our battery technology. Examples of these requirements include:

•        Electric Vehicle Safety — limitations on electrolyte spillage, battery retention and avoidance of electric shock following specified crash tests;

•        Crash Tests for High-Voltage System Integrity — preventing electric shock from high voltage systems and fires that result from fuel spillage during and after motor vehicle crashes.

These standards and regulations cover various aspects of battery safety, including electrical safety, mechanical safety, thermal safety, and environmental safety. They are developed by organizations such as the Society of Automotive Engineers (also known as SAE), Underwriters Laboratories (“UL”), and regulatory bodies such as NHTSA to ensure that batteries used in EVs meet specific safety requirements before being installed in a vehicle. There are significant similarities among these standards; different EV makers require the battery suppliers to follow different standards. We will work with UL and select EV makers to determine the required tests and to obtain the necessary safety certifications.

The United States Advanced Battery Consortium (also known as USABC) provides the Battery Abuse Testing Manual for Electric and Hybrid Vehicle Applications, which defines abuse tests for rechargeable energy storage systems (“RESSs”) used in electric vehicle applications. These tests evaluate the response of RESS technologies to conditions or events that are outside of normal use. The manual recommends tests such as controlled crush, penetration, thermal ramp, overcharge, and external short circuit tests across the cell, module, and pack levels (except for thermal ramp testing at the pack level due to practical limitations). We plan to conduct internal safety tests at the cell levels, including nail penetration, overcharging, and over-discharging at elevated temperatures, during the final research and development and prototyping stages. For the remaining safety tests at the cell level, we will rely on third parties, such as UL, for safety certification purposes. We will also collaborate with EV manufacturers to perform safety tests at the module and pack levels.

The timeline for conducting safety tests on batteries for EVs will vary depending on factors such as the battery type, required testing standards, and the availability of testing facilities. Typically, it takes several weeks to months to complete all the necessary safety tests at each level. Additionally, if any issues or failures are identified during the testing process, additional time may be required to address these issues and retest the battery.

For more information, see “Risk Factors — Risks Related to Legal and Regulatory Compliance” discussing regulations and regulatory risks related to product liability, tax, employment, export controls, trade, data collection, privacy, environmental, health and safety, anti-corruption and anti-bribery compliance.

Corporate History and Background

We were originally incorporated in Delaware on June 14, 2021 under the name “Nubia Brand International Corp.” as a special purpose acquisition company, formed for the purpose of effecting an initial business combination with one or more target businesses. On March 14, 2022 (the “IPO Closing Date”), we consummated our initial public offering (the “IPO”). On February 2, 2024, we consummated the previously announced business combination (the “Closing”) pursuant to a Merger Agreement, dated February 16, 2023 (as amended on August 25, 2023, the “Merger Agreement”), by and among Nubia, Honeycomb Battery Company, an Ohio corporation (“HBC”), and Nubia Merger Sub, Inc., an Ohio corporation and wholly-owned subsidiary of Nubia (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into HBC (the “Merger,” and the transactions contemplated by the Merger Agreement, the “Transactions”), with HBC surviving such merger as a wholly owned subsidiary of Nubia, which was renamed “Solidion Technology, Inc.” upon Closing and we became the owner, directly or indirectly, of all of the equity interests of Honeycomb Battery Company and its subsidiaries. In light of the fact that the Business Combination has closed and our ongoing business will be the business formerly operated by HBC, this business section primarily includes information regarding HBC’s business.

Our principal executive office is located at 13355 Noel Rd, Suite 1100, Dallas, TX 75240. Our telephone number is (972) 918-5120.

Our Internet website, which is located at http://www.solidiontech.com, describes our company and our management and provides information about our technology and products. Information contained on our website is not incorporated by reference into, and should not be considered a part of, this Registration Statement.

Available Information

Our filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments submitted under Sections 13(a) or 15(d) of the Exchange Act are accessible at no cost on our company website promptly after submission to the SEC. Additionally, these documents are retrievable from the SEC’s website (www.sec.gov).

Corporate governance materials, such as our guidelines and committee charters, are also accessible on our investor relations webpage under “Corporate Governance.” It’s important to note that the content of our websites is not intended for inclusion by reference in our filings with the SEC, and any website references serve as inactive textual mentions only.

LEGAL PROCEEDINGS

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.

Our common stock is listed on the Nasdaq Capital Market under the symbol “STI.” On June 11, 2026, the last reported sale price of our common stock on the Nasdaq Capital Market was $25.83. As of June 11, 2026, there were 23 holders of record of our common stock. The actual number of stockholders of our common stock is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares of common stock are held in street name by banks, brokers and other nominees.

Dividend Policy.

We have not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board, subject to applicable laws, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans.

The following table provides information as of December 31, 2025 with respect to securities that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	$—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

Solidion Technology, Inc. is a Dallas, TX, USA-based advanced battery technology company focused on the development and commercialization of battery materials, components, cells, and selected module/pack technologies. Solidion holds a portfolio of over 550 patents, covering innovations such as high-capacity, non-silane gas and graphene-enabled silicon anodes, biomass-based graphite, advanced lithium-sulfur and lithium-metal technologies. Solidion offers two lines of battery products: (i) advanced anode materials (ready for production expansion); and (ii) three classes of solid-state batteries, including Silicon-rich all-solid-state lithium-ion cells (Gen 1), anode less lithium metal cells (Gen 2), and lithium-sulfur cells (Gen 3), all featuring an advanced polymer- or polymer/inorganic composite-based solid electrolyte that is process-friendly.

Business Combination

On February 2, 2024, Nubia Brand International Corp., a Delaware corporation (“Nubia” and after the Transactions described herein, “Solidion” or “Solidion Technology, Inc.”), consummated a merger (the “Closing”) pursuant to a Merger Agreement, dated February 16, 2023 (as amended on August 25, 2023, the “Merger Agreement”), by and among Nubia, Honeycomb Battery Company, an Ohio corporation (“HBC”), and Nubia Merger Sub, Inc., an Ohio corporation and wholly-owned subsidiary of Nubia (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into HBC (the “Merger,” and the transactions contemplated by the Merger Agreement, the “Transactions”), with HBC surviving such merger as a wholly owned subsidiary of Nubia, which was renamed “Solidion Technology, Inc.” upon Closing.

We received net proceeds from the Merger totaling $17,555. The Company is applying the proceeds from the Merger toward its corporate growth strategy related to the commercialization of our battery technology and the scaling of its manufacturing operations.

Recent Developments

2026 Private Placement

On June 7, 2026, the Company entered into the 2026 Purchase Agreement with the 2026 Investor, pursuant to which the Company agreed to issue and sell, in a private placement, (i) 750,000 shares of Common Stock at a purchase price of $15.00 per share and (ii) Pre-Funded Warrants to purchase up to 1,583,000 shares of Common Stock at a purchase price of $14.9999 per Pre-Funded Warrant (equal to the purchase price per share minus the $0.0001 per share exercise price of each Pre-Funded Warrant). The closing of the 2026 Private Placement occurred on June 9, 2026.

A holder of Pre-Funded Warrants (together with its affiliates) may not exercise any portion of a Pre-Funded Warrant to the extent that, after giving effect to such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, at the holder’s option upon issuance, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Pre-Funded Warrant. The Pre-Funded Warrants are exercisable at any time after the date of issuance and will not expire until exercised in full. In connection with the 2026 Private Placement, the Company entered into the Placement Agency Agreement, pursuant to which the Company agreed to pay the Placement Agent a cash fee equal to 7% of the gross proceeds from the 2026 Private Placement, as well as to reimburse the Placement Agent for all reasonable and documented out-of-pocket expenses, including the reasonable fees of legal counsel not to exceed $120,000. The Company also issued the Placement Agent Warrants to purchase up to a number of shares of Common Stock equal to 5% of the securities sold at the closing of the 2026 Private Placement, with an exercise price of $17.25 per share (equal to 115% of the purchase price per share). The Placement Agent Warrants are immediately exercisable, have a term of five years from the date of the 2026 Purchase Agreement, and are subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1).

None of the shares sold in the 2026 Private Placement, Pre-Funded Warrants or Placement Agent Warrants have been registered under the Securities Act and were instead offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder.

On June 7, 2026, the Company, Bayside Project LLC and Madison Bond LLC entered into the Waiver, which provided a limited waiver of the restrictive, pre-emptive anti-dilution rights, notice obligations and any other provisions thereunder, solely to the limited extent necessary to permit and effectuate the 2026 Private Placement. The Waiver automatically terminated upon the closing of the 2026 Private Placement, and all rights, remedies, protections and obligations of the parties under the 2024 Purchase Agreement, as amended, were automatically reinstated in full without further action by any party.

2026 Purchase Agreement Lock-Up

In connection with the 2026 Private Placement, each of the Company’s directors, executive officers, holders of more than 10% of the Company’s issued and outstanding Common Stock (on a fully diluted basis), entered into the 2026 Lock-Up Agreements providing for a lock-up period commencing on June 7, 2026 and ending forty-five (45) days following the effective date of this Registration Statement, during which time they have agreed not to offer for sale, sell, contract to sell, pledge or otherwise dispose of any of the Company’s Common Stock or securities convertible into the Company’s Common Stock, subject to certain exceptions, without the prior written consent of the Placement Agent.

Memorandum of Understanding

On February 10, 2026, we entered into a non-binding memorandum of understanding (“MOU”) with an entity that manufactures and distributes energy storage systems for the Company to supply pouch cells for use in energy storage systems. While the MOU is non-binding in nature and may result in no actual sales, a definitive agreement could potentially add an estimated $4 to $6 million in revenue over the next 12 months.

Grants from the U.S. Government

During the fourth quarter of 2025 and the first quarter of 2026, the Company was notified that it had received three grants from various departments of the U.S. government. The U.S. Department of Energy (“DOE”) provided the first grant (the “First Grant”), which was to advance research and development of Electrochemical Manufacturing of High-Performance Graphite based on Biomass-Derived Carbon. The Company had received the prestigious 2025 R&D 100 Award in partnership with Oak Ridge National Laboratory for innovation in Electrochemical Graphitization in Molten Salts, and the First Grant was for research to be conducted jointly with Oak Ridge National Laboratory to reduce imports of critical energy materials from foreign sources, improve American energy independence, and ensure that the U.S. maintains a technological lead in developing and deploying advanced energy technologies.

The DOE provided the second grant (the “Second Grant”) to scale up the synthesis of a carbon-nanosphere material that will be used as an anti-corrosive additive in molten-salts-based heat transfer fluids for advanced molten salt nuclear reactors. The Second Grant was also for research to be conducted jointly with Oak Ridge National Laboratory, this time to develop a nanofluids-based energy material, engineered colloidal suspension of hollow carbon nanoparticles in conventional molten salts, to enhance heat transfer and reduce corrosion in nuclear reactors, which is critical for reducing costs, increasing safety, and accelerating the commercialization of small modular nuclear reactors such as advanced molten salt reactors.

The U.S. Army provided the third grant (the “Third Grant”) to develop an advanced fiber-based electronic battery system built on a coaxial carbon nanotube (“CNT”) yarn architecture. The Third Grant was for research to be conducted jointly with The University of Texas at Dallas to develop a flexible, rechargeable lithium-ion battery in fiber form: a CNT yarn serves as both the structural core and current collector of the anode, integrated with Solidion’s silicon (Si) as the high-capacity anode material.

Unregistered Sales of Equity Securities

On December 8, 2025, the Company entered into an agreement with Anson Investments Master Fund LP (“Anson”), pursuant to which it issued 240,400 shares of common stock to Anson in exchange for the termination of all warrants and other obligations of the Company under the Securities Purchase Agreement, dated as of August 30, 2024. Further, Anson agreed to limit sales of common stock to no more than 10% of the daily trading volume on the Nasdaq Stock

Market of all of the Company’s common stock. On February 5, 2026, the Company issued the 240,400 shares of its common stock to Anson pursuant to this agreement. The issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to the issuance. See Note 14 — Subsequent Events of our unaudited condensed consolidated financial statements for additional information.

Change to Board of Directors

On September 3, 2025, Cynthia Ekberg Tsai notified the Board of the Company of her resignation as a member of the Board, including all committees on which she serves, effective as of the Resignation Date. Ms. Ekberg Tsai’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As a result of Ms. Ekberg Tsai’s resignation, the Company’s Audit Committee is composed of two members. On September 8, 2025, the Company notified The Nasdaq Stock Market, LLC of its non-compliance with Nasdaq Rule 5605(c)(2)(A), which requires that the Audit Committee be composed of three directors. Pursuant to Nasdaq Listing Rule 5605(c)(4), the Company has a cure period to regain compliance by appointing a new independent director to the Audit Committee. The cure period extends until the earlier of the Company’s next annual shareholders’ meeting or September 3, 2026; provided, however, that if the annual shareholders’ meeting occurs no later than March 2, 2026, the Company has until March 2, 2026, to regain compliance. The Company intends to appoint a new independent director to the Audit Committee as soon as practicable within the cure period.

On March 24, 2026, the company announced an annual meeting scheduled for June 11, 2026. As a result, the Company’s cure period to regain compliance with Nasdaq Listing Rule 5605(c)(2)(A) extends until the date of the annual meeting. The Company is actively evaluating potential candidates to fill the vacancy on its Audit Committee and intends to regain compliance within the applicable cure period.

Components of Results of Operations

Revenue

The Company is focused on commercializing and manufacturing battery materials and next-generation battery cells. Historically, and during the periods presented, we have generated minimal revenue from product samples. We do not expect to begin generating significant revenue until we complete the commercialization process and build out manufacturing capacity. Future capacity may come from joint ventures with strategic partners, sourcing third-party manufacturing from our network, or pursuing mergers and acquisitions.

Operating Expenses

Research and Development

Research and development expenses consist primarily of personnel expenses, including salaries, benefits, third party technology validation testing, equipment, engineering, maintenance of facilities, data analysis, and materials.

Selling, general and administrative

Selling, general and administrative expenses primarily consist of personnel expenses, including salaries, benefits, and stock-based compensation related to executive management, finance, legal, and human resource functions. Other costs include business development, contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, such rent, office supplies and information technology costs.

Other Income (Expense)

Change in fair value of Derivative Liabilities

Change in fair value of derivative liabilities consists of fluctuations in the fair value of the Company’s Forward Purchase Agreement and warrant liabilities. The fair value of these instruments is estimated using valuation models, including Monte Carlo simulation for the Forward Purchase Agreement and certain warrant liabilities, and the Black-Scholes option pricing model for other warrant liabilities.

Interest Income

Interest income is derived from the Company’s operating cash account, which is periodically invested in short-term money market funds.

Interest Expense

Interest expense consists primarily of the interest on the Company’s short-term notes and D&O insurance premium financing arrangement.

Results of Operations

This data should be read in conjunction with Solidion’s financial statements and accompanying notes. These results of operations are not necessarily indicative of future performance.

Summary of Statements of Operations for the Three Months Ended March 31, 2026 and 2025

	For the Three Months Ended March 31,
	2026	2025 (Restated)
Net sales	$85,426	$—
Cost of goods sold	1,696	—
Operating expenses	1,858,023	3,132,669
Total other income	343,625	12,327,299
Net (loss) income	$(1,430,668)	$9,194,630

Operating Expenses

Operating expenses decreased by $1,274,646 for the three months ended March 31, 2026. This decrease was primarily driven by lower general and administrative costs, including reduced personnel and professional services expenses. Additionally, there were decreased research and development costs, including personnel expenses associated with the commercialization of our battery cell products and third-party validation testing of our proprietary silicon anode.

Other Income (Expense)

Other income decreased by $11,983,674 for the three months ended March 31, 2026. This increase was largely driven by a gain of $561,350 due to a change in the fair value of derivative liabilities related to the Forward Purchase Agreement and warrants related to the March private placement financing, compared to a gain of $12,417,450 in the three months ended March 31, 2025. Additionally, there was interest expense of $147,233 primarily related to the Company’s short-term notes.

Summary of Statements of Operations for the Years Ended December 31, 2025 and 2024

	Years Ended December 31,
	2025	2024 (Restated)
Net sales	$13,350	$—
Cost of goods sold	6,648	—
Operating expenses	12,927,608	13,299,537
Total other income (expense)	(28,083,094)	(19,117,496)
Net loss	$(41,004,000)	$(32,417,033)

Operating Expenses

Operating expenses decreased by $371,929 for the year ended December 31, 2025. This decrease was primarily driven by lower general and administrative costs, including reduced personnel and professional services expenses. The decrease was partially offset by higher research and development costs, including increased personnel expenses associated with the commercialization of our battery cell products and third-party validation testing of our proprietary silicon anode.

Other Income (Expense)

Other expense increased by $8,965,598 for the year ended December 31, 2025. This increase was largely driven by a non-cash loss of $28,250,727 due to a change in the fair value of derivative liabilities related to the Forward Purchase Agreement, and warrants related to the March and August private placement financing. Additionally, during 2025, the Company significantly reduced its derivative liabilities, primarily through the conversion and cancellation of the Series C and Series D warrants in connection with the Madison Bond and Bayside Project transaction. As a result of this transaction, all remaining unexercised warrants were converted into shares of the Company’s common stock, eliminating the associated derivative liabilities. The reduction of these liabilities, together with the required fair value remeasurement prior to settlement, contributed to the non-cash loss recognized during the period.

Summary of Cash Flows for the Three Months Ended March 31, 2026 and 2025

The following tables set forth a summary of our cash flows for the periods indicated.

	For the Three Months Ended March 31,
	2026	2025
Net cash provided by (used in):
Operating Activities	(141,863)	(2,342,278)
Investing Activities	(23,975)	(40,156)
Financing Activities	—	198,875
Net decrease in cash	(165,838)	(2,183,559)

Net Cash used in Operating Activities

For the three months ended March 31, 2026, cash used in operating activities was $141,863. This primarily resulted from net loss of $1,430,668, which included non-cash gain of $561,350 due to a change in the fair value of derivative liabilities related to the Forward Purchase Agreement and March Private Placement warrants. These non-cash gains were added back to reconcile net income to net cash used in operating activities, as part non-cash adjustments that also included depreciation and amortization, stock-based compensation and amortization of debt discount, totaling $186,186. Additionally, changes in operating assets and liabilities used $1,399,991 of cash from operating activities, driven primarily by a $2,043,286 increase in accounts payable and accrued expenses. The increase in accounts payable and accrued expenses was mainly due to higher accrued expenses linked to capital raising.

For the three months ended March 31, 2025, cash used in operating activities was $2,342,278. This primarily resulted from net income of $9,194,630, which included non-cash gain of $12,417,450 due to a change in the fair value of derivative liabilities related to the Forward Purchase Agreement and March and August Private Placement warrants. These non-cash gains were added back to reconcile net income to net cash used in operating activities, as part non-cash adjustments that also included depreciation and amortization, stock-based compensation non-cash interest expense, totaling $11,502,027. Additionally, changes in operating assets and liabilities used $34,881 of cash from operating activities, driven primarily by a $607,376 increase in other current assets. The increase in other current assets was due to the financing arraignment associated with the directors and officers’ insurance policy.

Net Cash used in Investing Activities

For the three months ended March 31, 2026, the Company used cash of $23,975 in investing activities consisting of capitalized patent costs.

For the three months ended March 31, 2025, the Company used cash of $40,156 in investing activities consisting of capitalized patent costs.

Net Cash provided by Financing Activities

For the three months ended March 31, 2026, the Company did not generate cash from financing activities.

For the three months ended March 31, 2025, the Company generated cash of $198,875 from financing activities. The Company received proceeds from warrant exercises of $241,546. These increases were offset by repayment of short-term notes of $42,671.

Summary of Cash Flows for the Years Ended December 31, 2025 and 2024

	Years Ended December 31,
	2025	2024 (Restated)
Net cash provided by (used in):
Operating Activities	$(4,536,702)	$(7,377,807)
Investing Activities	(240,742)	(246,074)
Financing Activities	1,628,437	10,976,833
Net increase (decrease) in cash	$(3,149,007)	$3,352,952

Net Cash used in Operating Activities

For the year ended December 31, 2025, cash used in operating activities was $4,536,702. This primarily resulted from a net loss of $41,004,000, driven by a non-cash loss of $28,250,727 due to a change in the fair value of derivative liabilities related to the Forward Purchase Agreement and private placement warrants. These non-cash losses were added back to reconcile net loss to net cash used in operating activities, as part non-cash adjustments that also included depreciation and amortization, stock-based compensation and equity compensation expense for services, totaling $35,058,699. Additionally, changes in operating assets and liabilities provided $1,408,599 of cash from operating activities, driven primarily by a $1,404,127 increase in accounts payable and accrued expenses. The increase in accounts payable and accrued expenses was mainly due to higher accrued expenses.

For the year ended December 31, 2024, cash used in operating activities was $7,377,807. This primarily resulted from a net loss of $32,417,033, which included non-cash gains and losses, driven by a gain of $12,275,217 due to a change in the fair value of derivative liabilities related to the Forward Purchase Agreement and private placement warrants, and a loss of $31,033,622 from the issuance of common stock and warrants related to the Convertible Note and private placement financing activity. These non-cash losses were added back to reconcile net loss to net cash used in operating activities, as part non-cash adjustments that also included depreciation and amortization, stock-based compensation and equity compensation expense for services, totaling $23,754,989. Additionally, changes in operating assets and liabilities provided $1,284,237 of cash from operating activities, driven primarily by a $1,344,669 increase in accounts payable and accrued expenses. The increase in accounts payable and accrued expenses was mainly due to higher accrual expense associated with the Company operating as a public entity as of February 2, 2024.

Net Cash used in Investing Activities

For the year ended December 31, 2025, the Company used cash of $240,742 in investing activities consisting of purchases of Silicon Oxide (SiOx) manufacturing equipment and capitalized patent costs.

For the year ended December 31, 2024, the Company used cash of $246,074 in investing activities consisting of capitalized patent costs.

Net Cash provided by Financing Activities

For the year ended December 31, 2025, the Company generated cash of $1,628,437 from financing activities. The Company received proceeds from short term notes of $1,000,000. These increases were offset by repayment of short-term notes of $42,671. In addition, during the year ended December 31, 2025, the Company converted $527,500 of Convertible Notes into shares of its common stock. This transaction was a non-cash financing activity and is reflected in the supplemental schedule of non-cash financing activities in the consolidated and combined statements of cash flows.

For the year ended December 31, 2024, the Company generated cash of $10,976,833 from financing activities. This primarily resulted from proceeds from private placement financing, and warrant exercises of $7,850,000 and $4,259,241, respectively. These increases were offset by repayment of short-term notes and related party advances of $1,389,146 and $1,026,091, respectively.

Going Concern Considerations, Liquidity and Capital Resources

Since Solidion’s inception, the Company has experienced recurring net losses and has generated minimal sales. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s ability to fund our operations and capital expenditures depends on our ability to raise additional external capital. This is subject to our future operating performance and general economic, financial, competitive, legislative, regulatory, and other conditions, some of which are beyond our control. We are currently engaged in discussions with various financing counterparties to secure sufficient capital to meet our business needs for the foreseeable future. The Company plans to finance its operations with proceeds from the sale of equity securities, government grants and loans, or debt; however, there is no assurance that management’s plans to obtain additional debt, grants or equity financing will be successfully implemented or implemented on terms favorable to the Company.

As of March 31, 2026, we had an accumulated deficit of $164,803,207. Additionally, $1,114,594 in NUBI transaction costs incurred at the Closing Date in connection with the Merger remain outstanding and are due within the next 12 months. During the three months ended March 31, 2026, we incurred losses from operations totaling $1,774,293 and net cash used in operating activities of $141,863. We expect to continue to incur such losses for at least the next 12 months.

Off-Balance Sheet Arrangements

At March 31, 2026, we have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Critical Accounting Estimates

We prepare our financial statements in accordance with U.S. generally accepted accounting principles, which require our management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. There are items within our financial statement that require estimation but are not deemed critical, as defined above. There were no changes to the Company’s critical accounting estimates from those disclosed in the Annual Report on Form 10-K for the year ended December 31, 2025.

Forward Purchase Agreement

The Company accounts for the Forward Purchase Agreement as either equity-classified or liability-classified instruments based on an assessment of the Forward Purchase Agreement’s specific terms and applicable authoritative guidance under FASB ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the FPA meets all of the requirements for equity classification under ASC 815, including whether the FPA is indexed to the Company’s own common shares and whether the FPA holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of FPA issuance and as of each subsequent quarterly period end date while the FPA is outstanding.

The Company has determined that the FPA does not meet all of the criteria for equity classification under ASC 815, as the FPA fails the fixed-for-fixed test under ASC 815-40 due to the bi-weekly Reset Price mechanism, the Dilutive Offering Reset provision, and the VWAP Trigger Event, each of which creates variability in the settlement amount that is not purely a function of the Company’s own stock price. Accordingly, the FPA is classified as a liability-classified derivative instrument, recorded at fair value on the date of issuance and remeasured at fair value at each balance sheet date thereafter. The Company utilizes a Monte Carlo simulation model to determine the fair value of the FPA. The resulting fair value is recorded as a derivative liability on the consolidated and combined balance sheets and the condensed consolidated balance sheets. The Company records changes in the fair value of the FPA as a non-cash other income (expense) within change in fair value of derivative liabilities account on the Company’s consolidated and combined statements of operations and condensed consolidated statements of operations.

Upon the issuance of shares in connection with the FPA, the Company recognizes (i) an increase to APIC measured at the fair value of the FPA at the time of share issuance, (ii) a corresponding stock subscription receivable of equal amount as a contra-equity component within stockholders’ equity (deficit), representing the present value of the consideration receivable for the shares issued, and (iii) a loss on issuance of common stock within Other Income (Expense) representing the difference between the face value of the stock subscription receivable and its present value at the issuance date. The discount between the face value and present value of the stock subscription receivable is accreted using the effective interest method over the remaining term of the FPA, with each period’s accretion recorded as an increase to both the stock subscription receivable and APIC within stockholders’ equity (deficit). The stock subscription receivable is presented as a reduction to total stockholders’ equity (deficit) and is relieved as Optional Early Termination proceeds are received from the Forward Purchase Investor.

For issued or modified FPA that meet all of the criteria for equity classification, the FPA is required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified FPAs that do not meet all of the criteria for equity classification, the FPA are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for outstanding FPA as liability-classified instrument.

The fair value of the FPA is Level 3. The determination of the fair value requires significant estimates and judgments. See Note 13 — Fair Value Measurements to the audited consolidated and combined financial statements for the significant assumptions and estimates.

Changes in the significant assumptions and estimates could materially impact the valuation and the amounts recorded in the financial statements.

Warrants

The Company evaluates warrants issued in connection with financing transactions to determine whether the instruments should be classified as equity or liabilities in accordance with the applicable guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. This assessment considers whether the warrants meet the criteria for equity classification, including whether the warrants are indexed to the Company’s own common stock and whether the settlement provisions could require net cash settlement or contain adjustment features that would preclude equity classification. This assessment is performed at the time of issuance and reassessed at each reporting date while the warrants remain outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are recorded as a component of additional paid-in capital at the time of issuance. For warrants that do not meet the criteria for equity classification, the warrants are recorded at fair value as derivative liabilities on the audited consolidated and combined balance sheets and unaudited condensed consolidated balance sheets at the date of issuance and remeasured at fair value at each subsequent reporting date.

The Company accounts for the outstanding Series A, Series B, Series C, and Series D warrants issued in connection with the March and August 2024 private placement financings (the “PIPE Warrants”) as liability-classified instruments. The fair value of the Series A and Series B warrants is determined using the Black-Scholes option pricing model, while the fair value of the Series C and Series D warrants is determined using a Monte Carlo simulation model due to their more complex features. These valuation models require significant estimates and judgments, including assumptions related to the Company’s stock price volatility, expected term, risk-free interest rates, and other market-based inputs. As these warrants are classified as derivative liabilities, changes in their fair value are recognized as non-cash gains or losses within change in fair value of derivative liabilities in the audited consolidated and combined statements of operations and unaudited condensed consolidated financial statements.

The fair value of the PIPE Warrants is classified as Level 3 within the fair value hierarchy. The determination of the fair value requires significant estimates and judgments. See Note 13 — Fair Value Measurements to the audited consolidated and combined financial statements for the significant assumptions and estimates used in the valuation. Changes in these assumptions could materially impact the valuation and the amounts recorded in the Company’s financial statements.

Because the valuation of these instruments requires significant estimates and assumptions, changes in these assumptions could materially affect the reported fair value of the derivative liabilities and the resulting non-cash gains or losses recorded in the Company’s results of operations.

Recently Adopted Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (ASU) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” to enhance disclosures for significant segment expenses for all public entities required to report segment information in accordance with ASC 280. The standard did not change the definition of a segment, the method for determining segments or the criteria for aggregating operating segments into reportable segments. The amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Retrospective adoption is required for all prior periods presented in the financial statements. The Company adopted the amendment effective January 1, 2024 for annual reporting purposes. The adoption did not have a material impact to the Company’s financial statements or disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosures of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for the fiscal year beginning after December 15, 2024. Effective January 1, 2025, the Company adopted ASU 2023-09. The adoption of ASU 2023-09 did not have a material impact on the Company’s financial statements. The adoption affected disclosures, such as expanded income tax disclosures, and did not impact the Company’s financial position, results of operations, or cash flows. See Note 11 — Income Taxes to the audited consolidated and combined financial statements for additional information.

Recently Issued Accounting Standards

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” to improve disclosures by providing more detailed information about the types of expenses in commonly presented expense captions. The guidance is effective for annual reporting periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the effect this standard will have on its consolidated financial statements, condensed consolidated financial statements and related disclosures.

In December 2025, the FASB issued ASU 2025-10, “Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities,” which establishes comprehensive guidance under U.S. GAAP for the recognition, measurement, presentation, and disclosure of government grants received by business entities. The ASU is effective for public business entities for annual reporting periods beginning after December 15, 2028, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the effect this standard may have on its consolidated financial statements, condensed consolidated financial statements and related disclosures in light of its government contract revenue activity.

MANAGEMENT

Directors, Executive Officers and Corporate Governance.

The following table sets forth certain information as of June 5, 2026, with respect to our directors, executive officers and significant employees.

Name	Age	Title
Dr. Bor Jang	74	Executive Chairman and Chief Science Officer
Jaymes Winters	64	Chief Executive Officer and Director
Vlad Prantsevich	36	Chief Financial Officer
Dr. Songhai Chai	48	Chief Technology Officer
John Davis	66	Director
Karin-Joyce (KJ) Tjon	64	Director

Information about our Executive Officers and Directors

Executive Officers

Dr. Bor Jang — Executive Chairman and Chief Science Officer

Dr. Bor Jang serves as Executive Chairman of our Board of Directors and Chief Science Officer. Dr. Jang co-founded Honeycomb Battery Company (HBC) in 2015 and has since served as its President. Dr. Jang co-founded AEC in 2012 and has since served as its President. AEC is engaged in the development and commercialization of anode active materials for lithium-ion batteries. Dr. Jang co-founded Angstron Materials, Inc. (“AMI”) in 2007 and has since served as its Chairman. AMI is engaged in the development and commercialization of graphene processes and application technologies. Dr. Jang cofounded G3 in 2016 and has since served as its Chief Executive Officer and Chairman of the Board of Directors, and G3 is the parent of several subsidiaries engaged in the development and commercialization of graphene and battery technologies, including HBC, AEC and AMI. Dr. Jang received his Master’s & Ph.D degrees in Materials Science from MIT. Dr. Jang was the former Dean of the College of Engineering and Computer Science at Wright State University. He was a Fulbright Scholar and Visiting Professor (and an Overseas Fellow of the Churchill College) with the University of Cambridge (1991 – 1992) in the UK. Dr. Jang was elected as a member of the U.S. National Academy of Inventors (NAI) in 2019. Dr. Jang has more than 800 patents to his credit. Most notably, Dr. Jang filed the world’s first patent application on graphene in 2002. This patent was later recognized by Popular Mechanics magazine as one of the “15 Patents That Changed The World”.

We believe Dr. Jang is qualified to serve on Solidion Board because of his extensive executive experience with Honeycomb and his background in sciences and academia. Following the closing of the business combination, Dr. Jang continues in his roles as Chief Executive Officer and Chairman of the Board of Directors of G3. Dr. Jang will have a dual employment arrangement with Honeycomb and G3, with his time and attention split between the entities approximately 70% and 30%, respectively, and the parties will ensure an overall coordinated approach between Dr. Jang, Honeycomb and G3. In addition, 70% of his compensation and related costs at G3 will be reimbursed to G3 by Honeycomb under the SSA.

Jaymes Winters — Chief Executive Officer and Director

With over 15 years’ experience as a Chief Executive Officer in the oil and gas, telecommunications and retail spaces with extensive M&A experience, Jaymes Winters has been Chief Executive Officer at Solidion Technology since 2022, which includes its predecessor, Nubia Brand International Inc., a Special Purpose Acquisition Company traded on NASDAQ under the ticker symbol NUBI. Previously, Mr. Winters was CEO of Mach FM Corp. beginning in 2015 and oversaw 600 MHz spectrum acquisition via an auction conducted by the Federal Communications Commission, or FCC. He designed a Simultaneous Multiple Round (SMR) analysis using historical data from previous FCC auctions to predict the total amount bid by other participants within 5%. Prior to that, he was founder and Chief Executive Officer of United Energy Inc., which for seven consecutive years was one of the largest African American owned businesses on the West Coast with annual revenues of nearly $100 million and 1,000 employees. Mr. Winters has directed and negotiated four M&A transactions utilizing private equity firms. For over nine years, he was an adjunct professor in the School of Business at Portland State University teaching business strategy, mergers and acquisitions, venture capital and is the author of a college textbook titled “Chronicles of an Urban CEO” (Kendall Hunt Publishing Company, August 2021). Mr. Winters holds a B.S. in Business Administration with a minor in Economics from Oregon State University.

We believe Mr. Winters is qualified to serve on Solidion Board because of his extensive executive experience with Nubia and as a Chief Executive Officer in the oil and gas, telecommunications and retail spaces with extensive mergers and acquisitions experience.

Vlad Prantsevich — Chief Financial Officer

Vlad Prantsevich has served as Solidion’s Chief Financial Officer since February 2024. Mr. Prantsevich brings experience across public company finance, capital markets, and technically complex product companies. Previously, Mr. Prantsevich served as Chief Financial Officer and Board Member of Nubia Brand International Corp. (NASDAQ: NUBI), a special purpose acquisition company, where he directed the business combination with Honeycomb Battery Company that resulted in Solidion’s listing on NASDAQ. In that role, he oversaw SEC reporting, and financial diligence across more than 100 acquisition targets spanning 20 industries prior to executing the Honeycomb transaction. Additionally, Mr. Prantsevich served as Executive Vice President of Operations at Mach FM Corp. a wireless technology and spectrum investment company, where he supported transaction strategy, acquisition evaluation, and financial modeling for spectrum investments and strategic partnerships. Mr. Prantsevich has more than 8 years of executive management level experience in charge of corporate finance at 64 Audio, a global pro audio and consumer electronics brand, where he built and led the corporate finance function through a period of significant growth. Mr. Prantsevich holds a B.S. in Business Administration from Portland State University.

Dr. Songhai Chai — Chief Technology Officer

Dr. Songhai Chai serves as our Chief Technology Officer. Since September 2021, Dr. Chai has served as the Deputy Chief Technology Officer of G3, where he leads a group of scientists and engineers to develop high-capacity silicon anode and renewable biochar anode materials, provides scientific and technical guidance to research and development activities, supervises the pilot-scale production of silicon-anode materials and oversees a group of battery engineers and technicians to improve electrode formulation and preparation. From 2015 through September 2021, Dr. Chai served as Senior Battery Scientist of G3, where he developed a variety of novel energy-storage materials for different applications, such as lithium-ion batteries, electrochemical and hybrid capacitors. From 2010 to 2015, Dr. Chai was a Research Associate, working on carbon and energy storage materials, at Oak Ridge National Lab. Dr. Chai has co-authored seven issued U.S. patents, one book chapter, and 45 peer-reviewed research articles and has published in 30 internationally renowned scientific journals, including Nature Communications and the Journal of the American Chemical Society. Dr. Chai received a Ph.D in Chemistry from Tsinghua University and completed his post-doctoral training at the University of California at Berkeley.

Following the closing of the business combination, Dr. Chai left his role at G3 and entered into a formal employment arrangement with Solidion on February 10, 2025.

Non-Executive Directors

John Davis — Director

John Davis serves as our director. Since 2022, Mr. Davis has served as President of BTECH, Inc., a battery monitoring technology company. Prior to that role, from 2021 to 2022, Mr. Davis served as Chief Operating Officer of Primet Precision Materials, a nanoscission technology company producing lithium battery cathode. Prior to that role, from 2019 to 2020, Mr. Davis served as Chief Operating Officer of G3, which is the parent of HBC and the holder of approximately 97.5% of the issued and outstanding shares of HBC common stock prior to the Effective Time. Prior to that role, from 2015 to 2018, Mr. Davis served as Senior Vice President of Operations for BrightVolt, a solid state lithium battery technology company. Mr. Davis received a B.S. in Chemical Engineering and M.B.A. from the Illinois Institute of Technology.

We believe Mr. Davis is qualified to serve on Solidion Board because of his extensive experience performing at the executive level of companies that included international business profit and loss and operations responsibilities, including in the energy storage industry with a heavy focus on lithium batteries.

Karin-Joyce (KJ) Tjon — Director

Karin-Joyce (KJ) Tjon serves as our director. Ms. Tjon has served as a director of Nubia since the closing of its IPO. Ms. Tjon is also a Director at LivePerson, Inc (NASDAQ, “LPSN”). Prior to Ms. Tjon’s retirement in 2020, from July 2018 until May 2020 she served as Chief Financial Officer for Alorica, Inc. a multi-billion dollar customer service provider with over 100,000 employees worldwide. From February 2017 until August 2017, Ms. Tjon was President and Chief Operating Officer for Scientific Games, Inc., responsible for their Gaming and Lottery divisions. Ms. Tjon has more than 25 years of executive management level experience as an executive officer for publicly listed as well as privately held companies. From July 2014 until September 2016 Ms. Tjon served as the Executive Vice President and Chief Financial Officer for Epiq Systems (NASDAQ: “EPIQ”) where she was responsible for legal, governance and risk compliance as well as all areas of international corporate finance, including financial planning and analysis, accounting, SEC filings, tax planning, investor relations, and SAP support. As a part of the executive team, she worked through a strategic review process which culminated in the sale of the company to a strategic buyer, backed by private equity. At Alvarez & Marsal LLC, a leading global professional services firm, Ms. Tjon served in several interim C-level posts guiding global clients through operational restructurings, business planning and execution, complex negotiations, financial audit and regulatory compliance issues, and technology issues. Ms. Tjon holds a Master of Business Administration from Columbia University’s Graduate School of Business and a Bachelor’s degree in specialized studies in Organizational Behavior from Ohio University.

We believe Ms. Tjon is qualified to serve on Solidion Board because of her extensive executive experience in financial, risk and compliance matters, as well as her experience as a public company director.

Corporate Governance

The size of Solidion’s Board is five (5). Class I consists of Mr. Winters and Ms. Tjon, whose terms will expire at Solidion’s first annual meeting following the effectiveness of its Certificate of Incorporation. Class II consists of Mr. Davis, whose term expires at Solidion’s second annual meeting following the effectiveness of its Certificate of Incorporation. Class III consists of Dr. Jang, whose terms will expire at Solidion’s third annual meeting following the effectiveness of its Certificate of Incorporation.

Dr. Jang serves as Executive Chairman of our Board. The primary responsibilities of the Board of Solidion is to provide oversight, strategic guidance, counseling and direction to management. The Board of Solidion meets on a regular basis and additionally as necessary.

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of listed company’s board of directors. The Board of Solidion has determined that each of the directors on the Board of Solidion other than Dr. Jang and Mr. Winters is qualified as an independent director, as defined under the listing rules of Nasdaq, and the Board of Solidion consists of a majority of independent directors, as defined under the rules of the SEC and the listing rules of Nasdaq relating to director independence requirements.

Family Relationships

There are no family relationships among any of the individuals who shall serve as directors or executive officers of Solidion following the consummation of the business combination.

Role of Board in Risk Oversight

The Board of Solidion has extensive involvement in the oversight of risk management related to Solidion and its business and accomplishes this oversight through the regular reporting to the Board by the audit committee. The audit committee represents the Board by periodically reviewing Solidion’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of Solidion’s business and summarize for the Board all areas of risk and the appropriate mitigating factors. In addition, the Board receives periodic detailed operating performance reviews from management.

Committees of the Board of Directors

The Board of Solidion has an audit committee, a compensation committee, a nominating and corporate governance committee and an executive committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee

The audit committee consists of Mr. Davis and Ms. Tjon. The board of Solidion is expected to determine (i) that each of Mr. Davis and Ms. Tjon satisfies the requirements for independence and financial literacy under the rules and regulations of Nasdaq and the SEC and (ii) that Ms. Tjon qualify as an “audit committee financial expert” as defined in the SEC rules and regulations and satisfies the financial sophistication requirements of Nasdaq. The audit committee of Solidion is responsible for, among other things:

•        selecting and hiring Solidion’s registered public accounting firm;

•        evaluating the performance and independence of Solidion’s registered public accounting firm;

•        approving the audit and pre-approving any non-audit services to be performed by Solidion’s registered public accounting firm;

•        reviewing the integrity of Solidion’s financial statements and related disclosures and reviewing Solidion’s critical accounting policies and practices;

•        reviewing the adequacy and effectiveness of Solidion’s internal control policies and procedures and Solidion’s disclosure controls and procedures;

•        overseeing procedures for the treatment of complaints relating to accounting, internal accounting controls or audit matters;

•        reviewing and discussing with management and the registered public accounting firm the results of the annual audit, Solidion’s quarterly financial statements and Solidion’s publicly filed reports;

•        establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•        reviewing and approving in advance any proposed related-person transactions; and

•        preparing the audit committee report that the SEC requires in Solidion’s annual proxy statement.

Compensation Committee

The compensation committee consists of Mr. Davis and Ms. Tjon, with Ms. Tjon serving as chairperson. The board of Solidion has determined that each member of the compensation committee satisfies the requirements for independence under the rules and regulations of Nasdaq and the SEC. The compensation committee of Solidion is responsible for, among other things:

•        determining, or recommending to the Board for determination, the compensation of Solidion’s executive officers, including the chief executive officer;

•        overseeing and setting compensation for the members of the Board;

•        administering Solidion’s equity compensation plans;

•        overseeing Solidion’s overall compensation policies and practices, compensation plans, and benefits programs; and

•        preparing the compensation committee report that the SEC will require in Solidion’s annual proxy statement.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Mr. Davis and Ms. Tjon, with Ms. Tjon serving as chairperson. The board of Solidion has determine that each member of the nominating and corporate governance committee satisfies the requirements for independence under the rules and regulations of Nasdaq and the SEC. The nominating and corporate governance committee is responsible for, among other things:

•        evaluating and making recommendations regarding the composition, organization and governance of the Board and its committees;

•        reviewing and making recommendations with regard to Solidion’s corporate governance guidelines and compliance with laws and regulations;

•        reviewing conflicts of interest of Solidion’s directors and officers and proposed waivers of Solidion’s corporate governance guidelines and code of business conducts and ethics; and

•        evaluating the performance of the Board and its committees.

Compensation Committee Interlocks and Insider Participation

None of Solidion’s executive officers currently serves, or has served during the last year, as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of the Board.

Involvement in Certain Legal Proceedings

On August 3, 2017, Jaymes W. Winters II, our Chief Executive Officer, filed a petition for bankruptcy under Chapter 7 of the Bankruptcy Code (the “Chapter 7 Case”) in the United States Bankruptcy Court Western District of Washington (Tacoma) (the “Court”) (Case No. 17-42965) to avoid a $2,480,000 judicial lien against his personal residence obtained by Sterling Savings Bank (the “Sterling Savings Lien”), which was held by Umpqua Bank, the successor to Sterling Savings Bank. On November 9, 2018, the Court partially granted Mr. Winters’s motion to avoid the judgment lien of Umpqua Bank and all but $160,725 of Umpqua Bank’s judicial lien was avoided. On May 14, 2018, while the Chapter 7 Case was still open, Mr. Winters filed another petition for bankruptcy under Chapter 13 of the Bankruptcy Code in the United States Bankruptcy Court Western District of Washington (Tacoma) (Case Number: 3:17-BK-42965) to further protect his rights in relation to the Sterling Savings Lien. The Court granted a voluntary dismissal of the Chapter 13 Case on November 27, 2018. As of the date of this prospectus, both the Chapter 7 Case and the Chapter 13 Case are closed.

Stockholder Communications

We do not have a formal policy regarding stockholder communications with our Board. A shareholder who wishes to communicate with our Board may do so by directing a written request addressed to our Chief Executive Officer, at the address appearing on the first page of this filing.

Code of Ethics

The Board has established a formal code of business conduct and ethics that applies to our officers, directors and employees. The full text is available on our website at https://ir.solidiontech.com/governance. Any amendment or waiver disclosed on our website will be made available on our website to the extent required by applicable rules or regulations or listing requirements of Nasdaq. Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by the Board, and any such waiver shall be promptly disclosed to the stockholders.

Insider Trading Policy

We maintain a Policy on Insider Trading and Insider Information that prohibits our officers, directors and employees from purchasing or selling any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. Additionally, no officer, director or employee shall purchase or sell any security of the Company during the period beginning on the 15th calendar day of the last month of each fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. It prohibits officers, directors, or employees from pledging our stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts. It further prohibits margin purchases of our stock, short sales of our stock, and any transactions in puts, calls or other derivative securities involving our stock.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and our Code of Business Conduct and Ethics, on our website at www.solidiontech.com under “Governance” on the “Investors” page, and these documents are available in print to any stockholder who sends a written request to such effect to Solidion Technology, Inc., 13355 Noel Rd, Suite 1100, Dallas, TX 75240, Attention: Corporate Secretary. Information on or accessible from our website is not and should not be considered a part of this Registration Statement.

EXECUTIVE COMPENSATION

This section discusses material components of the executive compensation programs for Solidion’s executive officers who are named in the “Summary Compensation Table” below. This discussion may contain forward-looking statements that are based on Solidion’s current plans, considerations, expectations, and determinations regarding future compensation programs. Share amounts presented for periods prior to the Reverse Stock Split have been retroactively converted to reflect the Reverse Stock Split and the reverse stock split of 1- to- 50 effected in May 2025.

Summary Compensation Table

The following table sets forth information concerning the compensation earned for services rendered to us for the fiscal years ended December 31, 2025 and 2024 of our named executive officers as determined in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Dr. Bor Jang	2025	200,900	63,936				264,836
Board Chairman and Chief Science Officer	2024	140,000	—	—	—	—	140,000
Jaymes Winters	2025	300,000					300,000
Chief Executive Officer	2024	300,000	40,000	—	—	—	340,000
Songhai Chai	2025	225,000	99,041				324,041
Chief Technology Officer	2024	130,000	—	—	—	—	130,000
Vlad Prantsevich	2025	225,000					225.000
Chief Financial Officer	2024	225,000	40,000	—	—	—	265,000

Narrative Disclosure to Summary Compensation Table

Our compensation committee has historically determined the compensation of our named executive officers. Our compensation committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the compensation committee then approves the compensation of each executive officer after discussions without members of management present.

Base Salary

Base salaries for our named executive officers are initially established through arm’s-length negotiations at the time of the executive officer’s hiring, taking into account such executive officer’s qualifications, experience, the scope of his or her responsibilities and competitive market compensation paid by other companies for similar positions within the industry and geography. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries are reviewed, determined, and approved periodically, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Performance-Based Compensation

In addition to base salaries, our named executive officers are eligible to receive annual performance-based bonuses, which are designed to provide appropriate incentives to our executive officers to achieve annual performance goals and to reward them for achievement towards these goals. Performance based milestones are approved by the board at the beginning of the year and executive officers are assessed against these performance-based milestones subsequent to year end.

Executive Compensation Arrangements

Mr. Winters and Mr. Prantsevich

We entered into employment agreements (the “Executive Employment Agreements”) with Jaymes Winters and Vlad Prantsevich, effective as of the Closing Date (the “Start Date”). Mr. Winters’ Executive Employment Agreement provides for an initial base salary of $300,000, and Mr. Prantsevich’s Executive Employment Agreement provides for an initial base salary of $225,000. Both Executive Employment Agreements include an employment term that expires on the sixth anniversary of the Start Date (the “Initial Term”). The Initial Term is automatically extended thereafter from year to year, unless terminated in accordance with the terms of the agreement (with any extension beyond the Initial Term referred to as a “Renewal Term”). The Executive Employment Agreements may be terminated by either party at any time and for any reason upon 30 days’ notice, subject to the severance obligations described below.

The Executive Employment Agreements provide that each executive is eligible to receive (i) two transition bonuses in the amount of $20,000 each, (ii) an annual incentive bonus, determined by the Company on a discretionary basis in an amount up to 80% of annual base salary, and (iii) an additional bonus based on certain stock price targets for the Company. The Executive Employment Agreements also provide that each executive shall be entitled to certain cash incentive payments in connection with the Company achieving certain capital raise targets within 18 months of the Closing.

The Executive Employment Agreements provide that each executive is eligible to receive a cash bonus in the event of an Applicable Sale of the Company (as defined in the Executive Employment Agreements), which sale bonus shall equal 2.5% of the Equity Value of the Company (as defined in the Executive Employment Agreements).

Mr. Winters’ Executive Employment Agreement provides that he shall be issued warrants to purchase at least 12,000 shares of the Company’s common stock and shall be granted 4,000 shares of unrestricted stock in an initial grant, and annually thereafter an additional 4,000 shares of restricted stock. Mr. Prantsevich’s Executive Employment Agreement provides that he shall be issued warrants to purchase at least 4,000 shares of the Company’s common stock and shall be granted 2,000 shares of unrestricted stock in an initial grant, and annually thereafter an additional 2,000 shares of restricted stock.

The Executive Employment Agreements also provide that if either executive is terminated for any reason, the executive shall receive the following: (i) Executive’s Base Salary through and including the effective date of termination; (ii) payment for accrued unused vacation time, subject to the Company’s then current vacation policy; (iii) payment of any vested benefit; (iv) payment of Executive’s Incentive Bonus for the prior Fiscal Year, to the extent such Incentive Bonus had not yet been paid as of the Termination Date; (iv) payment of a prorated Incentive Bonus based on the number of days Executive was employed during the Fiscal Year, which shall be paid within sixty (60) days of the end of the Fiscal Year; and (v) payment for unreimbursed business expenses.

The Executive Employment Agreements further provide that if either executive is terminated by the Company without Cause (as defined in the Executive Employment Agreements), by the Company by Notice of Non-Renewal, or by Executive pursuant to Good Reason (as defined in the Executive Employment Agreements), in addition to the payments set forth above, and provided the executive execute a release in the form attached to the Executive Employment Agreement, the executive shall be entitled to receive severance benefits that consist of: (i) 12 months of Executive’s Base Salary immediately prior to the termination date, in the form of salary continuation; (ii) an amount equal to the Incentive Bonus paid for the previous Fiscal Year; (iii) a lump-sum cash amount equal to the First Transition Bonus (as defined above) to the extent the First Transition Bonus has not yet been paid to Executive; and (iv) 12 months of benefits continuation, or the Company will pay or reimburse Executive for the portion of the COBRA premium that is equal to the insurance premium the Company would pay if Executive was then an active employee of the Company.

Each executive is also subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, including non-disparagement and 12 months post-employment non-competition and non-solicitation of employees and customer provisions.

Dr. Jang and Dr. Chai

On February 10, 2025 (the “Signing Date”), the Company entered into employment agreements with each of Dr. Jang (the “Jang Employment Agreement”) and Dr. Chai (the “Chai Employment Agreement” and, together with the Jang Employment Agreement, the “Employment Agreements”). The Compensation Committee of the Board (the “Compensation Committee”), which is made up entirely of independent directors in accordance with Nasdaq listing rules, approved the Company’s entry into the Employment Agreements.

The Jang Employment Agreement provides for a starting annual base salary of $200,900 and an annual incentive opportunity discretionary bonus with a target set at 40% of base salary, and such bonus may be paid in cash, shares of stock, or a combination, although at least twenty-five percent must be paid in cash. Under the Jang Employment Agreement, the parties acknowledge that Dr. Jang, with the Company’s consent, is employed in an executive capacity by G3 and also serves on G3’s board of directors. Dr. Jang represents and warrants that he will devote approximately seventy percent (70%) of his business time and efforts to the performance of duties assigned to him under the Jang Employment Agreement. Dr. Jang agrees he will not engage in any other paid work, other than his simultaneous employment by G3, unless he notifies the Board or its designee in advance of his intent to engage in other paid work and receives the express written consent of the Board or its designee to do so. G3 beneficially owns approximately 51.4% of the outstanding shares of common stock of the Company as of the date of this filing.

The Chai Employment Agreement provides for a starting annual base salary of $225,000 and an annual incentive opportunity discretionary bonus with a target set at 40% of base salary, and such bonus may be paid in cash, shares of stock, or a combination, although at least twenty-five percent must be paid in cash.

The Employment Agreements provide for an initial term of two years commencing on the Closing Date, subject to annual renewal for additional, successive one-year terms. The Employment Agreements provide for a one-time transition bonus to Dr. Jang and Dr. Chai in the amount of $63,936 and $99,041, respectively, less applicable withholdings and deductions, paid in a lump sum on the Signing Date.

The Employment Agreements generally provide for (i) the initial one-time grants to Dr. Jang and Dr. Chai of at-the-money warrants to purchase at least 8,000 and 4,000, respectively, shares of the Company’s common stock with an expiration on the fifth anniversary of the Closing Date; (ii) the initial one-time grants of 4,000 and 2,000, respectively, shares of unrestricted stock (“Unrestricted Stock”); and (iii) annually thereafter, the grant of 4,000 and, 2,000 shares of restricted stock (“Restricted Stock”) of the Company each year. The awards (i) will be subject to vesting on three equal installments on each of the first three anniversaries of the Closing Date, (ii) will be made pursuant to the terms and conditions of the Company’s 2023 Long-Term Incentive Plan (the “Plan”) and (iii) will be evidenced by an award agreement between the Company and the Executive, pursuant to the terms of the Plan.

The Employment Agreements generally provide for the right to receive or participate in all employee benefit programs and perquisites established from time to time by the Company on a basis that is no less favorable than such programs and perquisites are provided by the Company to the Company’s other senior executives.

The Employment Agreements further provide that if either executive is terminated for any reason, the executive shall receive the following: (i) Executive’s Base Salary through and including the effective date of termination; (ii) payment for accrued unused vacation time, subject to the Company’s then current vacation policy; (iii) payment of any vested benefit; (iv) payment of Executive’s discretionary bonus for the prior fiscal year, to the extent not yet paid as of the termination date; (v) payment of a prorated discretionary bonus based on the number of days employed during the fiscal year, which shall be paid within sixty (60) days of the end of the Fiscal Year; and (vi) payment for unreimbursed business expenses.

The Employment Agreements further provide that if either executive is terminated by the Company without Cause (as defined in the Employment Agreements), by the Company by notice of non-renewal, or by the executive for Good Reason (as defined in the Employment Agreements), in addition to the payments set forth above, and provided the executive execute a release in the form attached to the Employment Agreements, the executive will be entitled to receive severance benefits that consist of: (i) 12 months of base salary immediately prior to the termination date, in the form of salary continuation; and (ii) 12 months of health insurance benefits continuation, or the Company will pay or reimburse Executive for the portion of the COBRA premium that is equal to the insurance premium the Company would pay if the executive were then an active employee of the Company.

Each executive is also subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, including non-disparagement and 12 months post-employment non-competition and non-solicitation of employees and customer provisions.

Non-Employee Director Compensation

For fiscal year 2024, Solidion provided $5,000 of cash compensation to each of its non-employee directors. All of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Solidion Board.

For fiscal year 2025, Solidion provided cash compensation described below and issued 40,000 bonus shares of common stock to each of its non-employee directors for prior service. All of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Solidion Board.

We intend to approve and implement a non-employee director compensation policy. The following table sets forth all information concerning all cash and non-cash compensation awarded to, earned by or paid to our non-employee directors during fiscal year 2025.

Non-Employee Director	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	Total ($)
John Davis	55,616	215,600	—	—	—	271,216
Karin-Joyce Tjon	55,616	215,600	—	—	—	271,216
Cynthia Ekberg Tsai(1)	36,051	215,600	—	—	—	251,651

____________

(1)      Cynthia Ekberg Tsai resigned from the Board on September 3, 2025.

(2)      Of the fees earned during fiscal year 2025, a portion remains unpaid as of the date of this filing.

Summary of the Incentive Plan

In connection with the Business Combination, we adopted the Solidion Technology, Inc. 2023 Equity Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the incentive plan.

Eligibility

Solidion’s employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards under the incentive plan. Following the closing, Solidion has approximately 20 employees and five non-employee directors who may be eligible to receive awards under the incentive plan.

Award Types

The incentive plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants.

Share Reserve

The number of shares of common stock initially reserved for issuance under the incentive plan was 190,000. Shares subject to stock awards granted under the incentive plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the incentive plan. The incentive plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of common stock available for issuance under the incentive plan on the first day of each fiscal year beginning with the 2024 fiscal year, equal to the least of (i) 190,000 shares of common stock, (ii) 5% of the total number of shares of common stock outstanding as of the last day of our immediately preceding fiscal year, or (iii) such lesser amount determined by the plan administrator.

On February 12, 2026, the Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission registering 1,084,908 shares of common stock issuable under the incentive plan, which became effective upon filing. As of March 31, 2026, 38,000 shares have been granted under the incentive plan, of which 6,667 shares were cancelled and returned to the plan during the three months ended March 31, 2026, and 483,575 shares remain available for future issuance.

Plan Administration

The Board of Solidion, or a duly authorized committee thereof, will have the authority to administer the incentive plan. The Board of Solidion may also delegate to one or more officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards. Subject to the terms of the incentive plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the incentive plan. The plan administrator has the power to modify outstanding awards under the incentive plan. Subject to the terms of the incentive plan, the plan administrator also has the authority to reprice any outstanding option or stock award, cancel and re-grant any outstanding option or stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.

Stock Options

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the incentive plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the incentive plan, and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code). Options granted under the incentive plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the incentive plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship ceases for any reason other than cause, the optionholder may generally exercise any vested options for a period of three (3) months following the cessation of service, but only within three (3) months following such termination, unless another period of time is provided in the applicable award agreement or other agreement, subject to the limitations in the incentive plan. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or Solidion’s insider trading policy. Options generally terminate immediately upon the termination of an optionholder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of common stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.

Tax Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all stock plans maintained by Solidion may not exceed $100,000. Options or portions thereof that exceed such limit generally will be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Solidion’s total combined voting power or that of any of Solidion’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, Solidion may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under his or her restricted stock award that have not vested as of the date the participant terminates service.

Restricted Stock Unit Awards

Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the incentive plan, and in a manner consistent with the provisions of Sections 409A). A stock appreciation right granted under the incentive plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards

The incentive plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of common stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by Solidion achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under Solidion’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid by Solidion to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by Solidion to such non-employee director, will not exceed (i) $500,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the Board of Solidion during such annual period, $750,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.

Changes to Capital Structure

In the event there is a specified type of change in Solidion’s capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made to (i) the class(es) and maximum number of shares of common stock subject to the incentive plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.

Corporate Transactions

The following applies to stock awards under the incentive plan in the event of a corporate transaction, as defined in the incentive plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with Solidion or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the incentive plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by Solidion with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate for no consideration if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by Solidion with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate for no consideration if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by Solidion with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.

Change in Control

In the event of a change in control, as defined under the incentive plan, awards granted under the incentive plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Plan Amendment or Termination

The Board of Solidion will have the authority to amend, suspend, or terminate the incentive plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the Nubia Board adopts the incentive plan.

Certain U.S. Federal Income Tax Aspects of Awards Under the Incentive Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the incentive plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. Except as otherwise specifically set forth below, it does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the incentive plan depend upon the type of award.

Incentive Stock Options.    The recipient of an ISO generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of Solidion’s common stock from exercised ISOs are disposed of, by sale or otherwise (although the excess of the fair market value of the common stock on the date of exercise over the exercise price is a tax preference for alternative minimum tax purposes, which could result in an alternative minimum tax liability). If the ISO recipient does not sell or dispose of the shares of Solidion’s common stock until more than one year after the receipt of the shares (i.e., exercise of the ISO) and two years after the option was granted (i.e., the minimum required time), then, upon sale or disposition of the shares, the difference between the exercise price and the fair market value of the shares of Solidion’s common stock as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the fair market value of the common stock purchased on the date of exercise (or, if less, the amount realized on disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. Solidion, subject to Section 162(m) of the Code, generally will be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Non-statutory Stock Options.    The recipient of an NSO generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of NSOs when the options are exercised. The excess of the fair market value of the common stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. Solidion, subject to Section 162(m) of the Code, generally will be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option. Any gain that the recipient realizes when he or she later sells or disposes of the acquired shares will be short-term or long-term capital gain, depending on how long the shares were held.

Restricted Stock Awards.    Recipients who receive awards of restricted shares subject to a vesting requirement (i.e., the restricted shares are nontransferable and is subject to a substantial risk of forfeiture) generally will recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares subject to a vesting requirement (i.e., the restricted shares are nontransferable and is subject to a substantial risk of forfeiture) may, within 30 days of the date the shares are granted, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Solidion, subject to Section 162(m) of the Code, generally will be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Restricted Stock Unit Awards.    Recipients will not recognize income, and the Company will not be allowed a tax deduction, at the time of a restricted stock unit award is granted. Recipients who receive restricted stock unit awards generally will recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time (less any amount the recipients paid for the stock or property). Solidion, subject to Section 162(m) of the Code, generally will be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Stock Appreciation Rights.    Recipients who receive stock appreciation rights generally will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. Solidion, subject to Section 162(m) of the Code, generally will be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Deductions.    Section 162(m) of the Code may limit Solidion’s ability to take a tax deduction with respect to awards made to recipients that are covered employees to the extent that the compensation to such recipient for a taxable year exceeds $1,000,000.

Section 409A of the Code.    The incentive plan permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A of the Code. If an award is subject to Section 409A of the Code, and if the requirements of Section 409A of the Code are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties.

Tax Withholding.    The Company Group has the right to deduct or withhold, or require a participant to remit to the Company Group, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the incentive plan.

Incentive Plan Benefits

Grants of awards under the incentive plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by participants under the incentive plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Solidion’s directors and executive officers, including those discussed in the sections entitled “Executive Compensation” and “Director Compensation,” the following sets forth transactions and series of similar transactions, since January 1, 2023, in which Solidion participated or will participate, in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) any of Solidion’s then directors, executive officers, or holders of more than 5% of its capital stock at the time of such transaction, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

The following summarizes the terms of certain material agreements Solidion entered into with G3 in connection with the closing of the Business Combination pursuant to the Merger Agreement. Each such summary is qualified in its entirety by reference to the relevant agreement, the forms of which will be filed as annexes to the proxy statement.

Contribution Agreement.    HBC and G3 entered into the Contribution Agreement, dated as of February 2, 2024 (the “Contribution Agreement”), pursuant to which, among other things, G3 will contribute and transfer to HBC all its right, title and interest in, to and under certain battery-related assets and HBC will assume certain related liabilities, as more specifically set forth thereunder. The parties intend that such contribution will qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder. The Contribution Agreement is attached to the registration statement of which this prospectus forms a part as Exhibit 10.10.

Supply and License Agreement.    HBC and G3 entered into the Supply and License Agreement, dated as of February 2, 2024 (the “SLA”), pursuant to which, among other things, G3 will sell to and supply from time to time HBC certain graphene and graphite products and G3 will provide to HBC a non-exclusive license to certain G3 patents, technology and know-how relating to graphene production to make and have made graphene materials for HBC’s own needs, as more specifically set forth thereunder. The SLA is attached to the registration statement of which this prospectus forms a part as Exhibit 10.11.

Shared Services Agreement.    HBC and G3 entered into the Shared Services Agreement, dated as of February 2, 2024 (the “SSA”), pursuant to which, among other things, G3 will continue to provide Solidion with certain operational and other support services, including assigning certain employees to work for Solidion to provide support to Solidion’s operations and sending its employees to Solidion on a short-term basis to provide support, and sharing the use of certain equipment, administrative office space, production space, laboratory space and loading space. In exchange for receipt of such services and uses, the SSA contemplates that the parties will pay fees to each other, as more specifically set forth thereunder. The SSA is attached to the registration statement of which this prospectus forms a part as Exhibit 10.12.

In addition, the following related party transactions have occurred since January 1, 2024.

Executive Officer and Director Compensation Arrangements

See “Executive Compensation” for information regarding compensation arrangements with the executive officers and directors of Solidion, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.

Director and Executive Officer Indemnification

Solidion’s organizational documents provide, and Solidion’s second amended and restated certificate of incorporation and amended and restated Bylaws provide, for indemnification for its directors and executive officers to the fullest extent permitted by law. Solidion has entered into indemnification agreements with each of its directors and executive officers. Such agreements provide among other things, the officers and directors of Solidion with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by law, including to the extent they serve at Solidion’s request as directors, officers, employees or other agents of any other affiliated entity, to the fullest extent permitted by law.

Warrant Conversion

See “— Warrant Conversion,” “— 2024 Purchase Agreement Amendment” and “— Lock-up” under “Prospectus Summary — Recent Developments” for information regarding certain transactions the Company entered into with Madison Bond LLC and Bayside Project LLC and their manager, Henry Ikezi.

Madison Bond Promissory Notes

On May 7, 2026, the Company executed a promissory note with Madison Bond LLC in the amount of $75,000 in cash for working capital purposes. The note bears interest at 16% per annum and matures on August 7, 2026. As of the date of these financial statements, the outstanding principal balance under the note was $75,000. See Note 5 to the unaudited condensed consolidated financial statements for details.

On May 11, 2026, the Company formalized the obligation through a promissory note with Madison Bond LLC related to the advance of $75,000 to the Company to fund legal fees incurred during the three months ended March 31, 2026. The note bears interest at 0% per annum, matures on November 11th, 2026, and requires a balloon payment for the entire principal at maturity. As of March 31, 2026, the outstanding principal balance under the note was $75,000.

Share Issuances

On October 9, 2025, the Company issued 40,000 bonus shares of common stock to each of its non-executive directors, John Davis and Karin-Joyce Tjon, and its former non-executive director Cynthia Ekberg Tsai. The issuances were in consideration of their prior board service from the closing of the Company’s business combination on February 2, 2024 until one year thereafter. The issuances were pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such issuances.

On October 9, 2025, the Company issued 450,000 shares of common stock to G3, pursuant to an “earn-out” provision in the Merger Agreement following the approval by the board of directors of the Company to deem the earn-out conditions satisfied in full in light of, among other things, the Company’s capital structure and the ongoing SSA between the Company and G3. Dr. Bor Jang is the Chairman of the Board of Directors and Chief Science Officer of the Company, as well as the Chairman of the Board of Directors and Chief Executive Officer of G3. The issuance was pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such issuance.

2026 Private Placement

See “— 2026 Private Placement” under “Prospectus Summary — Recent Developments” for information regarding the Company’s transactions with the 2026 Investor, which as of the closing of the 2026 Private Placement held more than 5% of the Company’s capital stock.

Review, Approval and Ratification of Related Party Transactions

It is the Company’s policy that all related party transactions must be approved by directors independent of the parties involved. All of the transactions described above were approved and ratified by the independent members of our Board. In connection with the approval of the transactions described above, our Board took into account several factors, including their fiduciary duties to the Company, the relationships of the related parties described above to the Company, the material facts underlying each transaction, the anticipated benefits to the Company and related costs associated with such benefits, whether comparable products or services were available, and the terms we could receive from an unrelated third party.

Conflicts Related to Other Business Activities

The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other activities of those persons may occur from time to time.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to our shareholders and us as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Director Independence

We have determined that each of the directors on the Board of Solidion other than Dr. Jang and Mr. Winters qualify as an independent director, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Meetings of The Board and Its Committees

The Board met 14 times during the fiscal year ended December 31, 2025. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee met six times, three times and one time, respectively, during the fiscal year ended December 31, 2025. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the fiscal year ended December 31, 2025 for which he or she was a director or committee member.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an exception to this prohibition if the following conditions are met at the time of such resale:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company.

Upon the consummation of the Transactions, we ceased to be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will be available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least six months would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of our equity of the same class, as applicable, then outstanding; or

•        the average weekly reported trading volume of our common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, are also limited by manner of sale provisions and notice requirements.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 10, 2026, by:

•        each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•        each executive officer;

•        each director; and

•        all of the executive officers and directors as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant or vesting of an RSU) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

The information set forth in the table below is based on 8,495,683 shares of common stock outstanding as of June 10, 2026. The information in the table below does not give effect to the exercise of any of our 1,583,000 Pre-Funded Warrants, which we issued on June 9, 2026 pursuant to the 2026 Purchase Agreement, except as may be indicated in the footnotes to this table.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner listed below is 13355 Noel Rd, Suite 1100, Dallas, TX 75240.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
More than 5% Beneficial Owners
Henry Ikezi(1)	3,293,276	38.2
Global Graphene Group, Inc.(2)	1,569,695	18.5
Alyeska Master Fund, L.P.(3)	851,079	9.9

Named Executive Officers and Directors
Dr. Bor Jang(2)	—	—
Jaymes Winters	3,745	*
Vlad Prantsevich	2,425	*
Karin-Joyce (KJ) Tjon	40,200	*
John Davis	40,000	*
Dr. Songhai Chai	—	—
All executive officers and directors as a group (6 persons)	86,370	1.0

____________

*        Denotes beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)      Based on a Schedule 13D/A filed by Henry Ikezi, Madison Bond LLC, Bayside Project LLC and FUN Investment Homes LLC on June 11, 2026. Includes 2,544,329 shares of Common Stock held of record by Madison Bond LLC, 511,310 shares of Common Stock held of record by Bayside Project LLC, and 237,637 shares of Common Stock held of record by FUN Investment Homes LLC. Mr. Ikezi is the Manager of FUN Investment Homes, LLC, which is the Manager of Madison Bond LLC. Mr. Ikezi is the Manager of Bayside Project LLC. The principal business address is 2 Penn Plaza 31st Floor, New York, NY, 10121.

(2)     Based on a Schedule 13D/A filed by Global Graphene Group, Inc. (“G3”) on June 5, 2026. G3 is managed by a board of directors consisting of Dr. Jang, Dr. Zhamu, Henry Wang, Max Wu, Wei Hsu, Edson Chang, and Hyun Yeo. Any action by G3 with respect to the shares of Solidion, including voting and dispositive decisions, requires a majority vote of the members of the board of managers of G3. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of G3’s directors, none of the directors is deemed to be a beneficial owner of shares of Solidion, even those in which any director holds a pecuniary interest. Dr. Jang is Chairman of our Board of Directors and our Chief Science Officer. The principal business address is 1240 McCook Ave, Dayton, OH 45404.

(3)      Consists of (i) 750,000 shares of Common Stock and (ii) 101,079 shares of Common Stock issuable upon exercise of Pre-Funded Warrants up to the beneficial ownership limitation of 9.99% elected at issuance. Excludes 1,481,921 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants in excess of the beneficial ownership limitation. See “Description of Capital Stock — Pre-Funded Warrants.” Alyeska Investment Group, L.P. is the investment manager of Alyeska Master Fund, L.P. (“Alyeska”) and has voting and investment control of the shares of Common Stock held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares of Common Stock. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, IL 60601.

Changes in Control

Our management is not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

SELLING SECURITYHOLDERS

The shares of our Common Stock being offered by the selling securityholders are:

•        (i) up to 3,447,957 shares of Common Stock issued pursuant to 2024 Purchase Agreement Amendment;

•        (ii) 110,134 shares of Common Stock issuable upon the conversion of the Convertible Notes;

•        (iii) 1,119,695 shares of Common Stock issued to Global Graphene Group, Inc. pursuant to the Merger Agreement;

•        (iv) 75,000 shares of Common Stock issuable to Arbor Lake Capital, Inc. with 35,000 shares issued pursuant to the Merger Agreement and 40,000 issued pursuant to the Strategic Cooperation Consulting Agreement;

•        (v) 10,000 shares of Common Stock issuable to Arbor Lake Capital LLC pursuant to the 2024 Consulting Agreement;

•        (vi) 61,750 shares of Common Stock originally issued to the Sponsor and its affiliates in connection with the initial public offering of Nubia;

•        (vii) 190,860 shares of Common Stock issued to Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC pursuant to the Forward Purchase Agreement;

•        (viii) 2,470 shares of Common Stock issued to affiliates of EF Hutton LLC in connection with the initial public offering of Nubia;

•        (ix) 120,000 shares of Common Stock issued in consideration of prior board service from the closing of the Company’s business combination on February 2, 2024 until one year thereafter, consisting of 40,000 shares issued to each of our non-executive directors, John Davis and Karin-Joyce Tjon, and our former non-executive director Cynthia Ekberg Tsai;

•        (x) 120,000 shares of Common Stock issued in consideration of prior service to the Company from the closing of the Company’s business combination on February 2, 2024 until one year thereafter, consisting of shares issued to certain of our non-executive employees;

•        (xi) 450,000 shares of Common Stock issued to G3 pursuant to an “earn-out” provision in the Merger Agreement following the approval by the Board of the Company to deem the earn-out conditions satisfied;

•        (xii) 240,400 shares of Common Stock issued to Anson pursuant to the Anson Agreement;

•        (xiii) 750,000 shares of Common Stock issued pursuant to the 2026 Purchase Agreement;

•        (xiv) up to 1,583,000 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants issued to the 2026 Investor;

•        (xv) up to 116,650 shares of Common Stock issuable upon the exercise of Placement Agent Warrants at an exercise price of $17.25 per share;

•        (xvi) up to an aggregate of 108,100 shares of Common Stock issuable upon the exercise of 108,100 Private Warrants originally issued in a private placement in connection with Nubia’s initial public offering; and

•        (xvii) up to 123,500 shares of Common Stock issuable upon the exercise of 123,500 Public Warrants originally issued in the initial public offering of Nubia.

We are registering the resale of the Common Stock and shares of our common stock issuable upon exercise of the Warrants in order to permit the selling securityholders to offer the shares of our Common Stock for resale from time to time. Except for the ownership of the Common Stock and the Warrants, the selling securityholders have not had any material relationship with us within the past three years, other than as mentioned below.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of the date hereof regarding the beneficial ownership of our Common Stock by the selling securityholders and the shares of Common Stock being offered by the selling securityholders. The applicable percentage ownership of common stock is based on 8,495,683 shares of Common Stock outstanding as of June 10, 2026, and does not give effect to the exercise of any of our 1,583,000 Pre-Funded Warrants, which we issued on June 9, 2026 pursuant to the 2026 Purchase Agreement, except with respect to the 2026 Investor, which holds all of our Pre-Funded Warrants. Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of common stock held by the selling securityholders or that may be acquired upon exercise of other securities. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” Unless otherwise noted, the business address of each of those listed in the table is c/o Solidion Technology, Inc., 13355 Noel Rd, Suite 1100, Dallas, TX 75240.

Name of Selling securityholders	Before Offering		Maximum Number of Shares of Common Stock Offered Pursuant to this Resale Offering	After Offering
	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock Beneficially Owned		Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock Beneficially Owned(1)
Anson Investments Master Fund LP(1)	240,400	2.8	240,400	0	0
Meteora Select Trading Opportunities Master, LP(2)	76,059	*	76,059	0	0
Meteora Capital Partners, LP(2)	84,997	1.0	84,997	0	0
Meteora Strategic Capital, LLC(2)	29,804	*	29,804	0	0
Global Graphene Group, Inc.(3)	1,569,695	18.5	1,569,695	0	0
Arbor Lake Capital, Inc.(4)	75,000	*	75,000	0	0
Arbor Lake Capital LLC(4)	10,000	*	10,000	0	0
Embark Holdings, LLC	9,800	*	11,300	0	0
BKL Global Solutions, LLC	5,000	*	5,000	0	0
BT Family Office 1941 LLC	1,800	*	1,800	0	0
Andrew Szpiro	2,600	*	2,600	0	0
Embark Holdings II, LLC	2,250	*	3,500	0	0
Wachter Holdings	200	*	200	0	0
Olga Borisova	200	*	200	0	0
Hasanov Capital LLC	600	*	600	0	0
Michael R. Martin	500	*	500	0	0
ICO Products LLC	18,776	*	18,776	0	0
Duolun Liu	5,347	*	5,347	0	c
Eddie Ni	32,111	*	32,111	0	0
Qiao Chen	2,000	*	2,000	0	0
Thanhchi Thi Nguyen	1,000	*	1,000	0	0
Qing Li	2,000	*	2,000	0	0
Patrick Orlando	18,700	*	18,700	0	0
Nick Matev	500	*	500	0	0
Paul Prantsevich	400	*	400	0	0
Emanuel Rusu	300	*	300	0	0
Alexander Monje	200	*	200	0	0
David Campbell	200	*	200	0	0

Name of Selling securityholders	Before Offering		Maximum Number of Shares of Common Stock Offered Pursuant to this Resale Offering	After Offering
	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock Beneficially Owned		Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock Beneficially Owned(1)
Michael Patterson	200	*	200	0	0
Yvonne Brown	200	*	200	0	0
Patrick Orlando	200	*	200	0	0
BIG 4 Sponsor LLC	55,414	*	55,414	0	0
Vic Solomon	2,000	*	2,000	0	0
Nick Matev	500	*	500	0	0
Emanuel Rusu	444	*	444	0	0
Paul Hudgens	230	*	230	0	0
Michael Hudgens	200	*	200	0	0
Ken Moon	180	*	180	0	0
Paul Prantsevich	120	*	120	0	0
Michael Johnson	114	*	114	0	0
Randall Parker	114	*	114	0	0
Ruby Joubert Johnson	114	*	114	0	0
Randall Parker	80	*	80	0	0
David Shepherd	57	*	57	0	0
John Chandler	57	*	57	0	0
John Chandler II	57	*	57	0	0
Barry Wolfe	40	*	40	0	0
James Coakley	40	*	40	0	0
Linda Boyle	40	*	40	0	0
Mark Boyle	40	*	40	0	0
Melissa Williams	40	*	40	0	0
Steve Sellers	40	*	40	0	0
Desiree Carter	34	*	34	0	0
Davey Thomas	28	*	28	0	0
Rodney Scott	28	*	28	0	0
Alex Shevchuk	140	*	140	0	0
Charles Goolsby	20	*	20	0	0
Janice Nix-Victoria	20	*	20	0	0
Kimberly Womack	20	*	20	0	0
Linda Charles	20	*	20	0	0
Mariol Charles	20	*	20	0	0
Natasha Youngblood	20	*	20	0	0
Monique Mayo	20	*	20	0	0
Natasha Johnson	20	*	20	0	0
Rod Womack	20	*	20	0	0
Slyvester Joubert	20	*	20	0	0
Tennille Johnson	20	*	20	0	0
Kingswoods Capital Partners, LLC(5)	186	*	186	0	0
Joseph T. Rallo(6)	1,142	*	1,142	0	0
David W. Boral(7)	1,142	*	1,142	0	0
Wanda Nimer	20	*	20	0	0
Wendy Johnson	20	*	20	0	0

Name of Selling securityholders	Before Offering		Maximum Number of Shares of Common Stock Offered Pursuant to this Resale Offering	After Offering
	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock Beneficially Owned		Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock Beneficially Owned(1)
Desiree Carter	10	*	10	0	0
John Chandler	4	*	4	0	0
Jaymes Winters(8)	3,745	*	3,745	0	0
Vlad Prantsevich(9)	2,425	*	2,425	0	0
Karin-Joyce (KJ) Tjon(10)	40,200	*	40,200	0	0
John Davis(11)	40,000	*	40,000	0	0
Cynthia Ekberg Tsai(12)	40,000	*	40,000	0	0
Hao-Hsun Oliver Chang(13)	45,000	*	45,000	0	0
Xingang Zhao(13)	20,000	*	20,000	0	0
Jiahua Ou(13)	20,000	*	20,000	0	0
Andrew Parth(13)	16,000	*	16,000	0	0
Kailash Patel(13)	15,000	*	15,000	0	0
Xinna Selina Chen(13)	2,000	*	2,000	0	0
Charles Dean(13)	2,000	*	2,000	0	0
Henry Ikezi(14)	3,293,276	38.2	3,293,276	0	0
Madison Bond LLC(14)	2,758,366	32.5	2,758,366	0	0
Bayside Project LLC(14)	689,591	8.1	689,591	0	0
Alyeska Master Fund, L.P.(15)	851,079	9.9	2,333,000	0	0
American Capital Partners, LLC(16)	116,650	1.4	116,650	0	0

____________

*        Less than 1 percent (1%).

(1)      The securities are directly held by Anson Investments Master Fund LP (“Anson Investments”). Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(2)      Includes (A) 76,059 shares of Common Stock held by Meteora Select Trading Opportunities Master, LP, (B) 84,997 shares of Common Stock held by Meteora Capital Partners, LP, and (C) 29,804 shares of Common Stock held by Meteora Strategic Capital, LLC (collectively, “Meteora”). Vikas Mittal is the Managing Member of Meteora and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. Mr. Mittal expressly declares that he is not the beneficial owner for the purposes of sections 13(d) or 13(g) of the Act. The business address of Meteora is 1200 N. Federal Hwy #200 Boca Raton, Florida 33432.

(3)      Consists of shares of Common Stock held by Global Graphene Group, Inc. (“G3”). G3 is managed by a board of directors consisting of Dr. Jang, Dr. Zhamu, Henry Wang, Max Wu, Wei Hsu, Edson Chang, and Hyun Yeo. Any action by G3 with respect to the shares of Solidion, including voting and dispositive decisions, requires a majority vote of the members of the board of managers of G3. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of G3’s directors, none of the directors is deemed to be a beneficial owner of shares of Solidion, even those in which any director holds a pecuniary interest. The address of 1240 McCook Ave, Dayton, OH 45404.

(4)      Consists of shares of Common Stock held by Arbor Lake Capital Inc. Hong Li is a director of Arbor Lake Capital Inc. and has voting and investment control with respect to the securities reported herein. Hong Li disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Arbor Lake Inc. is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(5)      The address is 17 Battery PL Ste 625, New York NY 10004.

(6)      The address is 181 Montauk Hwy, East Hampton NY 11937.

(7)      The address is 2 Sea Wall Ln, Bayville NY 11709.

(8)      Mr. Winters is the Chief Executive Officer of the Company and a member of its Board.

(9)      Mr. Prantsevich is the Chief Financial Officer of the Company.

(10)    Ms. Tjon is a member of the Company’s Board.

(11)    Mr. Davis is a member of the Company’s Board.

(12)    Ms. Ekberg Tsai was a member of the Company’s Board from the closing of its business combination on February 2, 2024 until her resignation on September 3, 2025.

(13)    Non-executive employee of the Company.

(14)    Includes 2,544,329 shares of Common Stock held of record by Madison Bond LLC, 511,310 shares of Common Stock held of record by Bayside Project LLC, and 237,637 shares of Common Stock held of record by FUN Investment Homes LLC. Mr. Ikezi is the Manager of FUN Investment Homes, LLC, which is the Manager of Madison Bond LLC. Mr. Ikezi is the Manager of Bayside Project LLC. The principal business address is 2 Penn Plaza 31st Floor, New York, NY, 10121.

(15)    Consists of (i) 750,000 shares of Common Stock and (ii) 1,583,000 shares of Common Stock issuable upon exercise of Pre-Funded Warrants, of which 101,079 are currently exercisable due to the beneficial ownership limitation of 9.99% elected at issuance. See “Description of Capital Stock — Pre-Funded Warrants.” Alyeska Investment Group, L.P. is the investment manager of Alyeska Master Fund, L.P. (“Alyeska”) and has voting and investment control of the shares of Common Stock held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares of Common Stock. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, IL 60601.

(16)    Consists of 116,650 shares of Common Stock issuable upon exercise of the Placement Agent Warrants. The named entity has its principal place of business at 205 Oser Avenue, Hauppauge, New York 11788. Anthony Simone, the Chief Financial Officer of the entity, and Ed Cahill, the President of the entity, exercise joint voting and dispositive power over the shares being offered under this prospectus.

EXPERTS

The financial statements of Solidion Technology, Inc. as of and for the year ended December 31, 2025, included in this prospectus, have been audited by CBIZ CPAS P.C., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the report of such firm given on the authority as experts in accounting and auditing.

The financial statements of Solidion Technology, Inc. as of and for the year ended December 31, 2024, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Benesch, Friedlander, Coplan & Aronoff LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at www.sec.gov.

Our website address is www.solidiontech.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Solidion Technology, Inc.
Audited Consolidated and Combined Financial Statements,
Years Ended December 31, 2025 and 2024

Solidion Technology, Inc.
Unaudited Condensed Consolidated and Combined Financial Statements,
Three Months Ended March 31, 2026 and 2025

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Solidion Technology, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated and combined balance sheet of Solidion Technology, Inc. (the “Company”) as of December 31, 2025, the related consolidated and combined statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025

Hartford, CT

April 15, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of

Solidion Technology, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated and combined balance sheet of Solidion Technology, Inc. and subsidiaries (the “Company”) as of December 31, 2024, the related consolidated and combined statements of operations, changes in stockholders’ (deficit) equity, and cash flows, for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

Restatement of the 2024 Financial Statements

As discussed in Note 2 to the December 31, 2025 financial statements, the accompanying 2024 financial statements have been restated to correct misstatements.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements for the year ended December 31, 2024 have been prepared assuming that the Company will continue as a going concern. As of the date of issuance of the Company’s 2024 financial statements, the Company had experienced recurring net losses and net cash used in operating activities, had generated minimal sales, and was not in compliance with Nasdaq listing rules, which raised substantial doubt about its ability to continue as going concern. Management’s plans in regards to these matters were also described in the 2024 financial statements. The 2024 financial statements did not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Dayton, Ohio

April 15, 2025 (December 8, 2025, as to the effects of the reverse stock split described in Note 3, and April 15, 2026, as to the effects of the restatement discussed in Note 2)

We began serving as the Company’s auditor in 2024. In 2025 we became the predecessor auditor.

SOLIDION TECHNOLOGY, INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

	December 31, 2025	December 31, 2024 (Restated)
ASSETS
Current Assets:
Cash	$204,725	$3,353,732
Accounts receivable	5,110	999
Other receivable	302,500	302,500
Inventory	24,430	24,430
Prepaid expenses	170,257	206,784
Other current assets	76,166	—
Total Current Assets	783,188	3,888,445

Property and Equipment, net of depreciation	2,022,043	2,094,536
Patents, net of amortization	1,991,623	1,972,830
Total Assets	$4,796,854	$7,955,811

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$3,509,936	$2,135,586
Income taxes payable	—	6,369
Excise tax payable	964,463	909,871
Derivative liabilities	4,772,600	25,272,650
Due to related party	87,873	87,873
Convertible notes	—	527,500
Short-term notes payable	2,647,556	1,917,962
Total Liabilities	11,982,428	30,857,811

Commitments and contingencies (Note 6)

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 300,000,000 shares authorized, 7,465,283 and 2,633,956 issued and outstanding as of December 31, 2025 and 2024, respectively	746	13,169
Additional paid-in capital	159,027,646	101,998,956
Stock subscription receivable	(2,841,427)	(2,545,586)
Accumulated deficit	(163,372,539)	(122,368,539)
Total Stockholders’ Deficit	(7,185,574)	(22,902,000)
Total Liabilities and Stockholders’ Deficit	$4,796,854	$7,955,811

The accompanying notes are an integral part of these consolidated and combined financial statements.

SOLIDION TECHNOLOGY, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2025	2024 (Restated)
Net sales	$13,350	$—
Cost of goods sold	6,648	—
Gross profit	6,702	—

Operating Expenses
Research and development	3,422,897	2,375,163
Selling, general and administrative	9,504,711	10,924,374
Total operating expenses	12,927,608	13,299,537

Operating loss	(12,920,906)	(13,299,537)

Other Income (Expense)
Change in fair value of derivative liabilities	(28,250,727)	12,275,217
Loss on issuance of common stock and warrants	—	(31,033,622)
Interest income	19,094	13,806
Interest expense	(108,971)	(366,963)
Other income (expense)	257,510	(5,934)
Total other expense	(28,083,094)	(19,117,496)

Net loss before provision for income taxes	(41,004,000)	(32,417,033)

Provision for income taxes	—	—

Net loss	$(41,004,000)	$(32,417,033)

Weighted average number of shares of common stock outstanding – basic and diluted	3,946,294	2,051,708
Basic and diluted net loss per share of common stock	$(10.39)	$(15.80)

The accompanying notes are an integral part of these consolidated and combined financial statements.

SOLIDION TECHNOLOGY, INC.

Consolidated AND COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERs’
(DEFICIT) EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

(RESTATED)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 2023	—	$—	$28,857,965	$(25,445,506)	$—	$3,412,459
Retroactive application of recapitalization to December 31, 2023	1,396,000	6,980	(6,980)	—	—	—
Adjusted beginning balance	1,396,000	6,980	28,850,985	(25,445,506)	—	3,412,459
Balance at January 1, 2024, after retroactive application of recapitalization	1,396,000	6,980	28,850,985	(25,445,506)	—	3,412,459
Capital contributions from related party	—	—	487,273	—	—	487,273
Issuance of common stock upon consummation of the Merger	120,093	600	(27,888,519)	—	—	(27,887,919)
Conversion of convertible notes into common stock upon consummation of the Merger	119,245	596	3,174,404	—	—	3,175,000
Stock subscription receivable	—	—	—	—	(80,241)	(80,241)
Earnout Arrangement	—	—	63,600,000	(63,600,000)	—	—
Contingent consideration	—	—	906,000	(906,000)	—	—
Convertible note – stock issuance loss	—	—	2,805,678	—	—	2,805,678
Private Placements	347,016	1,735	12,930,262	—	—	12,931,997
Issuance costs in connection with the Private Placements	—	—	(419,499)	—	—	(419,499)
Shares issued from exercise of Series A Warrants	274,858	1,375	7,321,820	—	—	7,323,195
Shares issued from exercise of Series B Warrants	114,992	575	2,671,354	—	—	2,671,929
Issuance of common stock for Forward Purchase Agreement	190,860	954	3,123,425	—	(2,372,232)	752,147
Issuance of common stock for Forward Purchase Agreement Compensation	57,000	285	1,025,715	—	—	1,026,000
Forward Purchase Agreement – subscription receivable discount	—	—	93,113	—	(93,113)	—
Stock-based compensation to consultant	—	—	700,000	—	—	700,000
Shares issued to consultant	13,892	69	249,931	—	—	250,000
Stock-based compensation	—	—	2,367,014	—	—	2,367,014
Net Loss	—	—	—	(32,417,033)	—	(32,417,033)
Balance at December 31, 2024	2,633,956	13,169	101,998,956	(122,368,539)	(2,545,586)	(22,902,000)
Shares issued from exercise of Series A Warrants	280,287	101	4,475,753	—	—	4,475,854
Conversion of convertible notes into common stock	68,095	339	527,161	—	—	527,500
Reverse stock split	(112)	(13,311)	12,851	—	—	(460)
Shares issued from Earnout Arrangement	450,000	45	(45)	—	—	—
Shares issued from Series C and D Warrant Conversion	3,447,957	343	43,030,159	—	—	43,030,502
Shares issuable upon settlement of warrants	—	—	1,915,988	—	—	1,915,988
Forward Purchase Agreement – subscription receivable discount	—	—	295,841	—	(295,841)	—
Stock-based compensation to consultants	345,100	36	3,821,086	—	—	3,821,122
Stock-based compensation	240,000	24	2,949,896	—	—	2,949,920
Net Loss	—	—	—	(41,004,000)	—	(41,004,000)
Balance at December 31, 2025	7,465,283	$746	$159,027,646	$(163,372,539)	$(2,841,427)	$(7,185,574)

The accompanying notes are an integral part of these consolidated and combined financial statements.

SOLIDION TECHNOLOGY, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2025	2024 (Restated)
Cash Flows From Operating Activities:
Net loss	$(41,004,000)	$(32,417,033)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	294,442	350,509
Stock based compensation	2,949,920	2,367,014
Equity compensation expense	3,821,122	1,976,000
Non-cash interest expense	—	303,061
Non-cash gain related to adjustment of note payable balance	(257,512)	—
Change in fair value of derivative liabilities	28,250,727	(12,275,217)
Loss on issuance of common stock and warrants	—	31,033,622
Changes in operating assets and liabilities:
Accounts receivable	(4,111)	1,165
Inventory	—	(1,700)
Prepaid expenses	36,527	3,515
Other current assets	(76,166)	—
Accounts payable and accrued expenses	1,404,126	1,344,669
Income taxes payable	(6,369)	(82,898)
Excise taxes	54,592	19,486
Net Cash Used In Operating Activities	(4,536,702)	(7,377,807)

Cash Flows From Investing Activities:
Purchases of property and equipment	(117,812)	—
Capitalized patent costs	(122,930)	(246,074)
Net Cash Used In Investing Activities	(240,742)	(246,074)

Cash Flows From Financing Activities:
Capital contributions from Global Graphene Group	—	487,273
Cash received from NUBI Trust	—	25,160,047
Discount payment related to Non Redemption Agreement	—	(13,937,997)
Reimbursement of consideration shares related to the Forward Purchase Agreement	—	(2,193,800)
Reimbursement of Recycled Shares related to Forward Purchase Agreement	—	(80,241)
Transaction expenses in connection with the Merger	—	(8,948,009)
Inflow from Merger	—	17,555
Proceeds from convertible notes	—	527,500
Proceeds from short-term notes	1,000,000	670,000
Repayment of short-term notes	(42,671)	(1,389,146)
Proceeds from issuance of common stock and warrants in connection with Private Placement	—	7,850,000
Proceeds from issuance of common stock from exercise of warrants	671,568	4,259,241
Issuance costs in connection with Private Placement	—	(419,499)
Repayment of related party payable	—	(1,026,091)
Cash used to settle fractional shares	(460)	—
Net Cash Provided By Financing Activities	1,628,437	10,976,833

SOLIDION TECHNOLOGY, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS — (Continued)

	For the Year Ended December 31,
	2025	2024 (Restated)
Net change in cash	(3,149,007)	3,352,952

Cash at beginning of period	3,353,732	780
Cash at end of period	$204,725	$3,353,732

Supplemental disclosure
Cash paid for interest expense	$16,627	$169,911
Cash paid for federal income taxes	$6,369	$89,959

Supplemental disclosure of non-cash financing activities:
Issuance of Common Stock upon the closing of the Merger	$—	$4,993
Issuance of Common Stock for Forward Purchase Agreement	$—	$3,124,379
Issuance of Common Stock upon cashless exercise of warrants	$11	$—
Stock subscription receivable, net of discount	$—	$2,372,232
FPA discount accretion	$295,841	$93,113
Convertible notes converted to common shares	$527,500	$—
Reclassification of warrant derivative liability to additional paid-in capital upon exercise of Series A warrants	$3,804,286	$—
Conversion of Series C and Series D warrant derivative liabilities into common stock	$43,030,502	$—
Reverse stock split – reclassification from common stock to additional paid-in capital	$13,311	$—
Capitalized interest to principal balance of short-term note payable	$29,777	$24,061
Shares issuable upon settlement of warrants	$1,915,988	$—

The accompanying notes are an integral part of these consolidated and combined financial statements.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Solidion Technology, Inc (the “Company”, “Solidion” or “Solidion Technology”), formerly known as Nubia Brand International Corp. prior to February 2, 2024, was incorporated in Delaware on June 14, 2021 and is an advanced battery technology company focused on the development and commercialization of next-generation battery materials, components, and energy storage solutions. Solidion is headquartered in Dallas, TX, with research and development and manufacturing operations located in Dayton, OH.

On February 2, 2024, Nubia Brand International Corp., a Delaware corporation (“Nubia” and after the Transactions described herein, the “Company”, “Solidion” or “Solidion Technology, Inc.”), consummated the merger (the “Closing”) pursuant to a Merger Agreement, dated February 16, 2023 (as amended on August 25, 2023, the “Merger Agreement”), by and among Nubia, Honeycomb Battery Company, an Ohio corporation (“HBC”), and Nubia Merger Sub, Inc., an Ohio corporation and wholly-owned subsidiary of Nubia (“Merger Sub”). HBC was formerly the energy solutions division of Global Graphene Group, Inc. (“G3”). Pursuant to the Merger Agreement, Merger Sub merged with and into HBC (the “Merger,” and the transactions contemplated by the Merger Agreement, the “Transactions”), with HBC surviving such merger as a wholly owned subsidiary of Nubia, which was renamed “Solidion Technology, Inc.” upon Closing.

In accordance with the Merger Agreement the Company issued to the HBC stockholders aggregate consideration of 1,400,000 shares of Solidion’s common stock, minus up to 4,000 Holdback Shares, subject to adjustment for any additional interest or penalties related to the G3 Tax Lien (the “Closing Merger Consideration Shares”) at the effective time of the Merger Agreement (the “Effective Time”), plus up to an additional 450,000 shares of Solidion’s common stock (the “Earnout Shares”) upon the occurrence of the following events (or earlier upon a change of control of Solidion but subject to (and only to the extent that) the valuation of Solidion’s common stock implied by such change of control transaction meeting the respective volume weighted average price (“VWAP”), as defined in the Merger Agreement, thresholds set forth below) (the “Earnout Arrangement”):

(i)     100,000 Earnout Shares if, over any ten (10) trading days within any thirty (30) trading day period from and after the date that is thirty (30) days following the closing date of the Transactions (the “Closing Date”) until the second anniversary of the Closing Date, the VWAP of the shares of Solidion’s Class A common stock is greater than or equal to $625.00 per share (subject to any adjustment pursuant to the Merger Agreement);

(ii)    150,000 Earnout Shares if, over any ten (10) trading days within any thirty (30) trading day period from and after the date that is one hundred eighty (180) days following the Closing Date until the date that is forty-two (42) months following the Closing Date, the VWAP of the shares of Solidion’s Class A common stock is greater than or equal to $750.00 per share (subject to any adjustment pursuant to the Merger Agreement); and

(iii)   200,000 Earnout Shares if over any ten (10) trading days within any thirty (30) trading day period from and after the date that is one hundred eighty (180) days following the Closing Date until the fourth anniversary of the Closing Date, the VWAP of the shares of Solidion’s Class A common stock is greater than or equal to $1,250.00 per share (subject to any adjustment pursuant to the Merger Agreement).

If, prior to the expiration of the earn out periods set forth in (i)-(iii) above, there occurs any transaction resulting in a change in control, and the corresponding valuation of Solidion’s Class A common stock, calculated inclusive of the Earnout Shares to be issued under the Earnout Arrangement, is greater than or equal to the amount set forth in (i)-(iii), as applicable, then, immediately prior to the consummation of such change in control, the event set forth in (i)-(iii), as applicable, if not previously satisfied, shall be deemed to have occurred, subject to the terms provided in the Merger Agreement.

On October 9, 2025, the Company issued 450,000 shares of its common stock to G3 pursuant to the earnout provisions of the Merger Agreement. These shares represent the full amount of the Earnout Shares described above.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The issuance followed the approval of the Company’s Board of Directors to deem all earnout milestones satisfied in full, after considering the Company’s post-merger capital structure and ongoing shared-services arrangements with G3. Accordingly, the Company has completed its obligations related to the Earnout Arrangement under the Merger Agreement.

The Merger was accounted for as a common control transaction with respect to HBC which is akin to a reverse recapitalization. This conclusion was based on the fact that G3 had a controlling financial interest in HBC prior to the Merger and has a controlling financial interest in Solidion (which includes HBC as a wholly owned subsidiary). Net assets of Nubia were stated at their historical carrying amounts with no goodwill or intangible assets recognized in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Merger with respect to HBC was not treated as a change in control due primarily to G3 receiving the controlling voting stake in Solidion and G3’s ability to nominate a majority of the board of directors of Solidion. Under the guidance in ASC 805 for transactions between entities under common control, the assets and liabilities of HBC and Nubia are recognized at their carrying amounts on the date of the Merger.

Under a reverse recapitalization, Nubia was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of HBC issuing stock for the net liabilities of Nubia, accompanied by a recapitalization.

Going Concern

The Company’s financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for the foreseeable future.

Since the Company’s inception, it has experienced recurring net losses and net cash used in operating activities and has generated minimal sales. For the year ended December 31, 2025, the Company recorded a net loss of $41,004,000, which included a non-cash, non-operating loss of $28,250,727 due to the change in the fair value of derivative liabilities, net cash used in operating activities of $4,536,702 and as of December 31, 2025, had cash and cash equivalents of $204,725. For the year ended December 31, 2024, the Company recorded a net loss of $32,417,033, which included a gain of $12,275,217 due to the change in the fair value of derivative liabilities and a $31,033,622 loss due to the issuance of common stock and warrants, net cash used in operating activities of $7,377,807 and as of December 31, 2024, had cash and cash equivalents of $3,353,732.

The Company expects to continue to incur net losses and net cash used in operating activities in accordance with its operating plan and expects that expenditures will increase significantly in connection with its ongoing activities. As of the balance sheet date and up to the date that the financial statements were issued, the Company does not have availability under any debt agreements. Additionally, the Company is currently in default of an outstanding Promissory Note due to non-payment of scheduled installments. Given the Company’s projected operating requirements and its existing cash and cash equivalents, the Company is projecting insufficient liquidity to sustain its operations and meet its obligations through one year following the date that the financial statements were issued. This raises substantial doubt about the Company’s ability to continue as a going concern.

In addition, the Company has received a notice from the Nasdaq related to their failure to maintain the minimum bid price requirement of $1 per share. In response, on May 12, 2025, the Company effectuated a 1-for-50 reverse split of its Common Stock in order to reach the Nasdaq minimum. The primary objective of the reverse stock split is to increase the per-share market price of the Company’s common stock to enable the Company to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq. Additionally, on April 16, 2025, the Company received notice from the Nasdaq due to the Company’s noncompliance with Nasdaq’s minimum Market Value of Listed Securities (“MVLS”) requirement and minimum Market Value of Publicly Held Shares (“MVPHS”) requirement. The Company has a compliance period of 180 calendar days, or until October 13, 2025, to regain compliance with the MVPHS requirement.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

On July 7, 2025, the Company received notice from Nasdaq that it has regained compliance with Listing Rule 5450(a)(1) (the “Bid Price Rule”).

Prior to the expiration of the 180-day compliance periods related to Nasdaq’s MVLS and MVPHS requirements, the Company applied for a transfer of the listing of its securities to The Nasdaq Capital Market. On October 29, 2025 the Company was notified by Nasdaq staff that Company’s application to list its Common Stock on The Nasdaq Capital Market was approved. The Company’s securities were transferred to the Capital Market at the opening of business on October 31, 2025. As a result, all matters pertaining to MVLS and MVPHS requirements are now closed.

On September 8, 2025, the Company notified Nasdaq that, following the resignation of a director on September 3, 2025, its Audit Committee was no longer in compliance with Nasdaq Listing Rule 5605(c)(2)(A), which requires listed companies to maintain an audit committee consisting of at least three independent directors. In accordance with Nasdaq Listing Rule 5605(c)(4), the Company is entitled to a cure period to regain compliance, which extends until the earlier of (i) the Company’s next annual meeting of shareholders or (ii) September 3, 2026; provided, however, that if the annual meeting occurs on or before March 2, 2026, the cure period will extend only until March 2, 2026.

On March 24, 2026, the company announced an annual meeting scheduled for June 11, 2026. As a result, the Company’s cure period to regain compliance with Nasdaq Listing Rule 5605(c)(2)(A) extends until the date of the annual meeting. The Company is actively evaluating potential candidates to fill the vacancy on its Audit Committee and intends to regain compliance within the applicable cure period.

As an early-stage growth company, the Company’s ability to access capital is critical. The Company plans to finance its operations with proceeds from the sale of equity securities or debt; however, there is no assurance that management’s plans to obtain additional debt or equity financing will be successfully implemented or implemented on terms favorable to the Company.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

The Company’s current business activities consist of development and commercialization of battery materials, components, cells, and selected module/pack technologies. The Company faces inherent risks associated with its operations, such as the ongoing development of its technology, marketing, and distribution channels, as well as the enhancement of its supply chain and manufacturing capabilities. Additionally, the need to recruit additional management and key personnel is vital. The success of the Company’s development initiatives and the achievement of profitability hinge on various factors, including its ability to enter potential markets and secure sustainable financing in the future.

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, competition from substitute products and larger companies, protection of proprietary technology, ability to maintain distributor relationships and dependence on key individuals.

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS

Restatement of Fiscal Year 2024 Financial Statements

During the preparation and audit of the Company’s consolidated and combined financial statements for the year ended December 31, 2025, the Company identified errors related to (i) the accounting for the fair value remeasurement of the Series A and Series B derivative warrant liabilities issued in connection with the March 2024 private placement financing, (ii) the accounting for the issuance of shares and recognition of a discounted stock subscription receivable in connection with the Forward Purchase Agreement (“FPA”), and (iii) calculation of basic and diluted income (loss) per share.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

Specifically, with respect to (i), the Company determined that the valuation methodologies and significant assumptions used to estimate the fair value of the derivative warrant liabilities were appropriate, however, the fair value of the warrant liabilities should have been remeasured and settled in equity at each exercise date with the fair value remeasurement recognized in the consolidated and combined statements of operations during fiscal year 2024, as required by ASC 815. As a result of the warrant remeasurement error, the Company determined that the previously reported non-cash, non-operating Change in fair value of derivative liabilities for the three months ended June 30, 2024 and September 30, 2024 was misstated by approximately $0.1 million and $2.3 million, respectively, and for the year ended December 31, 2024 was misstated by approximately $5.7 million, with a corresponding understatement of additional paid-in capital (“APIC”) within stockholders’ equity (deficit).

With respect to (ii), the Company determined that the issuance of 190,860 shares in connection with the FPA should have been recorded at the fair value of approximately $3.1 million upon issuance on August 29, 2024, with a corresponding credit to APIC and a reduction to stockholders’ equity through a stock subscription receivable. The Company further determined that the stock subscription receivable should have been recorded at its present value on the issuance date. The discount should be accreted over the remaining term of the FPA through February 2, 2027 on an effective yield basis, with accretion recorded as an increase to both the stock subscription receivable and APIC, with no impact to the statements of operations.

As a result of the FPA corrections, the Company determined that APIC within stockholders’ equity was understated by approximately $3.2 million as of December 31, 2024, stock subscription receivable within stockholders’ equity was understated by approximately $2.5 million as of December 31, 2024, and loss on issuance of common stock within other expense was understated by approximately $0.8 million for the three and nine months ended September 30, 2024 and year ended December 31, 2024. Additionally, for the period August 29, 2024 through December 31, 2024, accretion of the subscription receivable discount of approximately $0.1 million should have been recorded. The net impact on total stockholders’ equity (deficit) was zero.

With respect to (iii), the Company identified errors in the calculation of basic and diluted income (loss) per share for each of the interim periods and the full year ended December 31, 2024. Specifically, the basic income (loss) per share calculation was corrected to include shares that had been omitted from the weighted average share count, and to reflect the proper commencement date for certain shares. Additionally, the diluted income per share calculation for the three months ended June 30, 2024 was corrected to apply the treasury stock method to the Series A warrants, which were dilutive for that period and had been excluded from the original calculation. These corrections had no impact on the Company’s previously reported net income (loss), total assets, or stockholders’ equity.

Accordingly, the Company has restated its previously issued financial statements for the three and six months ended June 30, 2024, the three and nine months ended September 30, 2024, and the year ended December 31, 2024 to correct for (i) the fair value remeasurement of the Company’s derivative warrant liabilities immediately prior to exercise and the related settlement of those liabilities in equity, (ii) the recognition of the FPA share issuance at fair value with a increase to APIC and stock subscription receivable, (iii) the recognition of the loss on issuance of common stock representing the discount on the stock subscription receivable, and (iv) the accretion of the stock subscription receivable discount through December 31, 2024. The correction of the warrant remeasurement error resulted in adjustments to Change in fair value of derivative liabilities within Other income (expense) and corresponding adjustments to APIC within stockholders’ equity, as well as the related impacts to earnings per share previously reported.

The warrant remeasurement adjustment represents a non-cash change and had no impact on the Company’s cash flows, but increased net income (loss), basic and diluted income (loss) per share, and accumulated deficit in the affected periods. The FPA correction resulted in corresponding increases to both APIC and stock subscription receivable within stockholders’ equity (deficit), a loss on issuance of common stock within Other income (expense), and accretion of the subscription receivable discount increasing both APIC and stock subscription receivable through December 31, 2024. The loss on issuance of common stock is a non-cash charge and is reflected as an addback within operating activities on the statement of cash flows for the nine months ended September 30, 2024 and the year ended December 31, 2024.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

In addition, the Company previously recorded a revision in its consolidated financial statements for the year ended December 31, 2024 to correct an error related to the accounting for issuance costs associated with convertible notes totaling approximately $2.8 million, which affected the previously reported results as of and for the three months ended March 31, 2024, as of and for the six months ended June 30, 2024, and as of and for the nine months ended September 30, 2024. The revision was reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The restatement adjustments described above do not impact the Company’s net operating loss or deferred tax assets because the additional expenses are not tax-deductible. Accordingly, there was no impact on the income tax provision for any restated period. The effective tax rate reconciliation has been updated to reflect the impact of the restatement on the pre-tax income (loss) for the affected periods, see Note 11 — Income Taxes to the audited consolidated and combined financial statements.

The restatement tables below present the cumulative impact of both the previously recorded revision and the correction of the errors described above. The “As Reported” column reflects amounts as originally reported in the Company’s prior filings before the revision described above. The “Adjustment” column reflects the combined impact of (i) the previously recorded revision, (ii) the correction of the warrant accounting error, (iii) the correction of the FPA share issuance error, (iv) the recognition of FPA stock subscription receivable discount, and (v) the correction of the basic and diluted income (loss) per share calculation, as described above.

The impact of the restatement on the previously reported condensed consolidated and combined balance sheet as of March 31, 2024, is as follows:

	March 31, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	$—	$—	$—
Common stock; $0.0001 par value; 300,000,000 shares authorized; 1,738,005 issued and outstanding as of March 31, 2024	8,689	—	8,689
Additional paid-in capital	79,158,563	2,769,719	81,928,282
Stock subscription receivable	(80,241)	—	(80,241)
Accumulated Deficit	(119,717,769)	(2,769,719)	(122,487,488)
Total Stockholders’ Equity (Deficit)	$(40,630,758)	$—	$(40,630,758)

The impact of the restatement on the previously reported condensed consolidated and combined balance sheet as of June 30, 2024, is as follows:

	June 30, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
Stockholders’ Equity (Deficit):
Preferred stock; $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	$—	$—	$—
Common stock; $0.0001 par value; 300,000,000 shares authorized; 1,742,004 issued and outstanding as of June 30, 2024	8,709	—	8,709
Additional paid-in capital	79,610,239	2,873,709	82,483,948
Stock subscription receivable	(80,241)	—	(80,241)
Accumulated Deficit	(97,699,353)	(2,873,709)	(100,573,062)
Total Stockholders’ Equity (Deficit)	$(18,160,646)	$—	$(18,160,646)

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the previously reported condensed consolidated and combined balance sheet as of September 30, 2024, is as follows:

	September 30, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
Stockholders’ Equity (Deficit):
Preferred stock; $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	$—	$—	$—
Common stock; $0.0001 par value; 300,000,000 shares authorized; 2,346,815 issued and outstanding as of September 30, 2024	11,733	—	11,733
Additional paid-in capital	85,617,896	8,350,845	93,968,741
Stock subscription receivable	(80,241)	(2,395,919)	(2,476,160)
Accumulated Deficit	(104,336,032)	(5,954,926)	(110,290,958)
Total Stockholders’ Equity (Deficit)	$(18,786,644)	$—	$(18,786,644)

The impact of the restatement on the consolidated and combined balance sheet as of December 31, 2024, is as follows:

	December 31, 2024
	As Reported	Adjustments	As Restated
Stockholders’ Equity (Deficit):
Preferred stock; $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	$—	$—	$—
Common stock; $0.0001 par value; 300,000,000 shares authorized; 2,633,956 issued and outstanding as of December 31, 2024	13,169	—	13,169
Additional paid-in capital	93,045,581	8,953,375	101,998,956
Stock subscription receivable	(80,241)	(2,465,345)	(2,545,586)
Accumulated Deficit	(115,880,509)	(6,488,030)	(122,368,539)
Total Stockholders’ Equity (Deficit)	$(22,902,000)	$—	$(22,902,000)

The impact of the restatement on the previously reported condensed consolidated and combined statement of operations for the three months ended March 31, 2024, is as follows:

	March 31, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
OTHER INCOME (EXPENSE)
Change in fair value of derivative liabilities	$(8,182,500)	$—	$(8,182,500)
Loss on issuance of Common Stock and Warrants	(17,820,998)	(2,769,719)	(20,590,717)
Interest income	311	—	311
Interest expense	(3,739)	—	(3,739)
Other income (expense)	(1)	—	(1)
Total other expense	(26,006,927)	(2,769,719)	(28,776,646)

Net loss before income tax provision	(29,766,263)	(2,769,719)	(32,535,982)

Income tax provision	—	—	—

Net loss	$(29,766,263)	$(2,769,719)	$(32,535,982)

Weighted average shares outstanding, basic and diluted	1,563,968	24,839	1,588,807
Basic and diluted net loss per share	$(19.03)	$—	$(20.48)

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the previously reported condensed consolidated and combined statement of operations for the six months ended June 30, 2024, is as follows:

	For the Six Months Ended June 30, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
OTHER INCOME (EXPENSE)
Change in fair value of derivative liabilities	$16,784,200	$(103,990)	$16,680,210
Loss on issuance of Common Stock and Warrants	(17,820,998)	(2,769,719)	(20,590,717)
Interest income	482	—	482
Interest expense	(22,923)	—	(22,923)
Other income (expense)	4,037	—	4,037
Total other income (expense)	(1,055,202)	(2,873,709)	(3,928,911)

Net income (loss) before income tax provision	(7,747,847)	(2,873,709)	(10,621,556)

Income tax provision	—	—	—

Net Income (loss)	$(7,747,847)	$(2,873,709)	$(10,621,556)

Weighted average number of shares of common stock outstanding, basic	1,651,120	62,547	1,713,667
Basic net income (loss) per share of common stock	$(4.69)	$—	$(6.20)

The impact of the restatement on the condensed consolidated and combined statement of operations for the three months ended June 30, 2024 is as follows:

	For the Three Months Ended June 30, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
OTHER INCOME (EXPENSE)
Change in fair value of derivative liabilities	$24,966,700	$(103,990)	$24,862,710
Loss on issuance of Common Stock and Warrants	—	—	—
Interest income	171	—	171
Interest expense	(19,184)	—	(19,184)
Other income (expense)	4,038	—	4,038
Total other income (expense)	24,951,725	(103,990)	24,847,735

Net income (loss) before income tax provision	22,018,416	(103,990)	21,914,426

Income tax provision	—	—	—

Net Income (loss)	$22,018,416	$(103,990)	$21,914,426

Weighted average number of shares of common stock outstanding, basic	1,738,272	100,255	1,838,527
Basic net income (loss) per share of common stock	$12.67	$—	$11.92

Diluted net income (loss)	$22,018,416	$(12,029,950)	$9,884,476
Weighted average number of shares of common stock outstanding, diluted	1,923,190	50,191	1,973,381
Diluted net income (loss) per share of common stock	$11.45	$—	$5.01

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the previously reported condensed consolidated and combined statement of operations for the nine months ended September 30, 2024, is as follows:

	For the Nine Months Ended September 30, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
OTHER INCOME (EXPENSE)
Change in fair value of derivative liabilities	$24,017,035	$(2,433,060)	$21,583,975
Loss on issuance of Common Stock and Warrants	(27,475,797)	(3,521,866)	(30,997,663)
Interest income	2,055	—	2,055
Interest expense	(45,833)	—	(45,833)
Other income (expense)	3,665	—	3,665
Total other income (expense)	(3,498,875)	(5,954,926)	(9,453,801)

Net income (loss) before income tax provision	(14,384,526)	(5,954,926)	(20,339,452)

Income tax provision	—	—	—

Net Income (loss)	$(14,384,526)	$(5,954,926)	$(20,339,452)

Weighted average number of shares of common stock outstanding, basic	1,764,630	113,833	1,878,463
Basic net income (loss) per share of common stock	$(8.15)	$—	$(10.83)

The impact of the restatement on the condensed consolidated and combined statement of operations for the three months ended September 30, 2024 is as follows:

	For the Three Months Ended September 30, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
OTHER INCOME (EXPENSE)
Change in fair value of derivative liabilities	$7,232,835	$(2,329,070)	$4,903,765
Loss on issuance of Common Stock and Warrants	(9,654,799)	(752,147)	(10,406,946)
Interest income	1,573	—	1,573
Interest expense	(22,910)	—	(22,910)
Other income (expense)	(372)	—	(372)
Total other income (expense)	(2,443,673)	(3,081,217)	(5,524,890)

Net income (loss) before income tax provision	(6,636,679)	(3,081,217)	(9,717,896)

Income tax provision	—	—	—

Net Income (loss)	$(6,636,679)	$(3,081,217)	$(9,717,896)

Weighted average number of shares of common stock outstanding, basic and diluted	1,989,183	215,289	2,204,472
Basic and diluted net income (loss) per share of common stock	$(3.34)	$—	$(4.41)

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the consolidated and combined statement of operations for the year ended December 31, 2024 is as follows:

	For the Year Ended December 31, 2024
	As Reported	Adjustments	As Restated
OTHER INCOME (EXPENSE)
Change in fair value of derivative liabilities	$18,011,100	$(5,735,883)	$12,275,217
Los on issuance of Common Stock and Warrants	(30,281,475)	(752,147)	(31,033,622)
Interest income	13,806	—	13,806
Interest expense	(366,963)	—	(366,963)
Other income (expense)	(5,934)	—	(5,934)
Total other income (expense)	(12,629,466)	(6,488,030)	(19,117,496)

Net income (loss) before income tax provision	(25,929,003)	(6,488,030)	(32,417,033)

Income tax provision	—	—	—

Net Income (loss)	$(25,929,003)	$(6,488,030)	$(32,417,033)

Weighted average number of shares of common stock outstanding, basic and diluted	1,993,662	58,046	2,051,708
Basic and diluted net income (loss) per share of common stock	$(13.01)	$—	$(15.80)

The impact of the restatement on the previously reported condensed consolidated and combined statement of changes in stockholders’ (deficit) equity for the three months ended March 31, 2024, is as follows:

	Three Months Ended March 31, 2024 (Unaudited)
	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

As Reported
Balance at January 1, 2024, after retroactive application of recapitalization	28,850,985	(25,445,506)	3,412,459
Convertible note – stock issuance loss	—	—	—
Net loss	—	(29,766,263)	(29,766,263)
Balance at March 31, 2024	$79,158,563	$(119,717,769)	$(40,630,758)

Adjustments
Balance at January 1, 2024, after retroactive application of recapitalization	—	—	—
Convertible note – stock issuance loss	2,769,719	—	2,769,719
Net loss	—	(2,769,719)	(2,769,719)
Balance at March 31, 2024	$2,769,719	$(2,769,719)	$—

As Restated
Balance at January 1, 2024, after retroactive application of recapitalization	28,850,985	(25,445,506)	3,412,459
Convertible note – stock issuance loss	2,769,719	—	2,769,719
Net loss	—	(32,535,982)	(32,535,982)
Balance at March 31, 2024	$81,928,282	$(122,487,488)	$(40,630,758)

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the previously reported condensed consolidated and combined statement of changes in stockholders’ (deficit) equity for the three and six months ended June 30, 2024, is as follows:

	For the Three and Six Months Ended June 30, 2024 (Unaudited)
	Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)

As Reported
Balance at January 1, 2024, after retroactive application of recapitalization	28,850,985	(25,445,506)	3,412,459
Convertible note – stock issuance loss	—	—	—
Net Loss	—	(29,766,263)	(29,766,263)
Balance at March 31, 2024	79,158,563	$(119,717,769)	(40,630,758)
Shares issued from exercise of Series B Warrants	14	—	34
Net Income	—	22,018,416	22,018,416
Balance at June 30, 2024	$79,610,239	$(97,699,353)	$(18,160,646)

Adjustments
Balance at January 1, 2024, after retroactive application of recapitalization	—	—	—
Convertible note – stock issuance loss	2,769,719	—	2,769,719
Net Loss	—	(2,769,719)	(2,769,719)
Balance at March 31, 2024	2,769,719	(2,769,719)	—
Shares issued from exercise of Series B Warrants	103,990	—	103,990
Net Loss	—	(103,990)	(103,990)
Balance at June 30, 2024	$103,990	$(103,990)	$—

As Restated
Balance at January 1, 2024, after retroactive application of recapitalization	28,850,985	(25,445,506)	3,412,459
Convertible note – stock issuance loss	2,769,719	—	2,769,719
Net Loss	—	(32,535,982)	(32,535,982)
Balance at March 31, 2024	81,928,282	(122,487,488)	(40,630,758)
Shares issued from exercise of Series B Warrants	104,004	—	104,024
Net Income	—	21,914,426	21,914,426
Balance at June 30, 2024	$82,483,948	$(100,573,062)	$(18,160,646)

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the previously reported condensed consolidated and combined statement of changes in stockholders’ (deficit) equity for the three and nine months ended September 30, 2024, is as follows:

		For the Three and Nine Months Ended September 30, 2024 (Unaudited)
	Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Stockholders’ Equity (Deficit)

As Reported
Balance at January 1, 2024, after retroactive application of recapitalization	28,850,985	(25,445,506)	—	3,412,459
Convertible note – stock issuance loss	—	—	—	—
Net Loss	—	(29,766,263)	—	(29,766,263)
Balance at March 31, 2024	79,158,563	(119,717,769)	(80,241)	(40,630,758)
Shares issued from exercise of Series B Warrants	14	—	—	34
Net Income	—	22,018,416	—	22,018,416
Balance at June 30, 2024	79,610,239	(97,699,353)	(80,241)	(18,160,646)
Shares issued from exercise of Series A Warrants	162,007	—	—	162,054
Shares issued from exercise of Series B Warrants	1,370	—	—	1,886
Issuance of common stock for Forward Purchase Agreement	(954)	—	—	—
Forward Purchase Agreement – subscription receivable discount	—	—	—	—
Net Loss	—	(6,636,679)	—	(6,636,679)
Balance at September 30, 2024	$85,617,896	$(104,336,032)	$(80,241)	$(18,786,644)

Adjustments
Balance at January 1, 2024, after retroactive application of recapitalization	—	—	—	—
Convertible note – stock issuance loss	2,769,719	—	—	2,769,719
Net Loss	—	(2,769,719)	—	(2,769,719)
Balance at March 31, 2024	2,769,719	(2,769,719)	—	—
Shares issued from exercise of Series B Warrants	103,990	—	—	103,990
Net Loss	—	(103,990)	—	(103,990)
Balance at June 30, 2024	103,990	(103,990)	—	—
Shares issued from exercise of Series A Warrants	31,703	—	—	31,703
Shares issued from exercise of Series B Warrants	2,297,367	—	—	2,297,367
Issuance of common stock for Forward Purchase Agreement	3,124,379	—	(2,372,232)	752,147
Forward Purchase Agreement – subscription receivable discount	23,687	—	(23,687)	—

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

		For the Three and Nine Months Ended September 30, 2024 (Unaudited)
	Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Stockholders’ Equity (Deficit)

Net Loss	—	(3,081,217)	—	(3,081,217)
Balance at September 30, 2024	$5,477,136	$(3,081,217)	$(2,395,919)	$—

As Restated
Balance at January 1, 2024, after retroactive application of recapitalization	28,850,985	(25,445,506)	—	3,412,459
Convertible note – stock issuance loss	2,769,719	—	—	2,769,719
Net Loss	—	(32,535,982)	—	(32,535,982)
Balance at March 31, 2024	81,928,282	(122,487,488)	(80,241)	(40,630,758)
Shares issued from exercise of Series B Warrants	104,004	—	—	104,024
Net Income	—	21,914,426	—	21,914,426
Balance at June 30, 2024	82,483,948	(100,573,062)	(80,241)	(18,160,646)
Shares issued from exercise of Series A Warrants	193,710	—	—	193,757
Shares issued from exercise of Series B Warrants	2,298,737	—	—	2,299,253
Issuance of common stock for Forward Purchase Agreement	3,123,425	—	(2,372,232)	752,147
Forward Purchase Agreement – subscription receivable discount	23,687	—	(23,687)	—
Net Loss	—	(9,717,896)	—	(9,717,896)
Balance at September 30, 2024	$93,968,741	$(110,290,958)	$(2,476,160)	$(18,786,644)

The impact of the restatement on the consolidated and combined statement of changes in stockholders’ (deficit) equity for the year ended December 31, 2024 is as follows:

	For the Year Ended December 31, 2024
	Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholders’ Equity (Deficit)
As Previously Reported
Balance at January 1, 2024, after retroactive application of recapitalization	28,850,985	(25,445,506)	—	3,412,459
Shares issued from exercise of Series A Warrants	4,255,907	—	—	4,257,282
Shares issued from exercise of Series B Warrants	1,384	—	—	1,959
Issuance of common stock for Forward Purchase Agreement	(954)	—	—	—
Forward Purchase Agreement – subscription receivable discount	—	—	—	—
Net Loss	—	(25,929,003)	—	(25,929,003)
Balance at December 31, 2024	$93,045,581	$(115,880,509)	$(80,241)	$(22,902,000)

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

	For the Year Ended December 31, 2024
	Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholders’ Equity (Deficit)
Adjustments
Balance at January 1, 2024, after retroactive application of recapitalization	—	—	—	—
Shares issued from exercise of Series A Warrants	3,065,913	—	—	3,065,913
Shares issued from exercise of Series B Warrants	2,669,970	—	—	2,669,970
Issuance of common stock for Forward Purchase Agreement	3,124,379	—	(2,372,232)	752,147
Forward Purchase Agreement – subscription receivable discount	93,113		(93,113)
Net Loss	—	(6,488,030)	—	(6,488,030)
Balance at December 31, 2024	$8,953,375	$(6,488,030)	$(2,465,345)	$—

As Restated
Balance at January 1, 2024, after retroactive application of recapitalization	28,850,985	(25,445,506)	—	3,412,459
Shares issued from exercise of Series A Warrants	7,321,820	—	—	7,323,195
Shares issued from exercise of Series B Warrants	2,671,354	—	—	2,671,929
Issuance of common stock for Forward Purchase Agreement	3,123,425	—	(2,372,232)	752,147
Forward Purchase Agreement – subscription receivable discount	93,113	—	(93,113)	—
Net Loss	—	(32,417,033)	—	(32,417,033)
Balance at December 31, 2024	$101,998,956	$(122,368,539)	$(2,545,586)	$(22,902,000)

The impact of the restatement on the previously reported condensed consolidated and combined statement of cash flows for the three months ended March 30, 2024, is as follows:

	March 31, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
Cash Flows From Operating Activities:
Net loss	$(29,766,263)	$(2,769,719)	$(32,535,982)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization expense	94,392	—	94,392
Stock-based compensation	1,359,000	—	1,359,000
Change in fair value of derivative liabilities	8,182,500	—	8,182,500
Loss on issuance of common stock and warrants	17,820,998	2,769,719	20,590,717

There was no impact on net cash used in operating activities or within any line items within investing and financing activities.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the previously reported condensed consolidated and combined statement of cash flows for the six months ended June 30, 2024, is as follows:

	For the Six Months Ended June 30, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
Cash Flows From Operating Activities:
Net loss	$(7,747,847)	$(2,873,709)	$(10,621,556)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization expense	197,303	—	197,303
Stock-based compensation	1,810,662	—	1,810,662
Change in fair value of derivative liabilities	(16,784,200)	103,990	(16,680,210)
Loss on issuance of common stock and warrants	17,820,998	2,769,719	20,590,717

There was no impact on net cash used in operating activities or within any line items within investing and financing activities.

The impact of the restatement on the previously reported condensed consolidated and combined statement of cash flows for the nine months ended September 30, 2024, is as follows:

	For the Nine Months Ended September 30, 2024 (Unaudited)
	As Reported	Adjustments	As Restated
Cash Flows From Operating Activities:
Net loss	$(14,384,526)	$(5,954,926)	$(20,339,452)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization expense	298,805	—	298,805
Stock-based compensation	2,088,838	—	2,088,838
Equity compensation expense	1,726,000	—	1,726,000
Change in fair value of derivative liabilities	(24,017,035)	2,433,060	(21,583,975)
Loss on issuance of common stock and warrants	27,475,797	3,521,866	30,997,663

There was no impact on net cash used in operating activities or within any line items within investing and financing activities.

Supplemental disclosure of non-cash financing activities:

As a result of the restatement, the Company has disclosed the following non-cash financing activity for the nine months ended September 30, 2024:

Supplemental disclosure of non-cash financing activities:	As Reported	Adjustments	As Restated
Issuance of Common Stock upon the closing of the Merger	$2,435	$—	$2,435
Issuance of Common Stock for Forward Purchase Agreement	$—	$3,124,379	$3,124,379
Stock subscription receivable, net of discount	$—	$2,372,232	$2,372,232
FPA discount accretion	$—	$23,687	$23,687

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the consolidated and combined statement of cash flows for the year ended December 31, 2024 is as follows:

	For the Year Ended December 31, 2024
	As Reported	Adjustments	As Restated
Cash Flows From Operating Activities:
Net loss	$(25,929,003)	$(6,488,030)	$(32,417,033)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization expense	350,509	—	350,509
Stock-based compensation	2,367,014	—	2,367,014
Equity compensation expense	1,976,000	—	1,976,000
Non-cash interest expense	303,061	—	303,061
Change in fair value of derivative liabilities	(18,011,100)	5,735,883	(12,275,217)
Loss on issuance of common stock and warrants	30,281,475	752,147	31,033,622

There was no impact on net cash used in operating activities or within any line items within investing and financing activities.

Supplemental disclosure of non-cash financing activities:

As a result of the restatement, the Company has disclosed the following non-cash financing activity for the year ended December 31, 2024:

Supplemental disclosure of non-cash financing activities:	As Reported	Adjustments	As Restated
Issuance of Common Stock upon the closing of the Merger	$4,993	$—	$4,993
Issuance of Common Stock for Forward Purchase Agreement	$—	$3,124,379	$3,124,379
Stock subscription receivable, net of discount	$—	2,372,232	$2,372,232
FPA discount accretion	$—	$93,113	$93,113
Capitalized interest to principal balance of short-term note payable	$24,061	$—	$24,061

Impact of the Restatement on Previously Issued Unaudited 2025 Interim Financial Statements

The restatement of the Company’s 2024 financial statements resulted in adjustments to the Company’s opening stockholders’ equity as of January 1, 2025. The adjustments had no impact on the Company’s previously issued statements of operations or cash flows for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025.

The adjustments reflect (i) a reclassification within stockholders’ equity between additional paid-in capital and accumulated deficit related to the fair value remeasurement of the Company’s derivative warrant liabilities immediately prior to exercise, which did not impact total stockholders’ equity (deficit), net income (loss), or cash flows for those periods, and (ii) the recognition of APIC and a corresponding stock subscription receivable associated with the issuance of FPA shares, recorded at the fair value of the shares on the issuance date net of a discount reflecting the present value of the subscription receivable, which resulted in a loss on issuance of common stock, with no impact total stockholders’ equity (deficit), or cash flows, and (iii) the recognition of FPA stock subscription receivable discount representing accretion from August 29, 2024 through December 31, 2024, which did not impact total stockholders’ equity (deficit), net income (loss), or cash flows.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT AND CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

Because the restatement only affected the Company’s opening balances as of January 1, 2025, the Company has presented the impact on the previously issued interim balance sheets for 2025.

Accordingly, the Company has restated the previously issued interim balance sheets included in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2025 and September 30, 2025 and Form 10-Q/A for the quarter ended June 30, 2025 to reflect the corrected opening equity balances.

	Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholders’ Equity (Deficit)
Balance at January 1, 2025 (as previously reported)	$93,045,581	$(115,880,509)	$(80,241)	$(22,902,000)
Correction of prior-period error – warrant remeasurement	5,735,883	(5,735,883)	—	—
Correction of prior-period error – Issuance of FPA shares	3,124,379	(752,147)	(2,372,232)	—
Correction of prior-period error – FPA subscription receivable discount	93,113	—	(93,113)	—
Balance at January 1, 2025 (as restated)	101,998,956	(122,368,539)	(2,545,586)	(22,902,000)
Net income	—	9,194,630	—	9,194,630
Balance at March 31, 2025	103,535,931	(113,173,909)	(2,545,586)	(12,183,292)
Net loss	—	(2,113,859)	—	(2,113,859)
Balance at June 30, 2025	103,738,980	(115,287,768)	(2,545,586)	(14,094,102)
Net loss	—	(4,092,145)	—	(4,092,145)
Balance at September 30, 2025	104,518,211	(119,379,913)	(2,545,586)	(17,407,000)

Additionally, the diluted net income (loss) per share included in certain periods of the 2025 interim financial information was corrected to apply the treasury stock method to outstanding warrants. For the three months ended March 31, 2025, the six months ended June 30, 2025, and the nine months ended September 30, 2025, the previously reported diluted net income (loss) per share of $3.04, $1.33, and $0.60 should have been $(0.30), $(0.53), and $(1.12), respectively.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying audited consolidated and combined financial statements (the “financial statements”) are presented in conformity with US GAAP and pursuant to the rules and regulations of the SEC.

During the periods prior to the Closing date of the Merger, the Company operated as part of G3. Consequently, stand-alone financial statements have not historically been prepared for the Company. The accompanying financial statements have been prepared from G3’s historical accounting records and are presented on a stand-alone basis as if the Company’s operations had been conducted independently from G3. Therefore, the financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Company in the future or if the Company had been a separate, stand-alone entity during the periods presented.

The Company’s financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The financial statements include the Company entities. All intercompany transactions have been eliminated for consolidation purposes.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Segment Reporting

The Company has determined that the Chief Executive Officer is its Chief Operating Decision Maker (the “CODM”). Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the CODM in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

The CODM uses consolidated net (loss) as the measure of segment profit or loss. Expense information is also reviewed only at the consolidated level, as presented in the Company’s consolidated statement of operations. Research and development expense has been identified as a significant segment expense, with all other expense lines being considered part of ‘Other segment items.’ Additionally, the CODM evaluates assets on a consolidated basis. As such, the Company reports segment profit or loss, segment expenses, and segment assets on a consolidated and combined basis.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2025 and 2024.

Accounts Receivable, net of Allowance for Credit Losses

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivables are not overstated due to un-collectability. Reserves are maintained as warranted for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. As of December 31, 2025 and 2024, the Company determined that no allowance was required.

Other Receivable

During the first quarter of 2024, the Company advanced $302,500 to G3 for transaction costs incurred during the Merger. As of December 31, 2025 and 2024, the outstanding balance of other receivables amounted to $302,500.

Inventory

Inventories are stated at the lower of first-in, first-out cost or net realizable value. The Company writes-down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. The Company writes off obsolete inventories when the Company deems the value to be impaired. As of December 31, 2025 and 2024, the Company determined that no write off was required.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized. The Company reviews long-lived assets, including property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Indicators of impairment may include significant underperformance relative to historical or projected future operating results, changes in the manner or duration of use of the asset, adverse changes in business climate, or plans for disposal or restructuring.

When an impairment indicator is identified, the Company performs a recoverability test by comparing the carrying amount of the asset group to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount exceeds the undiscounted cash flows, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value of the asset group. The impairment loss is included in operating results in the period it is determined.

Based on its assessments, the Company did not incur any impairment charges for the year ended December 31, 2025 and 2024.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Building	40 years
Building improvements	15 years
Land improvements	15 years
Machinery & equipment	5 years

Property and equipment consisted of the following as of December 31, 2025 and 2024:

	2025	2024
Land improvements	$60,137	$60,137
Buildings	1,302,401	1,302,401
Building improvements	2,275,583	2,275,583
Machinery and equipment	2,204,815	2,087,003
Total property and equipment	5,842,936	5,725,124
Less: accumulated depreciation	(3,820,893)	(3,630,588)
Property and equipment, net	$2,022,043	$2,094,536

Depreciation expense of property and equipment was $190,305 and $224,616 for the year ended December 31, 2025 and 2024, respectively.

Patents

The Company capitalizes external costs, such as filing fees and associated attorney fees, incurred to obtain issued patents. The Company’s intangible assets consist of capitalized costs for unissued patents and issued patents. Issued patents are carried at cost less accumulated amortization. Successful patent efforts are amortized over the life of the patent, and unsuccessful efforts are expensed. The issued patents are being amortized over a useful life of 20 years. Amortization of the patent costs commences upon patent issuance.

Net unissued and issued patents were $1,155,195 and $836,428 as of December 31, 2025, respectively; and $1,110,815 and $862,014 as of December 31, 2024, respectively. The Company assesses the carrying value of its intangible assets for impairment each year and when indicators exist that there could be an impairment. Based on its assessments, the Company did not incur any impairment charges for the year ended December 31, 2025 and 2024. Intangible assets consisted of the following as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Issued patents
Gross carrying amount	$1,585,894	$1,507,352
Less: accumulated amortization	(749,467)	(645,337)
Issued patents, net	836,427	862,015
Patents pending (not amortized)	1,155,196	1,110,815
Total intangible assets, net	$1,991,623	$1,972,830

Amortization expense for the patents included in the consolidated and combined statements of operations was $104,137 and $125,893 for the years ended December 31, 2025 and 2024. Future amortization expense for the patents over the next five years is anticipated to be approximately $105,000 per year.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

The Company determines whether an arrangement is a lease at inception. For leases where the Company is the lessee, right-of-use assets are recognized as the lease liability, adjusted for lease incentives received and prepayments made. Lease liabilities are recognized based on the present value of remaining lease payments over the lease term. When the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. Operating lease expense is recognized on a straight-line basis over the lease term. Leases with an initial lease term of 12 months or less are not recorded on the consolidated and combined balance sheet.

The Company has elected the short-term lease practical expedient under ASC 842, applying it consistently to all leases with an initial term of 12 months or less, which are excluded from the consolidated and combined balance sheet. Lease expense for these leases is recognized on a straight-line basis over the lease term. The Company had no right-of-use assets or lease liabilities recorded on its consolidated and combined balance sheets as of December 31, 2025, and 2024.

Foreign Operations

The functional currency of Solidion’s Taiwan subsidiary is the New Taiwan Dollar. In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 830, Foreign Currency Matters, the financial statements of the Company’s Taiwan subsidiary are translated to U.S. dollars using the exchange rates at the balance sheet dates for assets and liabilities, the historical exchange rate for stockholders’ equity accounts and a weighted average exchange rate for revenue, expenses and gains or losses. Foreign currency translation adjustments are accumulated in a separate component of stockholders’ deficit until the foreign business is sold or substantially liquidated. Foreign currency translation adjustments for the periods presented in these financial statements were not material.

During prior reporting periods, the Company’s research and development facility in Taiwan, operating as an extension of the Dayton, Ohio R&D team and focused on silicon anode technology advancement.

During the three months ended March 31, 2025, the Company ceased research and development operations at its Taiwan location. The results of operations for this location were immaterial to the Company’s consolidated and combined financial statements for all periods presented. No material exit or disposal costs were incurred in connection with the shutdown.

Revenue Recognition

Revenue is recognized when a performance obligation has been satisfied by transferring control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products. Revenues are recognized at a point in time when control transfers to customers, which is generally determined when title, ownership and risk of loss pass to the customer.

Research and Development

All research and development costs are expensed as incurred. Research and development expenses consist primarily of personnel expenses, including salaries, benefits, third party technology validation testing, equipment, engineering, maintenance of facilities, data analysis, and materials.

Selling, General and Administrative Expenses

Selling, general and administrative expenses represent costs incurred by the Company in managing the business, including salary, benefits, stock-based compensation, sales, insurance, professional fees and other operating costs associated with the Company’s non-research and development activities.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-Based Compensation

The Company has an incentive equity plan, (“2023 Equity Incentive Plan”). Under the terms of the plan, Solidion’s employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards in the form of incentive stock options (“ISOs”) to employees and for the grant of non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants.

The number of shares of common stock initially reserved for issuance under the incentive plan is 190,000. Shares subject to stock awards granted under the incentive plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the incentive plan. The incentive plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of common stock available for issuance under the incentive plan on the first day of each fiscal year beginning with the 2024 fiscal year, equal to the least of (i) 190,000 shares of common stock, (ii) 5% of the total number of shares of common stock outstanding as of the last day of our immediately preceding fiscal year, or (iii) such lesser amount determined by the plan administrator.

The Company measures stock options and restricted stock unit awards granted to employees, non-employees, and directors based on the fair value on the date of the grant and recognizes compensation expense of those awards, over the requisite service period, which is generally the vesting period of the respective award. Options granted under the 2023 Equity Incentive Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the incentive plan, up to a maximum of ten years. Forfeitures are accounted for as they occur.

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Stock-based compensation expense for restricted stock units is measured based on the grant-date fair value of the awards and recognized as expense over the requisite service period, which is generally the vesting period. The Company has elected to use the accelerated attribution method, under which each vesting tranche of an award is treated as a separate award and expensed over its respective vesting period. Compensation expense is recognized only for those awards expected to vest, with forfeitures estimated at the grant date and adjusted prospectively, if necessary.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company lacks a sufficient history of company-specific historical and implied volatility information for its common stock. The Company therefore estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price.

The expected term of all of the Company’s stock options has been determined utilizing the “simplified” method. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on its common stock and does not expect to pay any cash dividends in the foreseeable future.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, the Company recognized an uncertain tax position of approximately $0.4 million and $0.2 million, respectively, reflected as a reduction of the Company’s gross deferred tax asset. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company files income and franchise tax returns with the United States, Texas, and Ohio. Examinations by the United States and state tax authorities may include questioning the timing and amount of deductions, the nexus of income among various state and local tax jurisdictions and compliance with federal and state tax laws. As of December 31, 2025, all tax years since the 2021 inception year are subject to examination for U.S. federal and state purposes. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

In July 2025, the One Big Beautiful Bill Act (Public Law 119-21) was enacted. The Company recognized the income tax effects of the legislation in the period of enactment in accordance with ASC 740. The legislation did not have a material impact on the Company’s consolidated and combined financial statements for the year ended December 31, 2025. The Company will continue to evaluate the impact of the legislation on future periods.

Net (Loss) per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net (loss) per share of common stock is computed by dividing net (loss) by the weighted average number of shares of common stock outstanding for the period.

The calculation of diluted (loss) per share of common stock does not include potentially dilutive common stock equivalents if their inclusion would be anti-dilutive as of December 31, 2025 and 2024. As such, net (loss) per common stock is the same for basic and diluted loss per share for the year ended December 31, 2025 and 2024.

The following table presents potentially dilutive common stock equivalents that have been excluded from the calculation of dilutive loss per share as their inclusion would be anti-dilutive at December 31, 2025:

December 31, 2025
HBC Holdback Shares	4,000
Warrants – Public	123,500
Warrants – Private	108,100
Warrants – Series A	508,857
Stock-based compensation – equity awards	19,333
Stock-based compensation – warrants	12,000
Total common stock equivalents excluded from dilutive loss per share	775,790

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table presents potentially dilutive common stock equivalents that have been excluded from the calculation of dilutive loss per share as their inclusion would be anti-dilutive at December 31, 2024:

December 31, 2024
HBC Holdback Shares	4,000
Warrants – Public	123,500
Warrants – Private	108,100
Warrants – Series A	167,976
Warrants – Series C	488,699
Warrants – Series D	244,349
HBC Earnout Shares	450,000
Total common stock equivalents excluded from dilutive loss per share	1,586,624

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in financial institutions, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). See Note 13.

Equity-Linked Instruments

The Company evaluates all equity-linked contracts, including warrants and the Forward Purchase Agreement (“FPA”), to determine classification as either equity or liability in accordance with FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and FASB ASC 815, Derivatives and Hedging (“ASC 815”). This assessment considers whether the instruments meet the fixed-for-fixed equity classification criteria and whether any provisions require liability treatment, including potential “net cash settlement” outside of the Company’s control. Instruments that qualify for equity classification are recorded as a component of additional paid-in capital, while those requiring liability classification are measured at fair value, with subsequent changes recorded in earnings. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the FPA and warrants are outstanding.

Warrants

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the outstanding public warrants and private placement warrants (“Private Warrants”) issued in connection with Nubia’s initial public offering in 2022 as equity-classified instruments under ASC 815-40 since they qualify as being indexed to the company’s own stock for equity classification criteria and do not contain provisions that would require liability classification.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company accounts for the outstanding Series A issued in connection with the March 2024 private placement financing (the “PIPE Warrants”) as liability-classified instruments because certain settlement adjustments prevent them from meeting the fixed-for-fixed equity classification criteria under ASC 815-40. The Company utilizes the Black-Scholes options pricing model to determine the fair value of the Series A and Series B warrants, and a Monte Carlo simulation model to determine the fair value of the Series C and Series D warrants. The resulting fair value is recorded as a derivative liability on the consolidated and combined balance sheets, and with changes in the fair value of the PIPE Warrants recorded as a non-cash other income (expense) within change in fair value of derivative liabilities account on the Company’s consolidated and combined statements of operations.

Forward Purchase Agreement

The Company accounts for the FPA as either equity-classified or liability-classified instruments based on an assessment of the FPA specific terms and applicable authoritative guidance under FASB ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the FPA meets all of the requirements for equity classification under ASC 815, including whether the FPA is indexed to the Company’s own common shares and whether the FPA holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of FPA issuance and as of each subsequent quarterly period end date while the FPA is outstanding.

The Company has determined that the FPA does not meet all of the criteria for equity classification under ASC 815, as the FPA fails the fixed-for-fixed test under ASC 815-40 due to the bi-weekly Reset Price mechanism, the Dilutive Offering Reset provision, and the VWAP Trigger Event, each of which creates variability in the settlement amount that is not purely a function of the Company’s own stock price. Accordingly, the FPA is classified as a liability-classified derivative instrument, recorded at fair value on the date of issuance and remeasured at fair value at each balance sheet date thereafter. The Company utilizes a Monte Carlo simulation model to determine the fair value of the FPA. The resulting fair value is recorded as a derivative liability on the consolidated and combined balance sheets. The Company records changes in the fair value of the FPA as a non-cash other income (expense) within change in fair value of derivative liabilities account on the Company’s consolidated and combined statements of operations.

Upon the issuance of shares in connection with the FPA, the Company recognizes (i) an increase to APIC measured at the fair value of the FPA at the time of share issuance, (ii) a corresponding stock subscription receivable of equal amount as a contra-equity component within stockholders’ equity (deficit), representing the present value of the consideration receivable for the shares issued, and (iii) a loss on issuance of common stock within Other Income (Expense) representing the difference between the face value of the stock subscription receivable and its present value at the issuance date. The discount between the face value and present value of the stock subscription receivable is accreted using the effective interest method over the remaining term of the FPA, with each period’s accretion recorded as an increase to both the stock subscription receivable and APIC within stockholders’ equity (deficit). The stock subscription receivable is presented as a reduction to total stockholders’ equity (deficit) and is relieved as Optional Early Termination proceeds are received from the Forward Purchase Investor.

Reverse Stock Split

On May 12, 2025, the Company effected a 1-for-50 reverse stock split of its common stock. As a result, each 50 shares of common stock issued and outstanding immediately prior to the reverse split were converted into one share of common stock. Additionally, this transaction resulted in a reclassification of $13,311 from common stock to additional paid-in capital during the period ended March 31, 2025. The reverse stock split did not change the total number of authorized shares or the par value of the common stock. During the three month period ended June 30, 2025, the Company paid cash of approximately $460 to shareholders in lieu of issuing fractional shares.

In accordance with SEC Staff Accounting Bulletin Topic 4C, all share and per-share amounts in the accompanying consolidated and combined financial statements and notes have been retroactively adjusted to reflect the reverse stock split for all periods presented.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Adopted Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (ASU) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” to enhance disclosures for significant segment expenses for all public entities required to report segment information in accordance with ASC 280. The standard did not change the definition of a segment, the method for determining segments or the criteria for aggregating operating segments into reportable segments. The amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Retrospective adoption is required for all prior periods presented in the financial statements. The Company adopted the amendment effective January 1, 2024 for annual reporting purposes. The adoption did not have a material impact to the Company’s financial statements or disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosures of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for the fiscal year beginning after December 15, 2024. Effective January 1, 2025, the Company adopted ASU 2023-09. The adoption of ASU 2023-09 did not have a material impact on the Company’s consolidated and combined financial statements. The adoption affected disclosures, such as expanded income tax disclosures, and did not impact the Company’s financial position, results of operations, or cash flows. See Note 11 — Income Taxes to the consolidated and combined financial statements for additional information.

Recently Issued Accounting Standards

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” to improve disclosures by providing more detailed information about the types of expenses in commonly presented expense captions. The guidance is effective for annual reporting periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the effect this standard will have on its consolidated and combined financial statements and related disclosures.

NOTE 4 — RECAPITALIZATION

As discussed in Note 1, the Merger was accounted for as a common control transaction with respect to HBC which is akin to a reverse recapitalization.

Transaction Proceeds

Upon the Closing, the Company received net proceeds of $17,555 after deducting transaction costs. The following table reconciles the elements of the Merger to the consolidated and combined statements of cash flows and the consolidated and combined statements of changes in stockholders’ equity (deficit) for the period ended December 31, 2024:

Cash received from NUBI Trust	25,160,047
Less: discount payment related to Non Redemption Agreement	(13,937,997)
Less: reimbursement for consideration shares related to the FPA	(2,193,800)
Less: reimbursement for Recycled Shares related to the FPA	(80,241)
Less: transaction expenses paid in connection with the Merger	(8,948,009)
Net cash received from NUBI Trust	—
Add: cash from NUBI operating account	17,555
Add: prepaid expenses	165,407
Less: derivative liabilities	(20,889,950)
Less: other liabilities	(4,086,172)
Reverse recapitalization, net	(24,793,160)

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 4 — RECAPITALIZATION (cont.)

The number of shares of common stock issued immediately following the consummation of the Merger were:

Nubia common stock, outstanding prior to the closing of the Merger	120,095
Shares issued to Nubia convertible noteholders	119,247
Predecessor HBC Shares	1,396,000
Common stock immediately after the closing of the Merger	1,635,342

The number of Predecessor HBC shares as follows:

	Predecessor HBC Shares	Shares issued to shareholders of Predecessor HBC
Common stock	1,000	1,396,000

IPO warrants

In connection with Nubia’s initial public offering in 2022, 123,500 public warrants and 108,100 Private Warrants were issued, all of which remain outstanding and became warrants for the Common stock in the Company. The Company evaluated the IPO warrants and determined that it is a freestanding equity-linked contract within the scope of ASC 815-40. Based on this guidance, the Company concluded that the IPO warrants qualify for equity classification.

HBC Holdback Shares

The Company and G3 included a provision in the Merger Agreement that adjusts the aggregate share consideration to be paid to the shareholders of HBC if the G3 Tax Lien is not released prior to closing. Specifically, 4,000 shares of Solidion common stock, issuable to the HBC shareholders as part of the Merger Consideration at or following closing, depending on whether the G3 Tax Lien was settled by G3 prior to closing. See Note 6 for further discussion regarding Holdback Shares related to the G3 Tax Lien. As of the Merger closing and the year ended December 31, 2025, the G3 Tax Lien remained unresolved by G3, and the 4,000 holdback shares had not been issued as of December 31, 2025.

HBC Earnout Arrangement

As noted in Note 1, in connection with the Merger, HBC shareholders are entitled to up to 450,000 shares if certain post merger per share market prices are achieved. The Company evaluated the Earnout Arrangement and determined that it is a freestanding equity-linked contract within the scope of ASC 815-40. Based on this guidance, the Company concluded that the Earnout Arrangement qualifies for equity classification. As the merger has been accounted for as a reverse recapitalization, the fair value of the Earnout Arrangement has been accounted for as an equity transaction as of the Closing Date of the Merger. The Company utilized a Monte Carlo simulation analysis to determine the fair value of the Earnout Arrangement at the date of the merger, which included the following assumptions: stock price of $226.50, risk free rate of 3.98%, volatility of 85%, dividends yield of 0% and duration of 4 years.

On October 9, 2025, the Company issued 450,000 shares of its common stock to G3 pursuant to the earnout provisions of the Merger Agreement. These shares represent the full amount of the Earnout Shares described above. See Note 1 for more details.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTIES

Capital Contributions from Global Graphene Group (“G3”)

G3, a significant shareholder of the Company, infused capital resources into the business to cover operating expenses incurred prior to the close of the merger. The capital contributions from G3 included allocations for payroll, rent and facility costs, and professional services. The total capital contributions from G3 amounted to $0 and $487,273 for the year ended December 31, 2025 and 2024, respectively.

Other Receivable

During the three months ended March 31, 2024, the Company advanced $302,500 to G3 for transaction costs incurred during the Merger. The outstanding balance of other receivables amounted to $302,500 as of December 31, 2025 and 2024, respectively.

Shared Services Agreement

Effective February 2, 2024, the Company entered into a shared services agreement (the “SSA”) with G3, under which G3 agreed to provide certain services, including employees, office space and use of equipment, and the Company agreed to pay for such services on a monthly basis. The SSA is subject to typical conditions and may be terminated by either party upon written notice. The management and board continues to monitor the SSA and all other related party transactions to uphold transparency and protect shareholder interests. Expenses incurred related to the SSA services were $265,126 and $170,105 respectively for the years ended December 31, 2025 and 2024. Expenses incurred related to the SSA employees were $394,213 and $576,309, respectively for the years ended December 31, 2025 and 2024. There were $209,979 and $10,000 in amounts outstanding as of December 31, 2025 and 2024, respectively.

Due to Related Party

During the merger closing process, G3 incurred certain transaction expenses that were due to be reimbursed by the Company after the Closing Date, as per the Business Combination Agreement. These expenses included legal, advisory and audit fees directly associated with facilitating the merger. The total amount due to G3 was $879,985 as of the Closing Date. During the year ended December 31, 2024, the Company repaid the $879,985 due to G3.

Additionally, at the time of the merger close, the Company had an outstanding payable related to the monthly administrative services support fees due to Mach FM Corp, an affiliate of Mach FM Acquisitions LLC, the sponsor of Nubia. This fee covered office space, utilities, and secretarial and administrative support provided by Mach FM to support Nubia’s operating activities. The outstanding balance payable to Mach FM amounted to $88,979 as of the Closing Date.

As of December 31, 2025 and 2024, amounts outstanding to G3 were $0, and amounts outstanding to Mach FM Corp were $87,873.

Contingent Consideration

At Closing, the G3 Tax Lien has not been settled by G3 and as of December 31, 2025, the 4,000 Holdback Shares have not been issued. The contingent consideration represents a potential obligation that would become released only upon G3 settling its G3 Tax Lien. See Note 4 further discussion regarding Holdback Shares related to the G3 Tax Lien.

As of the Closing Date, the Company recorded a fair value of $906,000 for the 4,000 Holdback Shares, which was accounted for as an equity transaction.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may be involved in lawsuits, claims or legal proceedings that arise in the ordinary course of business, including proceedings related to the Company’s obligation to register shares for public offering. The Company accrue a contingent liability when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management believes that there are no claims against us for which the outcome is expected to have a material effect on our financial position, results of operations or cash flows.

G3 Tax Lien

The Internal Revenue Service has placed a federal tax lien on all the property and rights to property belonging to G3 which would include any proceeds from sale of property assets included in the financial statements of the Company. The lien relates to unpaid federal income taxes for 2017. Inclusive of interest, the balance owed is approximately $2,200,000 as of December 31, 2025.

As disclosed in Note 3, the Company and G3 included a provision in the Merger Agreement that adjusts the aggregate share consideration to be paid to the shareholders of HBC if the G3 Tax Lien is not released prior to closing. Specifically, 4,000 shares of Solidion common stock, issuable to the HBC shareholders as part of the Merger Consideration at or following closing, will depend on whether the G3 Tax Lien has been settled by G3 prior to closing. As of the Merger closing and through December 31, 2025, the G3 Tax Lien remained unsettled by G3 and as of December 31, 2025, the 4,000 holdback shares have not been issued.

The G3 Tax Lien represents a potential obligation that would become payable only upon the sale of the building. As the timing and likelihood of such a sale are uncertain and there are no immediate plans to sell, the Company has not recorded a liability on the balance sheet for this contingent obligation. Should the Company decide to sell the building in the future, this lien may need to be settled from the proceeds of the sale, which could impact the net cash inflow from such a transaction. The Company will continue to monitor the situation and will recognize a liability in the financial statements if and when it becomes probable that the building will be sold and the lien will need to be satisfied.

NOTE 7 — STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company is authorized to issue 2,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. As of December 31, 2025 and 2024, there were 7,465,283 and 2,633,956 shares of common stock issued and outstanding, respectively.

Equity Financing

On March 13, 2024, Solidion entered into a private placement transaction (the “March Private Placement”), pursuant to a Securities Purchase Agreement (the “March Subscription Agreement”) with certain institutional investors (the “Purchasers”) for aggregate gross proceeds of $3,850,000. The issuance costs associated with the March Private Placement, including fees to the placement agent and other expenses, totaled $522,867, of which $262,064 was allocated to the issuance of March Private Placement common stock and $260,803 was allocated to the issuance of series A and B warrants. The March Private Placement closed on March 15, 2024.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

As part of the March Private Placement, the Company issued an aggregate of 102,667 units and pre-funded units (collectively, the “Units”) at a purchase price of $37.50 per unit (less $0.0001 per pre-funded unit). Each Unit consists of (i) one share of Solidion Common Stock, (ii) two Series A warrants (“Series A Warrants”) each to purchase one share of Common Stock, and (iii) one Series B warrant (“Series B Warrants”) to purchase such number of shares of Common Stock as determined on the reset date, and in accordance with the terms therein.

On August 30, 2024, the Company entered into a private placement transaction (the “August Private Placement”), pursuant to a Securities Purchase Agreement (the “August Subscription Agreement”) with certain institutional investors (the “Purchasers”) for aggregate gross proceeds of $4,000,000. The issuance costs associated with the August Private Placement, including fees to the placement agent and other expenses, totaled $380,001, of which $157,435 was allocated to the issuance of August Private Placement common stock and $222,566 was allocated to the issuance of Series C and D warrants. The August Private Placement closed on September 5, 2024. The Company used the net proceeds from the August Private Placement for working capital and general corporate purposes.

As part of the August Private Placement, the Company issued an aggregate of 244,349 units and pre-funded units (collectively, the “Units”) at a purchase price of $16.37 per unit. Each Unit consists of (i) one share of common stock, par value $0.0001 per share of the Company (the “Common Stock”) (or one pre-funded warrant to purchase one share of Common Stock (the “Pre-Funded Warrant”)), (ii) two Series C warrants each to purchase one share of Common Stock (the “Series C Warrant”) and (iii) one Series D warrant to purchase such number of shares of Common Stock as determined on the Reset Date (as defined below), and in accordance with the terms therein (the “Series D Warrant” and together with the Pre-Funded Warrant and the Series C Warrant, the “Warrants”).

The Company accounts for the outstanding PIPE Warrants as liability-classified instruments because certain settlement adjustments prevent them from meeting the fixed-for-fixed equity classification criteria under ASC 815-40. The Company utilizes the Black-Scholes options pricing model to determine the fair value of the Series A and Series B warrants, and a Monte Carlo simulation model to determine the fair value of the Series C and Series D warrants. The resulting fair value is recorded as a Derivative liability on the consolidated and combined balance sheets, and records changes in the fair value of the PIPE Warrants as a non-cash other income (expense) within Change in fair value of derivatives account on the Company’s consolidated and combined statements of operations.

NOTE 8 — WARRANTS

IPO Warrants — Public Warrants

In connection with Nubia’s initial public offering in 2022, 123,500 public warrants were issued, entitling holders to purchase one share of common stock at an exercise price of $575.00 per share, subject to adjustment. Only whole warrants may be exercised. The warrants expire five years after the completion of the Company’s initial business combination, February 2, 2029.

The Company is not obligated to issue shares upon warrant exercise unless a registration statement covering the underlying shares is effective. If a registration statement is not effective, holders may exercise warrants on a cashless basis under certain conditions. The Company may redeem the warrants at $0.50 per warrant, with at least 30 days’ prior notice, if the common stock trades at or above $900.00 per share for 20 trading days within a 30-day period after the warrants become exercisable. Adjustments to the number of shares issuable upon exercise and the exercise price may occur in the event of stock splits, dividends, reorganizations, or similar events. Warrants do not provide voting rights or shareholder privileges until exercised. No fractional shares will be issued upon exercise.

The Company evaluated the public warrants and determined that it is a freestanding equity-linked contract within the scope of ASC 815-40. Based on this guidance, the Company concluded that the IPO warrants qualify for equity classification.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 8 — WARRANTS (cont.)

IPO Warrants — Private Warrants

In connection with Nubia’s initial public offering in 2022, 108,100 Private Warrants were issued.

Except as described below, the Private Warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. The Private Warrants will be exercisable on a cashless basis and will not be redeemable by us so long as they are held by the holders of the private warrants or their permitted transferees. The holders of the Private Warrants or their permitted transferees have the option to exercise the private warrants on a cashless basis. If the Private Warrants are held by holders other than the holders of the Private Warrants and their permitted transferees, the Private warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in the Company’s initial public offering.

If exercised on a cashless basis, holders will receive shares of common stock based on the difference between the warrant exercise price and the fair market value of the stock. Fair market value is determined as the average last sale price of the common stock over the 10 trading days ending on the third trading day before the exercise notice date. The reason that The Company have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the holders of the Private Warrants and their permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell the Company’s securities in the open market will be significantly limited. The Company has policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who typically could sell the shares of common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, The Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In addition, holders of the Company’s Private Warrants are entitled to certain registration rights.

The Company evaluated the Private Warrants and determined that it is a freestanding equity-linked contract within the scope of ASC 815-40. Based on this guidance, the Company concluded that the Private Warrants qualify for equity classification.

Series A and Series B Warrants

The Series A and Series B Warrants issued in conjunction with the March Private Placement were determined to be liability classified in accordance with ASC 815 and have been recognized at fair value upon issuance, with remeasurement in each subsequent period. As such, on the date of issuance the Company allocated the proceeds between the common stock, Series A Warrants and Series B Warrants first to the fair value of the Series A Warrants and Series B Warrants, which were recorded as a liability.

Certain prior-period amounts presented in this footnote related to the change in fair value of derivative liabilities have been restated to reflect the correction of an error related to the accounting for the Series A and Series B warrant exercises. See Note 2 — Restatement and Correction of Errors in Previously Reported Consolidated Financial Statements for additional information.

The Company used a Monte Carlo analysis to determine the fair value of the warrants at the date of issuance on March 15, 2024 and as of the reporting date. The total fair value of the Series A Warrants and Series B Warrants measured at issuance was $12,656,550 and $82,450, respectively, which exceeded the total gross proceeds from the March Private Placement of $3,850,000. As the fair value of the derivative liability exceeded the proceeds on the day of issuance, the difference was recorded as a loss from issuance of common stock and warrants of $17,820,998.

The fair value of the Series A and Series B Warrants as of December 31, 2024, was $4,955,300 and $0, respectively. The $0 fair value for the Series B Warrants reflects that all Series B Warrants had been exercised by this date. This resulted in a non-cash gain from the change in fair value of derivatives of $2,047,817 and a loss from the issuance

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 8 — WARRANTS (cont.)

of warrants of $17,820,998 for the year ended December 31, 2024, respectively. As of December 31, 2024, investors received 274,858 and 114,992 common shares from exercise of Series A and Series B warrants, respectively. As of December 31, 2024, 167,976 Series A Warrants and no Series B Warrants remained outstanding.

On May 12, 2025, the Company effected a 1-for-50 reverse stock split of its common stock. Following the reverse split, the 5-day reset period ended on May 19, 2025, with the lowest 5-day VWAP on May 14, 2025, being $3.0951. Consequently, the reset price was established at $3.0951, and the Series A Warrants held by investors were reset to 810,389 shares. The Series B Warrants were not subject to a post-split reset because no Series B Warrants were outstanding at the time the reverse stock split became effective.

The fair value of the Series A and Series B Warrants as of December 31, 2025, was $3,383,900 and $0, respectively. The Company recorded non-cash loss from changes in the fair value of derivative liabilities related to the Series A and Series B Warrants of $2,232,886 for the year ended December 31, 2025. As of December 31, 2025, investors had exercised 591,145 Series A Warrants and 114,992 Series B Warrants, resulting in the issuance of 670,137 common shares. As of December 31, 2025, 508,857 Series A Warrants and no Series B Warrants remained outstanding.

Series C and Series D Warrants

The Series C and Series D Warrants issued in conjunction with the August Private Placement were determined to be liability classified in accordance with ASC 815 and have been recognized at fair value upon issuance, with remeasurement in each subsequent period. As such, on the date of issuance the Company allocated the proceeds between the common stock, Series C Warrants and Series D Warrants first to the fair value of the Series C Warrants and Series D Warrants, which were recorded as a liability.

The Company used a Monte Carlo analysis to determine the fair value of the warrants at the date of issuance on August 30, 2024 and as of the reporting date. The total fair value of the Series C Warrants and Series D Warrants measured at issuance was $8,114,650 and $1,540,150, respectively, which exceeded the total gross proceeds from the August Private Placement of $4,000,000. As the fair value of the derivative liability exceeded the proceeds on the day of issuance, the difference was recorded as a loss from issuance of common stock and warrants of $9,654,799.

The fair value of the Series C Warrants and Series D Warrants as of December 31, 2024 was $13,703,250 and $210,000, respectively, resulting in a non-cash loss of $4,258,450 during the year ended December 31, 2024. There were no Series C Warrants and Series D Warrants exercised as of December 31, 2024.

On May 12, 2025, the Company effected a 1-for-50 reverse stock split of its common stock. Following the reverse split, the 5-day reset period ended on May 19, 2025, with the lowest 5-day VWAP on May 14, 2025, being the price floor of $3.25. Consequently, the reset price was established at $3.25, and the Series C Warrants held by investors were reset to 2,461,538 shares. The Series D warrants were not subject to a post-split reset based on the terms of the agreement.

On October 8, 2025, Madison Bond LLC and Bayside Project LLC (together, the “New Holders”) purchased all of the outstanding Series C and Series D Warrants previously issued by the Company pursuant to the August Subscription Agreement. Immediately thereafter, the Company exercised its rights under the August Subscription Agreement to convert all remaining unexercised portions of the Series C and Series D Warrants into shares of common stock at a ratio of one share per warrant. On October 24, 2025, the New Holders received 3,447,957 shares of the Company’s common stock.

On December 8, 2025, the Company entered into an agreement with Anson Investments Master Fund LP (“Anson”), pursuant to which it issued 240,400 shares of common stock to Anson in exchange for the termination of all warrants and other obligations of the Company under the Securities Purchase Agreement, dated as of August 30, 2024.

Immediately prior to the conversions, the Company remeasured the fair value of the Series C and Series D Warrants. Upon conversion and cancellation of the warrants, the related derivative liability was derecognized, and the resulting change in fair value was recognized in the Company’s consolidated and combined statements of operations within

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 8 — WARRANTS (cont.)

change in fair value of derivative liabilities. The fair value of the Series C and Series D Warrants was $0 as of December 31, 2025, as all Series C and Series D Warrants had been converted into shares of the Company’s common stock and were no longer outstanding.

The Company recorded a non-cash loss from changes in the fair value of derivative liabilities related to the Series C and Series D Warrants of $31,033,241 for the year ended December 31, 2025. As of December 31, 2025, investors had exercised 3,688,357 Series A and Series B Warrants, resulting in the issuance of 3,447,957 shares of common stock and the pending issuance of 240,400 shares of common stock. No Series C or Series D Warrants remained outstanding as of December 31, 2025. On February 5, 2026, the Company issued the 240,400 shares of its common stock to Anson pursuant to this agreement.

NOTE 9 — FORWARD PURCHASE AGREEMENT NON REDEMPTION AGREEMENT AND PRIVATE PLACEMENT FINANCING

Forward Purchase Agreement

On December 13, 2023, Nubia entered into the FPA with Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC (collectively, the “Seller” or “Forward Purchase Investors”). For purposes of the FPA, Nubia is referred to as the “Counterparty” prior to the consummation of the Merger, while Solidion Technology, Inc. (“Pubco”) is referred to as the “Counterparty” after the consummation of the Merger. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the FPA previously filed with the SEC.

Pursuant to the terms of the Forward Purchase Agreement, Seller intends, but is not obligated, to, concurrently with the Closing pursuant to Seller’s FPA Funding Amount PIPE Subscription Agreement, purchase up to 9.9% of the total Class A ordinary shares, par value $0.0001 per share (“Additional Shares”) outstanding following the closing of the Merger, as calculated by Seller (the “Purchased Amount”), less the number of NUBI Shares purchased by Seller separately from third parties through a broker in the open market (“Recycled Shares”). Seller will not be required to purchase an amount of NUBI Shares such that, following such purchase, that Seller’s ownership would exceed 9.9% of the total NUBI Shares outstanding immediately after giving effect to such purchase, unless Seller, at its sole discretion, waives such 9.9% ownership limitation. The Number of Shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

The FPA provides for a prepayment shortfall equal to 0.50% of the product of Recycled Shares and the Initial Price. The Seller may conduct Shortfall Sales at its discretion to recover this shortfall without triggering early termination obligations. The Prepayment Amount payable to the Seller is calculated based on the number of shares purchased and the redemption price, less any prepayment shortfall, and is funded from the Counterparty’s Trust Account. Additionally, up to 4,000 shares may be purchased at the Initial Price.

Following the Closing, the reset price (the “Reset Price”) was initially the Initial Price. The Reset Price will be subject to reset on a bi-weekly basis commencing the first week following the thirtieth day after the closing of the Merger to be the lowest of (a) the then current Reset Price, (b) the Initial Price and (c) the VWAP Price of the Shares of the prior two weeks; provided the Reset Price shall be subject to reduction upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering. The Seller also retains the right to terminate part or all of the transaction through Optional Early Termination (OET) by providing notice, with corresponding payment obligations based on the Reset Price.

The Valuation Date for settlement occurs at the earlier of three years post-Merger, specified adverse events (e.g., delisting or registration failure), or at the Seller’s discretion. Upon settlement, adjustments may be made in cash or shares, depending on the circumstances.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 9 — FORWARD PURCHASE AGREEMENT NON REDEMPTION AGREEMENT AND PRIVATE PLACEMENT FINANCING (cont.)

The Seller has waived redemption rights for Recycled Shares, which may impact the overall redemption levels and market perception of the Merger. The FPA complies with tender offer regulations, including Rule 14e-5 under the Securities Exchange Act of 1934.

On February 2, 2024, upon consummation of the Merger, NUBI made a payment to each Forward Purchase Investor in respect of their respective Recycled Shares. This payment totaled 147 shares and included a cash payment of $80,241 released from the trust account. The payment was calculated as an amount equal to (a) the number of Recycled Shares multiplied by the redemption price per share (the “Initial Price”) as defined in Section 9.2(b) of NUBI’s Certificate of Incorporation, effective as of March 10, 2023, as amended from time to time (the “Certificate of Incorporation”), less (b) the prepayment Shortfall. Additionally, on February 2, 2024, NUBI made a payment to Forward Purchase Investors of $2,193,800 from the trust account as reimbursement for the 4,000 consideration shares.

On January 17, 2024, the Company received a Pricing Date Notice from the Forward Purchase Investors specifying 116,771 Additional Shares. On March 22, 2024, the Company received an amended Pricing Date Notice revising the total number of Additional Shares to 160,771. On June 11, 2024 the Company received an amended Pricing Date Notice revising the total number of Additional Shares to 190,860. On August 29, 2024, the Additional Shares were issued to the Forward Purchase Investors.

Upon the issuance of the 190,860 Additional Shares to the Forward Purchase Investors on August 29, 2024, the Company recognized (i) an increase to APIC of $3,124,379, measured at the fair value of the shares at the time of share issuance, (ii) a corresponding stock subscription receivable of $2,372,232 as a contra-equity component within stockholders’ equity (deficit), representing the consideration receivable for the shares issued, and (iii) a $752,147 loss on issuance of common stock within Other Income (Expense) was recognized representing the difference between the face value of the stock subscription receivable and its present value. The stock subscription receivable is presented as a reduction to total stockholders’ equity (deficit) until the receivable is settled.

The discount of $752,147 is being accreted using the effective interest method over the remaining term of the FPA from August 29, 2024 through February 2, 2027, with each period’s accretion recorded as an increase to both the stock subscription receivable and APIC within stockholders’ equity (deficit), with no impact on the statements of operations. Accretion for the period beginning August 29, 2024 through December 31, 2024 was $93,113. The stock subscription receivable balance as of December 31, 2024 was $2,465,345.

The Company accounts for the FPA as a liability-classified instrument due to the settlement provisions. The resulting fair value is recorded as a derivative liability on the consolidated and combined balance sheets. The Company records changes in the fair value of the FPA as a non-cash other income (expense) within change in fair value of derivatives account on the Company’s consolidated and combined statements of operations.

The Company utilized a Monte Carlo simulation model to determine the fair value of the FPA, comprising Recycled Shares of 147 and Additional Shares of 190,860, totaling 191,007 shares (the “FPA Shares”) as of December 31, 2025 and 2024. The model estimated the total present value of the Company’s proceeds at $7,227 and the total present value of the Company’s liability at $1,395,938, resulting in a net liability of approximately $1,388,700 as of December 31, 2025. As a result, the Company recognized non-cash gain (loss) from changes in the fair value of derivatives of 5,015,400 for the 12 months ended December 31, 2025, compared to $14,485,850 for the 12 months ended December 31, 2024.

FPA amendment and resolution of lawsuit

On July 16, 2024, the Forward Purchase Investors brought a lawsuit against Solidion in Delaware Chancery Court seeking specific performance and monetary damages related to the FPA.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 9 — FORWARD PURCHASE AGREEMENT NON REDEMPTION AGREEMENT AND PRIVATE PLACEMENT FINANCING (cont.)

On August 29, 2024, the Company and the Seller entered into an amendment (the “Amendment”) to the FPA. The Amendment includes modifications to several terms, including:

•        Prepayment Shortfall:    Expanded to allow the Company to request additional funds in increments of $500,000, subject to specified conditions.

•        Prepayment Shortfall Consideration:    Seller may now sell Additional Shares and Recycled Shares at any price, without an Early Termination Obligation, until sale proceeds reach 120% of the Prepayment Shortfall.

•        Shortfall Sales:    The Company agrees not to issue or sell additional shares or convertible securities without Seller’s consent until specific conditions are met.

•        Shortfall Variance:    If a shortfall occurs, the Company must either pay the Shortfall Variance in cash or issue additional shares to the Seller.

•        Share Consideration:    Seller is entitled to designate 57,000 common shares as (“Share Consideration”)

•        VWAP Trigger Event:    Defined as occurring if the VWAP Price falls below $100.00 per share for 10 trading days within a 30-day period.

In addition, upon execution of the Amendment, the Seller agreed to temporarily forbear from exercising any rights under the Forward Purchase Agreement related to certain valuation events, including a Shortfall Variance Registration Failure, VWAP Trigger Event, or Registration Failure (collectively, “Valuation Date Events”), during the period from the Pricing Date through December 31, 2024 (the “Standstill Period”). After the Standstill Period, if any Valuation Date Events have occurred, the Seller’s rights under the agreement will be reinstated.

Additionally, the Company agreed to file a registration statement within 20 business days of the Amendment to register the resale of the Additional Shares and Share Consideration (collectively, the “Meteora Shares”). The Company will use commercially reasonable efforts to have the registration statement declared effective within 60 calendar days of the Amendment. No other shares may be registered before the Meteora Shares, though they may be registered concurrently in the same resale registration statement.

Further, the Amendment restricts the Seller from selling more than 10% of the daily trading volume of the Company’s common stock until 30 days after the effectiveness of the resale registration statement, except on days when trading volume exceeds 140,000 shares.

Finally, concurrently with the execution of the Amendment, the Company and the Seller agreed to sign and cause to be filed a joint stipulation for dismissal with prejudice of the Action (as defined below) (the “Stipulation”). The Stipulation provides that the Company issue 247,860 Solidion common shares, consisting of the Additional shares of 190,860 and the Share Consideration of 57,000 shares to the Seller within five business days of the entry of the Stipulation. In consideration for the Stipulation, the Company agreed to pay Seller’s reasonable and documented attorney’s fees related to this Action in an amount up to $65,000. “Action” means (i) the Complaint for Specific Performance and Money Damages filed July 16, 2024 thereby initiating Case No. 2024-0752-LWW Meteora Capital Partners, LP v. Solidion Technology, Inc. in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) and (ii) the Motion for Default Judgment filed by Seller related to such complaint on August 13, 2024. On September 9, 2024, the Company and the Seller filed the Stipulation in Delaware Chancery Court.

On August 29, 2024, the Company issued 247,860 Meteora Shares of its common stock to the Forward Purchase Investors.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 9 — FORWARD PURCHASE AGREEMENT NON REDEMPTION AGREEMENT AND PRIVATE PLACEMENT FINANCING (cont.)

The Company recorded an expense within Selling, General, and Administrative expenses on the Company’s consolidated and combined statements of operations of $1,026,000 based on the stock price on the date of the amendment during the three months ended September 30, 2024 for the Consideration Shares of 57,000 Solidion common shares issued in connection with the forbearance and FPA amendment.

Non-Redemption Agreement

On December 13, 2023, NUBI entered into a non-redemption agreement (the “Non-Redemption Agreement”) with certain investors named therein (each, a “Backstop Investor”), each acting on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by each such Backstop Investor or its affiliates. Pursuant to each Non-Redemption Agreement, each Backstop Investor agreed that, on or prior to Closing, it will beneficially own not greater than the lesser of (i) that number of Backstop Shares set forth in the Non-Redemption Agreement and (ii) the total number of NUBI Shares beneficially owned by Backstop Investor and its affiliates and any other persons whose beneficial ownership of NUBI Shares would be aggregated with those of Backstop Investor for purposes of Section 13(d) of the Securities Exchange Act of 1934 not exceeding 9.99% of the total number of issued and outstanding NUBI Shares, and shall not elect to redeem or otherwise tender or submit for redemption any of such Backstop Shares in connection with the second special meeting of NUBI stockholders to be held for the purpose of approving the Merger (the “Second Special Meeting”); provided, however, that in the event Backstop Investor has previously elected to redeem, tender or submit any Backstop Shares for redemption, Backstop Investor shall rescind or reverse such redemption request prior to Closing and NUBI shall accept such request(s) promptly once submitted by Backstop Investor.

On February 2, 2024, upon the consummation of the Merger, NUBI paid each Backstop Investor a cash discount payment from the proceeds remaining in trust account for their respective Backstop Shares as part of the Non-Redemption Agreement. The discount payment amount was calculated as the product of (x) the number of Backstop Shares and (y) the Redemption Price, less $4.00. The total number of Backstop Shares was 2,000,000, and the adjusted Redemption Price was $10.97 per share. In total, $13,937,997 was released from the trust account and paid to the Backstop Investors.

NOTE 10 — DEBT

Convertible Notes

At various dates during the first quarter of 2024, the Company issued convertible notes of $527,500 to meet our working capital requirements. At various dates during September and October 2024, the Company and three separate investors amended their respective convertible notes, resulting in a total of approximately an additional 2,707 common shares due upon conversion. As of December 31, 2024, there were five separate outstanding convertible notes, which are convertible into an aggregate of approximately 70,000 common shares. The outstanding balance on convertible notes was $527,500 as of December 31, 2024.

During the 12 months ended December 31, 2025, holders converted an aggregate of $527,500 principal amount of convertible notes into 68,095 shares of common stock. As of December 31, 2025, convertible notes representing 1,600 shares remained outstanding and subject to conversion.

Short-term Notes Payable

EF Hutton LLC

On February 1, 2024, the Company executed a Promissory Note with EF Hutton, totaling $2,200,000, to cover underwriters’ fees associated with the closure of the Company’s Merger with HBC. In the case of an event of default, this Note shall bear interest at a rate of 24% per annum until such event of default is cured. The principal amount of this Promissory Note is payable on designated dates, with $183,333 scheduled on the first business day

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 10 — DEBT (cont.)

of each month until the final payment on March 1, 2025. As of December 31, 2025, the Company was in default of the Promissory Note due to non-payment of scheduled installments, and the Promissory Note is accruing interest at the default rate of 24% per annum. The Company is in the process of negotiating an amendment to the terms of the Promissory Note. The outstanding balance of the Promissory Note amounted to $1,025,824 and $1,283,335 as of December 31, 2025 and 2024, respectively. The accrued but unpaid interest on the Promissory Note totaled approximately $235,356 and $279,000 as of December 31, 2025 and 2024, respectively.

Benesch Friedlander Coplan & Aronoff LLP

On April 29, 2024, the Company executed a Promissory Note with Benesch Friedlander Coplan & Aronoff (“Benesch”) in the amount of $670,000. The interest rate is 7% per annum, to be paid as a lump sum at the maturity date of November 1, 2024.

On November 12, 2024, the Company amended the terms of its Promissory Note with Benesch. The amended terms include an updated principal balance of $694,061, which includes unpaid interest expense of $24,061 from earlier periods, an increase in the interest rate to 10% per annum, an upfront payment of $40,000 made at signing, and a requirement for minimum monthly payments of $25,000. Additionally, the maturity date has been extended to May 31, 2025.

On August 4, 2025, the Company amended the terms of its Promissory Note with Benesch. The amended terms include an updated principal balance of $621,732, which includes unpaid interest expense from earlier periods, an interest rate to 10% per annum and the maturity date has been extended to December 31, 2025. The outstanding balance of the Promissory Note was $621,732 and 634,627 as of December 31, 2025 and 2024, respectively. The accrued but unpaid interest on the Promissory Note totaled approximately $28,614 and $3,304 as of December 31, 2025 and 2024, respectively.

Great Point Capital, LLC

On October 29, 2025, the Company executed a unsecured Promissory Note with Great Point Capital, LLC (the “Noteholder”) in the principal amount of $1,000,000. The Note bears interest at a rate of 8.0% per annum, payable quarterly in arrears. The Note matures on October 25, 2026 or the date on which all amounts become immediately due and payable following a Nasdaq delisting notice that would result in the Company’s common stock no longer trading on any Nasdaq market. In the event of a default, the Note bears interest at the Default Rate of 10% per annum.

The Note contains customary representations, warranties, and covenants of the Company and provides for events of default, including nonpayment of principal or interest, breaches of representations, insolvency events, and delisting of the Company’s common stock from Nasdaq. Upon an event of default, the Noteholder may declare all outstanding principal and accrued interest immediately due and payable. The accrued but unpaid interest on the Promissory Note totaled approximately $14,685 as of December 31, 2025.

The outstanding balance of Short-term Notes Payable amounted to $2,647,556 and $1,917,962 as of December 31, 2025 and 2024, respectively.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES

The income tax provision consists of the following for the years ended December 31, 2025 and 2024:

	2025	2024
Federal
Current	$—	$—
Deferred	—	—
State and local
Current	—	—
Deferred	—	—
Income tax provision/(benefit)	$—	$—

The Company did not incur any foreign income tax expense or benefit for the years ended December 31, 2025 and 2024.

Differences between the U.S. statutory federal tax rate and the Company’s 2025 effective income tax rate presented prospectively in accordance with ASU 2023-09 are analyzed below:

	2025
	Amount	%
Statutory federal income tax	$(8,597,455)	21.00%
State and local taxes, net of federal tax benefit	(250,603)	0.61%
Warrants and issuance of common stock	5,932,653	(14.49)%
Adjustment to deferred tax assets	(52,186)	0.13%
Other	160	0%
Change in valuation allowance	2,967,432	(7.25)%
Income tax expense	$—	0%

Differences between the U.S. statutory federal tax rate and the Company’s effective income tax rate for periods prior to the adoption of ASU 2023-09 are analyzed below:

2024
Statutory federal income tax rate	21.00%
State and local taxes, net of federal tax benefit	1.04
Warrants and issuance of common stock	(12.15)
Adjustment to deferred tax assets	(6.32)
Other	(0.87)
Change in valuation allowance	(2.71)
Income tax expense	0%

The Company’s deferred tax assets are as follows at December 31, 2025 and 2024:

	2025	2024
Deferred tax asset:
Net operating loss carryforward	$4,428,341	$1,534,755
Capitalized research and development	808,845	1,081,840
Equity-based compensation	1,174,237	496,493
Accrued legal fees	—	453,986
Organizational and start-up costs	377,374	379,620
Accrued expenses	2,447	33,956
Accrued compensation	248,187	75,639
Intangible assets	42,217	26,557
Total deferred tax asset before valuation allowance	7,081,648	4,082,846

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES (cont.)

	2025	2024
Less: Valuation allowance	(6,905,353)	(3,923,277)
Total deferred tax asset after valuation allowance	176,295	159,569
Deferred tax liability:
Fixed assets	(176,295)	(159,569)
Net deferred tax asset	$—	$—

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2025 and 2024, the valuation allowance increased by $2,982,076 and $877,210, respectively, mainly due to increases in the net operating loss carryforwards and other deferred tax assets. The Company will continue to assess the realizability of the deferred tax assets at each interim and annual balance sheet date based upon actual and forecasted operating results.

As of December 31, 2025 the Company had federal net operating loss carryforwards of $19,295,969 with an indefinite carryforward period, and state and local net operating loss carryforwards of $19,047,462 which begin to expire in 2029. The use of the Company’s net operating loss carryforwards may, however, be subject to limitations as a result of an ownership change. A corporation undergoes an “ownership change,” in general, if a greater than 50% change (by value) in its equity ownership by one or more five percent stockholders (or certain groups of non-five-percent stockholders) over a three-year period occurs. After such an ownership change, the corporation’s use of its pre-change net operating loss carryforwards and other pre change tax attributes to offset its post-change income is subject to an annual limitation determined by the equity value of the Company on the date the ownership change occurs multiplied by a rate determined monthly by the Internal Revenue Service.

If an ownership change occurs and if the Company earns net taxable income, the Company’s ability to use its pre-change net operating loss carryforwards to offset U.S. federal taxable income would be subject to these limitations, which could potentially result in increased future tax liability compared to the tax liability the Company would incur if its use of net operating loss carryforwards were not so limited. In addition, for state income, franchise and similar tax purposes, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase the Company’s state income, franchise, or similar taxes.

The Company files income and franchise tax returns with the United States, Texas, and Ohio. Examinations by the United States and state tax authorities may include questioning the timing and amount of deductions, the nexus of income among various state and local tax jurisdictions and compliance with federal and state tax laws. As of December 31, 2025, all tax years since the 2021 inception year are subject to examination for U.S. federal and state purposes. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES (cont.)

The following table indicates the changes to the Company’s uncertain tax positions for the years ended December 31, 2025 and 2024:

	2025	2024
Balance, beginning of the year	$207,022	$—
Additions based on tax positions related to prior years		—
Payments made on tax positions related to prior years		—
Additions based on tax positions related to current year	158,223	207,022
Balance, end of year	$365,244	$207,022

As of December 31, 2025 and 2024, the amount of $365,244 and $207,022, respectively, represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods.

For the years ended December 31, 2025 and 2024 the Company has not recognized any amount of interest and penalties for uncertain tax positions in its consolidated and combined statements of operation.

For the years ended December 31, 2025 and 2024, cash paid for income taxes, net of refunds, was $6,369 and $89,959, respectively.

NOTE 12 — STOCK-BASED COMPENSATION

Unrestricted Common Stock Awards

During the year ended December 31, 2025, the Company granted 6,000 unrestricted common shares to certain executives in connection with the terms of their individual employment agreements. As these awards were fully-vested, unrestricted shares, the Company recognized the full amount of $121,410 for the year ended December 31, 2025. This compensation cost is included within Research and Development expenses on the Company’s consolidated and combined statements of operations. As of December 31, 2025, there were no unrecognized compensation costs related to unrestricted common shares.

During the year ended December 31, 2024, the Company granted 300,000 unrestricted common shares to certain executives in connection with the terms of their individual employment agreements. As these awards were fully-vested, unrestricted shares, the Company recognized $1,359,000 for the year ended December 31, 2024. This compensation cost is included within Selling, General, and Administrative expenses on the Company’s consolidated and combined statements of operations. As of December 31, 2024, there were no unrecognized compensation costs related to unrestricted common shares.

Restricted Stock Units

During the year ended December 31, 2025, the Company granted restricted stock units (“RSUs”) to certain executives and management in connection with the terms of their respective employment agreements. The Company recognized stock-based compensation expense of $1,715,807 for the 12 months ended December 31, 2025, which is included within operating expenses on the Company’s consolidated and combined statements of operations. There were no stock options granted or outstanding during the year ended December 31, 2025.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 12 — STOCK-BASED COMPENSATION (cont.)

The following table summarizes RSU activity for the year ended December 31, 2025:

	Number of Shares	Weighted Average Grant-Date Fair Value
Outstanding at January 1, 2025	—	—
Granted	278,000	$6.55
Vested	252,667	6.78
Cancelled	—	—
Outstanding at December 31, 2025	530,667	$6.66

As of December 31, 2025, total unrecognized compensation cost related to unvested RSUs was approximately $351,687, which is expected to be recognized over a weighted-average period of 1.06 years.

There were no restricted stock units or stock options granted during the year ended December 31, 2024. Additionally, there were no restricted stock units or stock options outstanding at either the beginning or the end of the period ended December 31, 2024.

Warrants

During the year ended December 31, 2025, the Company granted 12,000 at-the-money warrants, respectively, to certain executive officers pursuant to the terms of their individual employment agreements. The warrants were fully vested upon grant and expire on February 2, 2029, however, the exercise price has not been established.

There were no warrants granted during the year ended December 31, 2024. Additionally, there were no warrants outstanding at either the beginning or the end of the periods ended September 30, 2024.

Awards with Market-Based Conditions

In connection with the aforementioned executive employment agreements, certain executives are eligible to receive unrestricted shares of common stock if certain stock price targets are met during the term of the respective employment agreements. A stock price target will be satisfied if the 120-day trailing average closing price (based on trading days) of a share of the Company’s common stock equals or exceeds the applicable stock price target, which range from $1,500 to $15,000 per share. The executives could be granted up to 120,000 shares based on attainment of all applicable stock price targets over the term of six years and an estimated fair value of approximately $4,800,000. The Company recorded $1,112,705 and $1,008,015 of expense related to these awards for the years ended December 31, 2025 and 2024, respectively. This compensation cost is included within Selling, General, and Administrative expenses on the Company’s consolidated and combined statements of operations.

The following table summarizes our awards with market-based conditions:

	Number of Shares	Weighted Average Grant-Date Fair Value
Beginning of period	—	—
Granted	120,000	$40.00
Vested	—	—
Cancelled	—	—
End of period	120,000	$40.00

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 12 — STOCK-BASED COMPENSATION (cont.)

Awards with Performance Conditions

In connection with the aforementioned executive employment agreements, certain executives are eligible to receive cash incentive payments in connection with the Company achieving certain capital raise targets. In addition, these executives can also receive a cash bonus equal to 2.5% of the equity value of the Company (up to $10 million for each executive, totaling $20 million) in an applicable sale of the Company as defined by the terms of the employment agreements. Through December 31, 2025, it was not considered probable that either performance condition would be achieved, and therefore no expense was recorded related to these awards.

Stock-based Compensation to Consultants

The Company periodically grants equity awards to non-employee consultants and contractors in exchange for services provided to the Company. The Company accounts for these awards in accordance with ASC 718. The grant-date fair value of the awards is measured on the date the awards are approved and the terms of the award and the recipient’s service obligation are established.

Equity awards granted to non-employee consultants and contractors may vest upon the grant date or over a specified service period. The Company recognizes stock-based compensation expense based on the grant-date fair value of the awards over the applicable service period. The grant-date fair value of shares issued is generally based on the closing price of the Company’s common stock on the date of grant.

During the years ended December 31, 2025 and 2024, the Company recognized stock-based compensation expense of $3,960,422 and $950,000, respectively, related to equity awards granted to consultants and contractors. Such amounts are included within operating expenses in the consolidated and combined statements of operations.

NOTE 13 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1	—

quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2	—

observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3	—	unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 13 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s liabilities that are measured at fair value as of December 31, 2025 and 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The Company did not have derivative liabilities as of December 31, 2023.

Description:	Level	December 31, 2025	December 31, 2024
Derivative Liabilities:
Forward Purchase Agreement	3	$1,388,700	$6,404,100
Warrants – Series A	3	$3,383,900	$4,955,300
Warrants – Series C and D	3	$—	$13,913,250

Forward Purchase Agreement

The Company used a Monte Carlo analysis to determine the fair value of the FPA, assuming 191,007 FPA Shares.

The fair value measurement of the FPA at December 31, 2025 and 2024 was calculated using the following range of weighted average assumptions:

	December 31, 2025	December 31, 2024
Risk-free interest rate	3.48%	4.25%
Stock price	$7.09	$35.00
Expected life	1.1 years	2.1 years
Expected volatility of underlying stock	175.0%	105.0%
Dividends	0%	0%

The model measured the total present value of the Company’s proceeds at approximately $7,227 and the total present value of the Company’s liability at approximately $1,395,938, resulting in a net liability of approximately $1,388,700 as of December 31, 2025. This resulted in a non-cash gain from the change in fair value of derivatives of $5,015,400 for the year ended December 31, 2025.

The model measured the total present value of the Company’s proceeds at approximately $259,254 and the total present value of the Company’s liability at approximately $6,663,316, resulting in a net liability of approximately $6,404,100 as of December 31, 2024. This resulted in a non-cash gain from the change in fair value of derivatives of $14,485,850 for the year ended December 31, 2024.

Warrants — Series A and B

Certain prior-period amounts presented in this section related to the Change in fair value of derivative liabilities have been restated to reflect the correction of an error related to the accounting for the Series A and Series B warrant exercises. See Note 2 — Restatement and Correction of Errors in Previously Reported Consolidated Financial Statements for additional information.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 13 — FAIR VALUE MEASUREMENTS (cont.)

The Company utilized a Monte Carlo simulation analysis to determine the fair value of the Series A Warrants and Series B Warrants at the date of issuance on March 15, 2024, which included the following assumptions:

	Series A Warrants	Series B Warrants
Expected term (in years)	5.7 years	5.7 years
Stock price	$87.00	$87.00
Risk free rate	4.2%	4.2%
Expected volatility	82.5%	82.5%
Expected dividend rate	$0.00	$0.00
Exercise Price	$37.50	$0.01

The total fair value of the Series A Warrants and Series B Warrants measured at issuance was $12,656,550 and $82,450, respectively.

The Company utilized a Black-Scholes model to determine the fair value of the Series A Warrants at December 31, 2025, which included the following assumptions:

Series A Warrants
Expected term	3.9 years
Stock price	$7.09
Risk free rate	3.6%
Expected volatility	165.0%
Expected dividend rate	$0.00
Exercise Price	$3.10

The fair value of the Series A and Series B Warrants as of December 31, 2025, was $3,383,900 and $0, respectively. The $0 fair value for the Series B Warrants reflects that all Series B Warrants had been exercised by this date. The Company recorded non-cash loss from changes in the fair value of derivative liabilities related to the Series A and Series B Warrants of $2,232,886 and $0 for the year ended December 31, 2025, respectively. As of December 31, 2025, investors had exercised 591,145 Series A Warrants and 114,992 Series B Warrants, resulting in the issuance of 670,137 common shares. As of December 31, 2025, 508,857 Series A Warrants and no Series B Warrants remained outstanding.

The Company utilized a Black-Scholes model to determine the fair value of the Series A Warrants at December 31, 2024, which included the following assumptions:

Series A Warrants
Expected term	4.9 years
Stock price	$35.00
Risk free rate	4.4%
Expected volatility	102.5%
Expected dividend rate	$0.00
Exercise Price	$16.37

The fair value of the Series A and Series B Warrants as of December 31, 2024, was $4,955,300 and $0, respectively. The $0 fair value for the Series B Warrants reflects that all Series B Warrants had been exercised by this date. This resulted in a non-cash gain from the change in fair value of derivatives of $2,047,817 and a loss from the issuance of warrants of $17,820,998 for the year ended December 31, 2024, respectively. As of December 31, 2024, investors received 274,858 and 114,992 common shares from exercise of Series A and Series B warrants, respectively. As of December 31, 2024, 167,976 Series A Warrants and no Series B Warrants remained outstanding.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 13 — FAIR VALUE MEASUREMENTS (cont.)

Warrants — Series C and D

The Company utilized a Monte Carlo simulation analysis to determine the fair value of the Series C Warrants and Series D Warrants at the date of issuance on August 30, 2024, which included the following assumptions:

	Series C Warrants	Series D Warrants
Expected term	5.6 years	5.6 years
Stock price	$16.00	$16.00
Risk free rate	3.7%	3.7%
Expected volatility	105.0%	105.0%
Expected dividend rate	$0.00	$0.00
Exercise Price	$16.37	$0.0050

The total fair value of the Series C Warrants and Series D Warrants measured at issuance was $8,114,650 and $1,540,150, respectively.

The Company utilized a Monte Carlo simulation analysis to determine the fair value of the Series C Warrants and Series D Warrants at December 31, 2024, which included the following assumptions:

	Series C Warrants	Series D Warrants
Expected term (in years)	5.6 years	5.6 years
Stock price	$35.00	$35.00
Risk free rate	4.4%	4.4%
Expected volatility	102.5%	102.5%
Expected dividend rate	$0.00	$0.00
Exercise Price	$16.37	$0.0050

The fair value of the Series C and Series D Warrants as of December 31, 2025, was $0. The $0 fair value for the Series C and D Warrants reflects that all Series C and D Warrants had been exercised by this date. The Company recorded non-cash loss from changes in the fair value of derivative liabilities related to the Series C and Series D Warrants of $31,033,241 for the year ended December 31, 2025. As of December 31, 2025, investors had exercised 3,688,357 Series C Warrants and Series D Warrants, resulting in the issuance of 3,447,957 common shares and pending issuance of 240,400 common shares. As of December 31, 2025, no Series C Warrants and Series D Warrants remained outstanding.

The fair value of the Series C Warrants and Series D Warrants as of December 31, 2024, was $13,703,250 and $210,000, respectively. This resulted in a non-cash loss from the change in fair value of derivatives and issuance of warrants of $4,258,450 and $9,654,799 for the year ended December 31, 2024, respectively. As of December 31, 2024, investors have not exercised any Series C and Series D warrants.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 13 — FAIR VALUE MEASUREMENTS (cont.)

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2025 and 2024.

Forward Purchase Agreement	Fair Value Measurement Using Level 3 Inputs Total
Balance, December 31, 2023	$—
Initial measurement, February 2, 2024	20,889,950
Change in fair value	(14,485,850)
Balance, December 31, 2024	6,404,100
Change in fair value	(5,015,400)
Balance, December 31, 2025	1,388,700
Warrants – Series A and B	Fair Value Measurement Using Level 3 Inputs Total
Balance, December 31, 2023	$—
Initial measurement, March 15, 2024	12,739,000
Change in fair value	(7,783,700)
Balance, December 31, 2024	4,955,300
Change in fair value	(1,571,400)
Balance, December 31, 2025	3,383,900
Warrants – Series C and D	Fair Value Measurement Using Level 3 Inputs Total
Balance, December 31, 2023	$—
Initial measurement, August 30, 2024	9,654,800
Change in fair value	4,258,450
Balance, December 31, 2024	13,913,250
Change in fair value	(13,913,250)
Balance, December 31, 2025	—

HBC earnout shares

The Company utilized a Monte Carlo simulation analysis to determine the fair value of the Earnout Shares at the date of the Merger, which included the following assumptions: stock price of $226.50, risk free rate of 3.98%, volatility of 85%, dividends yield of 0% and duration of 4 years.

Stock-based compensation — Awards with Market-Based Conditions

The Company utilized a Monte Carlo simulation analysis to determine the fair value of the awards with market-based conditions at the date of the Merger, which included the following assumptions: stock price of $226.50, risk free rate of 3.9%, volatility of 72.5%, dividends yield of 0% and duration of 6 years.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 14 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events, except as noted below, that would have required adjustment or disclosure in the financial statements.

Issuance of shares

On February 5, 2026, the Company issued 240,400 shares of its common stock to Anson Investments Master Fund LP (“Anson”) pursuant to the agreement entered into on December 8, 2025. Under the agreement, the shares were issued in exchange for the termination of all warrants and other obligations of the Company under the Securities Purchase Agreement dated August 30, 2024.

In connection with the agreement, Anson agreed to limit sales of the Company’s common stock to no more than 10% of the daily trading volume of the Company’s common stock on the Nasdaq Stock Market. The issuance of the shares was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. No underwriting discounts or commissions were paid with respect to the issuance.

Offering Status

In April 2026, the Company’s arrangement with its underwriter expired. The Company may pursue alternative underwriting arrangements and to complete the offering. Deferred offering costs of $460,915 recorded as of March 31, 2026 relate to this offering. See Note 7 for the Company’s accounting policy related to deferred offering costs.

Madison Bond Promissory Notes

On May 7, 2026, the Company executed a Promissory Note with Madison Bond in the amount of $75,000 in cash for working capital purposes. The note bears interest at 16% per annum and matures on August 7, 2026. As of the date of these financial statements, the outstanding principal balance under the note was $75,000. See Note 5 for details.

On May 11, 2026, the Company formalized the obligation through a promissory note with Madison Bond related to the advance of $75,000 to the Company to fund legal fees incurred during the three months ended March 31, 2026. The note bears interest at 0% per annum, matures on November 11th, 2026, and requires a balloon payment for the entire principal at maturity. As of the date of these financial statements, the outstanding principal balance under the note was $75,000.

SOLIDION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unAUDITED)

	March 31, 2026	December 31, 2025
ASSETS
Current Assets:
Cash	$38,887	$204,725
Accounts receivable	15,624	5,110
Other receivable	302,500	302,500
Inventory	24,430	24,430
Prepaid expenses	66,818	170,257
Deferred offering costs	460,915	—
Other current assets	447,329	76,166
Total Current Assets	1,356,503	783,188

Property and Equipment, net of depreciation	1,974,467	2,022,043
Patents, net of amortization	1,995,774	1,991,623
Total Assets	$5,326,744	$4,796,854

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$5,553,222	$3,509,936
Excise tax payable	1,060,321	964,463
Derivative liabilities	4,211,250	4,772,600
Due to related party	162,873	87,873
Short-term notes payable	2,607,666	2,647,556
Total Liabilities	13,595,332	11,982,428

Commitments and contingencies (Note 6)

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 300,000,000 shares authorized, 7,745,683 and 7,465,283 issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	774	746
Additional paid-in capital	159,453,519	159,027,646
Stock subscription receivable	(2,919,674)	(2,841,427)
Accumulated deficit	(164,803,207)	(163,372,539)
Total Stockholders’ Deficit	(8,268,588)	(7,185,574)
Total Liabilities and Stockholders’ Deficit	$5,326,744	$4,796,854

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOLIDION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unAUDITED)

	For the Three Months Ended March 31,
	2026	2025 (Restated)
Net sales	$85,426	$—
Cost of goods sold	1,696	—
Gross profit	83,730	—

Operating Expenses
Research and development	402,387	1,353,050
Selling, general and administrative	1,455,636	1,779,619
Total operating expenses	1,858,023	3,132,669

Operating loss	(1,774,293)	(3,132,669)

Other Income (Expense)
Change in fair value of derivative liabilities	561,350	12,417,450
Interest income	191	16,271
Interest expense	(147,233)	(106,422)
Other (expense)	(70,683)	—
Total other income	343,625	12,327,299

Net (loss) income before provision for income taxes	(1,430,668)	9,194,630
Provision for income taxes	—	—
Net (loss) income	$(1,430,668)	$9,194,630

Weighted average number of shares of common stock outstanding, basic	7,786,342	3,001,784
Basic net (loss) income per share of common stock	$(0.18)	$3.06
Weighted average number of shares of common stock outstanding, diluted	7,786,342	3,048,833
Diluted net loss per share of common stock	$(0.18)	$(0.30)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOLIDION TECHNOLOGY, INC.
CONDENSED Consolidated STATEMENTS OF CHANGES IN STOCKHOLDERs’ (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2026
(UNAUDITED)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Stockholders’ (Deficit)
	Shares	Amount
Balance at December 31, 2025	7,465,283	$746	$159,027,646	$(163,372,539)	$(2,841,427)	$(7,185,574)
Shares issued upon settlement of warrants	240,400	24	(24)	—	—	—
Forward Purchase Agreement – subscription receivable discount	—	—	78,247	—	(78,247)	—
Discount on short term notes payable	—	—	70,000	—	—	70,000
Stock-based compensation to consultants	40,000	4	(4)	—	—	—
Stock-based compensation	—	—	277,654	—	—	277,654
Net loss	—	—	—	(1,430,668)	—	(1,430,668)
Balance at March 31, 2026	7,745,683	$774	$159,453,519	$(164,803,207)	$(2,919,674)	$(8,268,588)

FOR THE THREE MONTHS ENDED MARCH 31, 2025
(RESTATED)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Stockholders’ (Deficit)
	Shares	Amount
Balance at December 31, 2024	2,633,956	$13,169	$101,998,956	$(122,368,539)	$(2,545,586)	$(22,902,000)
Shares issued from exercise of Series A Warrants	14,755	74	241,472	—	—	241,546
Conversion of convertible notes into common stock	67,895	339	527,161	—	—	527,500
Shares issued to consultants	100	1	670	—	—	671
Reverse stock split	—	(13,311)	13,311	—	—	—
Stock-based compensation	—	—	754,361	—	—	754,361
Net income	—	—	—	9,194,630	—	9,194,630
Balance at March 31, 2025	2,716,706	$272	$103,535,931	$(113,173,909)	$(2,545,586)	$(12,183,292)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOLIDION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUdITED)

	For the Three Months Ended March 31,
	2026	2025
Cash Flows From Operating Activities:
Net (loss) income	$(1,430,668)	$9,194,630
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	67,400	69,942
Stock based compensation	277,654	754,361
Equity compensation expense	—	671
Non-cash interest expense	—	90,450
Amortization of debt discount	30,110	—
Change in fair value of derivative liabilities	(561,350)	(12,417,450)
Changes in operating assets and liabilities:
Accounts receivable	(10,514)	—
Prepaid expenses	103,439	(302,034)
Deferred offering costs	(460,915)	—
Other current assets	(371,163)	(607,376)
Accounts payable and accrued expenses	2,043,286	867,249
Income taxes payable	—	(6,369)
Excise taxes	95,858	13,648
Due to related party	75,000	—
Net Cash Used In Operating Activities	(141,863)	(2,342,278)

Cash Flows From Investing Activities:
Capitalized patent costs	(23,975)	(40,156)
Net Cash Used In Investing Activities	(23,975)	(40,156)

Cash Flows From Financing Activities:
Repayment of short-term notes	—	(42,671)
Proceeds from issuance of common stock from exercise of warrants	—	241,546
Net Cash Provided By Financing Activities	—	198,875

Net change in cash	(165,838)	(2,183,559)

Cash at beginning of period	204,725	3,353,732
Cash at end of period	$38,887	$1,170,173

Supplemental disclosure
Cash paid for interest expense	$—	$7,329
Cash paid for federal income taxes	$—	$6,369

Supplemental disclosure of non-cash financing activities:
Issuance of Common Stock upon the closing of the Merger	$—	$414
FPA discount accretion	$78,247	$—
Debt discount recognized on note payable	$70,000	$—
Convertible notes converted to common shares	$—	$527,500
Capitalized interest to principal balance of short-term note payable	$—	$90,450
Reverse stock split – reclassification from common stock to additional paid-in capital	$—	$13,311
Shares issued upon settlement of warrants	$24	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Solidion Technology, Inc. (the “Company”, “Solidion” or “Solidion Technology”), formerly known as Nubia Brand International Corp. prior to February 2, 2024, was incorporated in Delaware on June 14, 2021 and is an advanced battery technology company focused on the development and commercialization of next-generation battery materials, components, and energy storage solutions. Solidion is headquartered in Dallas, TX, with research and development and manufacturing operations located in Dayton, OH.

On February 2, 2024, Nubia Brand International Corp., a Delaware corporation (“Nubia” and after the Transactions described herein, the “Company”, “Solidion” or “Solidion Technology, Inc.”), consummated the merger (the “Closing”) pursuant to a Merger Agreement, dated February 16, 2023 (as amended on August 25, 2023, the “Merger Agreement”), by and among Nubia, Honeycomb Battery Company, an Ohio corporation (“HBC”), and Nubia Merger Sub, Inc., an Ohio corporation and wholly-owned subsidiary of Nubia (“Merger Sub”). HBC was formerly the energy solutions division of Global Graphene Group, Inc. (“G3”). Pursuant to the Merger Agreement, Merger Sub merged with and into HBC (the “Merger,” and the transactions contemplated by the Merger Agreement, the “Transactions”), with HBC surviving such merger as a wholly owned subsidiary of Nubia, which was renamed “Solidion Technology, Inc.” upon Closing.

In accordance with the Merger Agreement, the Company issued to the HBC stockholders aggregate consideration of 1,400,000 shares of Solidion’s common stock, minus up to 4,000 Holdback Shares, subject to adjustment for any additional interest or penalties related to the G3 Tax Lien (the “Closing Merger Consideration Shares”) at the effective time of the Merger Agreement (the “Effective Time”), plus up to an additional 450,000 shares of Solidion’s common stock (the “Earnout Shares”) upon the occurrence of the following events (or earlier upon a change of control of Solidion but subject to (and only to the extent that) the valuation of Solidion’s common stock implied by such change of control transaction meeting the respective volume weighted average price (“VWAP”), as defined in the Merger Agreement.

On October 9, 2025, the Company issued 450,000 shares of its common stock to G3 pursuant to the earnout provisions of the Merger Agreement. The issuance followed the approval of the Company’s Board of Directors to deem all earnout milestones satisfied in full, after considering the Company’s post-merger capital structure and ongoing shared-services arrangements with G3. Accordingly, the Company has completed its obligations related to the Earnout Arrangement under the Merger Agreement.

The Merger was accounted for as a common control transaction with respect to HBC which is akin to a reverse recapitalization. This conclusion was based on the fact that G3 had a controlling financial interest in HBC prior to the Merger and has a controlling financial interest in Solidion (which includes HBC as a wholly owned subsidiary). Net assets of Nubia were stated at their historical carrying amounts with no goodwill or intangible assets recognized in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Merger with respect to HBC was not treated as a change in control due primarily to G3 receiving the controlling voting stake in Solidion and G3’s ability to nominate a majority of the board of directors of Solidion. Under the guidance in ASC 805 for transactions between entities under common control, the assets and liabilities of HBC and Nubia are recognized at their carrying amounts on the date of the Merger.

Under a reverse recapitalization, Nubia was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of HBC issuing stock for the net liabilities of Nubia, accompanied by a recapitalization.

Going Concern

The Company’s financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for the foreseeable future.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Since the Company’s inception, it has experienced recurring net losses and net cash used in operating activities and has generated minimal sales. For the three months ended March 31, 2026, the Company recorded a net loss of $1,430,668, which included a gain of $561,350 due to the change in the fair value of derivative liabilities, net cash used in operating activities of $141,863 and as of March 31, 2026, had cash and cash equivalents of $38,887. For the year ended December 31, 2025, the Company recorded a net loss of $41,004,000, which included a non-cash, non-operating loss of $28,250,727 due to the change in the fair value of derivative liabilities, net cash used in operating activities of $4,536,702 and as of December 31, 2025, had cash and cash equivalents of $204,725.

The Company expects to continue to incur net losses and net cash used in operating activities in accordance with its operating plan and expects that expenditures will increase significantly in connection with its ongoing activities. As of the balance sheet date and up to the date that the financial statements were issued, the Company does not have availability under any debt agreements. Additionally, the Company is currently in default of an outstanding Promissory Note due to non-payment of scheduled installments. Given the Company’s projected operating requirements and its existing cash and cash equivalents, the Company is projecting insufficient liquidity to sustain its operations and meet its obligations through one year following the date that the financial statements were issued. This raises substantial doubt about the Company’s ability to continue as a going concern.

In addition, on September 8, 2025, the Company notified Nasdaq that, following the resignation of a director on September 3, 2025, its Audit Committee was no longer in compliance with Nasdaq Listing Rule 5605(c)(2)(A), which requires listed companies to maintain an audit committee consisting of at least three independent directors. In accordance with Nasdaq Listing Rule 5605(c)(4), the Company is entitled to a cure period to regain compliance, which extends until the earlier of (i) the Company’s next annual meeting of shareholders or (ii) September 3, 2026; provided, however, that if the annual meeting occurs on or before March 2, 2026, the cure period extended only until March 2, 2026.

On March 24, 2026, the company announced an annual meeting scheduled for June 11, 2026. As a result, the Company’s cure period to regain compliance with Nasdaq Listing Rule 5605(c)(2)(A) extends until the date of the annual meeting. The Company is actively evaluating potential candidates to fill the vacancy on its Audit Committee and intends to regain compliance within the applicable cure period.

As an early-stage growth company, the Company’s ability to access capital is critical. The Company plans to finance its operations with proceeds from the sale of equity securities or debt; however, there is no assurance that management’s plans to obtain additional debt or equity financing will be successfully implemented or implemented on terms favorable to the Company.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

The Company’s current business activities consist of development and commercialization of battery materials, components, cells, and selected module/pack technologies. The Company faces inherent risks associated with its operations, such as the ongoing development of its technology, marketing, and distribution channels, as well as the enhancement of its supply chain and manufacturing capabilities. Additionally, the need to recruit additional management and key personnel is vital. The success of the Company’s development initiatives and the achievement of profitability hinge on various factors, including its ability to enter potential markets and secure sustainable financing in the future.

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, competition from substitute products and larger companies, protection of proprietary technology, ability to maintain distributor relationships and dependence on key individuals.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — CORRECTION OF ERRORS IN PREVIOUSLY REPORTED CONSOLIDATED FINANCIAL STATEMENTS

As described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company restated its previously issued financial statements to correct errors related to (i) the fair value remeasurement of Series A and Series B derivative warrant liabilities under ASC 815, (ii) the recognition of shares issued and a discounted stock subscription receivable in connection with the Forward Purchase Agreement (“FPA”), and (iii) the calculation of basic and diluted income (loss) per share for 2025 interim periods. Reference is made to Note 2 of the 2025 Annual Report on Form 10-K for a full description of the restatement.

Impact of the Restatement on Previously Issued Unaudited 2025 Interim Financial Statements

The restatement resulted in adjustments to the Company’s opening stockholders’ equity as of January 1, 2025. The adjustments had no impact on the Company’s statements of operations or cash flows for any previously issued 2025 interim period. The following table presents the impact on stockholders’ equity:

	Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholders’ Equity (Deficit)
Balance at January 1, 2025 (as previously reported)	$93,045,581	$(115,880,509)	$(80,241)	$(22,902,000)
Correction of prior-period error – warrant remeasurement	5,735,883	(5,735,883)	—	—
Correction of prior-period error – Issuance of FPA shares	3,124,379	(752,147)	(2,372,232)	—
Correction of prior-period error – FPA subscription receivable discount	93,113	—	(93,113)	—
Balance at January 1, 2025 (as restated)	101,998,956	(122,368,539)	(2,545,586)	(22,902,000)
Net income	—	9,194,630	—	9,194,630
Balance at March 31, 2025	103,535,931	(113,173,909)	(2,545,586)	(12,183,292)

Correction of Diluted Earnings Per Share

Additionally, the diluted net income per share included in quarter one of the 2025 interim financial information was corrected to apply the treasury stock method to outstanding warrants. For the three months ended March 31, 2025, the previously reported diluted net income (loss) per share of $3.04 should have been $(0.30).

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements (the “financial statements”) are presented in conformity with US GAAP and pursuant to the rules and regulations of the SEC.

During the periods prior to the Closing date of the Merger, the Company operated as part of G3. Consequently, stand-alone financial statements have not historically been prepared for the Company. The accompanying financial statements have been prepared from G3’s historical accounting records and are presented on a stand-alone basis as if the Company’s operations had been conducted independently from G3. Therefore, the financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Company in the future or if the Company had been a separate, stand-alone entity during the periods presented.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the realization of assets and discharge of liabilities in the normal course of business or the foreseeable future.

The financial statements include the Company entities. All intercompany transactions have been eliminated for consolidation purposes.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Segment Reporting

The Company has determined that the Chief Executive Officer is its Chief Operating Decision Maker (the “CODM”). Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the CODM in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The CODM uses consolidated net (loss) as the measure of segment profit or loss. Expense information is also reviewed only at the consolidated level, as presented in the Company’s consolidated statement of operations. Research and development expense has been identified as a significant segment expense, with all other expense lines being considered part of ‘Other segment items.’ Additionally, the CODM evaluates assets on a consolidated basis. As such, the Company reports segment profit or loss, segment expenses, and segment assets on a condensed consolidated basis.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2026 and December 31, 2025.

Accounts Receivable, net of Allowance for Credit Losses

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained as warranted for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. As of March 31, 2026 and December 31, 2025, the Company determined that no allowance was required.

Other Receivable

During the first quarter of 2024, the Company advanced $302,500 to G3 for transaction costs incurred during the Merger. As of March 31, 2026 and December 31, 2025, the outstanding balance of other receivables amounted to $302,500.

Inventory

Inventories are stated at the lower of first-in, first-out cost or net realizable value. The Company writes-down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. The Company writes off obsolete inventories when the Company deems the value to be impaired. As of March 31, 2026 and December 31, 2025, the Company determined that no write off was required.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized. The Company reviews long-lived assets, including property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Indicators of impairment may include significant underperformance relative to historical or projected future operating results, changes in the manner or duration of use of the asset, adverse changes in business climate, or plans for disposal or restructuring.

When an impairment indicator is identified, the Company performs a recoverability test by comparing the carrying amount of the asset group to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount exceeds the undiscounted cash flows, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value of the asset group. The impairment loss is included in operating results in the period it is determined.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Based on its assessments, the Company did not incur any impairment charges for the three months ended March 31, 2026 and 2025.

The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Building	40 years
Building improvements	15 years
Land improvements	15 years
Machinery & equipment	5 years

Property and equipment consisted of the following as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Land improvements	$60,137	$60,137
Buildings	1,302,401	1,302,401
Building improvements	2,275,583	2,275,583
Machinery and equipment	2,204,815	2,204,815
Total property and equipment	5,842,936	5,842,936
Less: accumulated depreciation	(3,868,469)	(3,820,893)
Property and equipment, net	$1,974,467	$2,022,043

Depreciation expense of property and equipment was $47,576 for each of the three months ended March 31, 2026 and 2025.

Patents

The Company capitalizes external costs, such as filing fees and associated attorney fees, incurred to obtain issued patents. The Company’s intangible assets consist of capitalized costs for unissued patents and issued patents. Issued patents are carried at cost less accumulated amortization. Successful patent efforts are amortized over the life of the patent, and unsuccessful efforts are expensed. The issued patents are being amortized over a useful life of 20 years. Amortization of the patent costs commences upon patent issuance.

Net unissued and issued patents were $1,159,540 and $836,234 as of March 31, 2026, respectively; and $1,155,196 and $836,427 as of December 31, 2025, respectively. The Company assesses the carrying value of its intangible assets for impairment each year and when indicators exist that there could be an impairment. Based on its assessments, the Company did not incur any impairment charges for the three months ended March 31, 2026 and 2025, respectively. Intangible assets consisted of the following as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Issued patents
Gross carrying amount	$1,605,525	$1,585,894
Less: accumulated amortization	(769,291)	(749,467)
Issued patents, net	836,234	836,427
Patents pending (not amortized)	1,159,540	1,155,196
Total intangible assets, net	$1,995,774	$1,991,623

Amortization expense for the patents included in the condensed consolidated statements of operations was $19,824 and $22,366 for the three months ended March 31, 2026 and 2025, respectively. Future amortization expense for the patents over the next five years is anticipated to be approximately $105,000 per year.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

The Company determines whether an arrangement is a lease at inception. For leases where the Company is the lessee, right-of-use assets are recognized as the lease liability, adjusted for lease incentives received and prepayments made. Lease liabilities are recognized based on the present value of remaining lease payments over the lease term. When the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. Operating lease expense is recognized on a straight-line basis over the lease term. Leases with an initial lease term of 12 months or less are not recorded on the condensed consolidated balance sheet.

The Company has elected the short-term lease practical expedient under ASC 842, applying it consistently to all leases with an initial term of 12 months or less, which are excluded from the condensed consolidated balance sheet. Lease expense for these leases is recognized on a straight-line basis over the lease term. The Company had no right-of-use assets or lease liabilities recorded on its condensed consolidated balance sheets as of March 31, 2026 and December 31 2025, respectively.

Foreign Operations

The functional currency of Solidion’s Taiwan subsidiary is the New Taiwan Dollar. In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 830, Foreign Currency Matters, the financial statements of the Company’s Taiwan subsidiary are translated to U.S. dollars using the exchange rates at the balance sheet dates for assets and liabilities, the historical exchange rate for stockholders’ equity accounts and a weighted average exchange rate for revenue, expenses and gains or losses. Foreign currency translation adjustments are accumulated in a separate component of stockholders’ deficit until the foreign business is sold or substantially liquidated. Foreign currency translation adjustments for the periods presented in these financial statements were not material.

During prior reporting periods, the Company’s research and development facility in Taiwan, operating as an extension of the Dayton, Ohio R&D team and focused on silicon anode technology advancement. During the three months ended March 31, 2025, the Company ceased research and development operations at its Taiwan location. The results of operations for this location were immaterial to the Company’s condensed consolidated financial statements for all periods presented. No material exit or disposal costs were incurred in connection with the shutdown.

Revenue Recognition

Revenue is recognized when a performance obligation has been satisfied by transferring control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products. Revenues are recognized at a point in time when control transfers to customers, which is generally determined when title, ownership and risk of loss pass to the customer.

Research and Development

All research and development costs are expensed as incurred. Research and development expenses consist primarily of personnel expenses, including salaries, benefits, third party technology validation testing, equipment, engineering, maintenance of facilities, data analysis, and materials.

Selling, General and Administrative Expenses

Selling, general and administrative expenses represent costs incurred by the Company in managing the business, including salary, benefits, stock-based compensation, sales, insurance, professional fees and other operating costs associated with the Company’s non-research and development activities.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-Based Compensation

The Company has an incentive equity plan, (“2023 Equity Incentive Plan”). Under the terms of the plan, Solidion’s employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards in the form of incentive stock options (“ISOs”) to employees and for the grant of non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants.

The number of shares of common stock initially reserved for issuance under the incentive plan is 190,000. Shares subject to stock awards granted under the incentive plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the incentive plan. The incentive plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of common stock available for issuance under the incentive plan on the first day of each fiscal year beginning with the 2024 fiscal year, equal to the least of (i) 190,000 shares of common stock, (ii) 5% of the total number of shares of common stock outstanding as of the last day of our immediately preceding fiscal year, or (iii) such lesser amount determined by the plan administrator.

On February 12, 2026, the Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission registering 1,084,908 shares of common stock issuable under the 2023 Equity Incentive Plan, which became effective upon filing. As of March 31, 2026, 38,000 shares have been granted under the Plan, of which 6,667 shares were cancelled and returned to the plan during the three months ended March 31, 2026, and 483,575 shares remain available for future issuance.

The Company measures stock options and restricted stock unit awards granted to employees, non-employees, and directors based on the fair value on the date of the grant and recognizes compensation expense of those awards, over the requisite service period, which is generally the vesting period of the respective award. Options granted under the 2023 Equity Incentive Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the incentive plan, up to a maximum of ten years. Forfeitures are accounted for as they occur.

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation. Stock-based compensation expense for restricted stock units is measured based on the grant-date fair value of the awards and recognized as expense over the requisite service period, which is generally the vesting period. The Company has elected to use the accelerated attribution method, under which each vesting tranche of an award is treated as a separate award and expensed over its respective vesting period. Compensation expense is recognized only for those awards expected to vest, with forfeitures estimated at the grant date and adjusted prospectively, if necessary.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company lacks a sufficient history of company-specific historical and implied volatility information for its common stock. The Company therefore estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price.

The expected term of all of the Company’s stock options has been determined utilizing the “simplified” method. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on its common stock and does not expect to pay any cash dividends in the foreseeable future.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

The Company files income and franchise tax returns with the United States, Texas, and Ohio. Examinations by the United States and state tax authorities may include questioning the timing and amount of deductions, the nexus of income among various state and local tax jurisdictions and compliance with federal and state tax laws. As of March 31, 2026, all tax years since the 2021 inception year are subject to examination for U.S. federal and state purposes. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

In July 2025, the One Big Beautiful Bill Act (Public Law 119-21) was enacted. The Company recognized the income tax effects of the legislation in the period of enactment in accordance with ASC 740, which did not have a material impact on the Company’s financial statements. The Company continues to evaluate the impact of the legislation on future periods.

Net income (Loss) per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net (loss) per share of common stock is computed by dividing net (loss) by the weighted average number of shares of common stock outstanding for the period.

The calculation of diluted loss per share of common stock does not include potentially dilutive common stock equivalents if their inclusion would be anti-dilutive as of March 31, 2026 and 2025. As such, net loss per common stock is the same for basic and diluted loss per share for the three months ended March 31, 2026.

The following table presents potentially dilutive common stock equivalents that have been excluded from the calculation of dilutive loss per share as their inclusion would be anti-dilutive:

March 31, 2026
Holdback Shares	4,000
Warrants – Public	123,500
Warrants – Private	108,100
Warrants – Series A	508,857
Stock-based compensation – equity awards	6,000
Stock-based compensation – warrants	12,000
Total common stock equivalents excluded from dilutive loss per share	762,457

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table presents potentially dilutive common stock equivalents that have been included in the calculation of dilutive income per share for the three months ended March 31, 2025, as their inclusion would be dilutive.

March 31, 2025
Stock-based compensation – equity awards	21,801
Total common stock equivalents included in dilutive income per share	21,801

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in financial institutions, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). See Note 13.

Equity-Linked Instruments

The Company evaluates all equity-linked contracts, including warrants and the Forward Purchase Agreement (“FPA”), to determine classification as either equity or liability in accordance with FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and FASB ASC 815, Derivatives and Hedging (“ASC 815”). This assessment considers whether the instruments meet the fixed-for-fixed equity classification criteria and whether any provisions require liability treatment, including potential “net cash settlement” outside of the Company’s control. Instruments that qualify for equity classification are recorded as a component of additional paid-in capital, while those requiring liability classification are measured at fair value, with subsequent changes recorded in earnings. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the FPA and warrants are outstanding.

Warrants

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the outstanding public warrants and private placement warrants (“Private Warrants”) issued in connection with Nubia’s initial public offering in 2022 as equity-classified instruments under ASC 815-40 since they qualify as being indexed to the company’s own stock for equity classification criteria and do not contain provisions that would require liability classification.

The Company accounts for the outstanding Series A issued in connection with the March 2024 private placement financing (the “PIPE Warrants”) as liability-classified instruments because certain settlement adjustments prevent them from meeting the fixed-for-fixed equity classification criteria under ASC 815-40. The Company utilizes the Black-Scholes options pricing model to determine the fair value of the Series A and Series B warrants, and a Monte Carlo simulation model to determine the fair value of the Series C and Series D warrants. The resulting fair value is recorded as a derivative liability on the condensed consolidated balance sheets, and with changes in the fair value of the PIPE Warrants recorded as a non-cash other income (expense) within change in fair value of derivative liabilities account on the Company’s condensed consolidated statements of operations.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Forward Purchase Agreement

The Company accounts for the FPA as either equity-classified or liability-classified instruments based on an assessment of the FPA specific terms and applicable authoritative guidance under FASB ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the FPA meets all of the requirements for equity classification under ASC 815, including whether the FPA is indexed to the Company’s own common shares and whether the FPA holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of FPA issuance and as of each subsequent quarterly period end date while the FPA is outstanding.

The Company has determined that the FPA does not meet all of the criteria for equity classification under ASC 815, as the FPA fails the fixed-for-fixed test under ASC 815-40 due to the bi-weekly Reset Price mechanism, the Dilutive Offering Reset provision, and the VWAP Trigger Event, each of which creates variability in the settlement amount that is not purely a function of the Company’s own stock price. Accordingly, the FPA is classified as a liability-classified derivative instrument, recorded at fair value on the date of issuance and remeasured at fair value at each balance sheet date thereafter. The Company utilizes a Monte Carlo simulation model to determine the fair value of the FPA. The resulting fair value is recorded as a derivative liability on the condensed consolidated balance sheets. The Company records changes in the fair value of the FPA as a non-cash other income (expense) within change in fair value of derivative liabilities account on the Company’s condensed consolidated statements of operations.

Upon the issuance of shares in connection with the FPA, the Company recognizes (i) an increase to APIC measured at the fair value of the FPA at the time of share issuance, (ii) a corresponding stock subscription receivable of equal amount as a contra-equity component within stockholders’ equity (deficit), representing the present value of the consideration receivable for the shares issued, and (iii) a loss on issuance of common stock within Other Income (Expense) representing the difference between the face value of the stock subscription receivable and its present value at the issuance date. The discount between the face value and present value of the stock subscription receivable is accreted using the effective interest method over the remaining term of the FPA, with each period’s accretion recorded as an increase to both the stock subscription receivable and APIC within stockholders’ equity (deficit). The stock subscription receivable is presented as a reduction to total stockholders’ equity (deficit) and is relieved as Optional Early Termination proceeds are received from the Forward Purchase Investor.

Other Current Assets

The composition of other current assets was:

	March 31, 2026	December 31, 2025
Directors & officers insurance	447,329	76,166
Total other assets	447,329	76,166

Reverse Stock Split

On May 12, 2025, the Company effected a 1-for-50 reverse stock split of its common stock. As a result, each 50 shares of common stock issued and outstanding immediately prior to the reverse split were converted into one share of common stock. Additionally, this transaction resulted in a reclassification of $13,311 from common stock to additional paid-in capital during the three months ended March 31, 2025. The reverse stock split did not change the total number of authorized shares or the par value of the common stock. During the three month period ended June 30, 2025, the Company paid cash of approximately $460 to shareholders in lieu of issuing fractional shares.

In accordance with SEC Staff Accounting Bulletin Topic 4C, all share and per-share amounts in the accompanying condensed consolidated financial statements and notes have been retroactively adjusted to reflect the reverse stock split for all periods presented.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued Accounting Standards

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” to improve disclosures by providing more detailed information about the types of expenses in commonly presented expense captions. The guidance is effective for annual reporting periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the effect this standard will have on its condensed consolidated financial statements and related disclosures.

In December 2025, the FASB issued ASU 2025-10, “Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities,” which establishes comprehensive guidance under U.S. GAAP for the recognition, measurement, presentation, and disclosure of government grants received by business entities. The ASU is effective for public business entities for annual reporting periods beginning after December 15, 2028, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the effect this standard may have on its condensed consolidated financial statements and related disclosures in light of its government contract revenue activity.

NOTE 4 — RECAPITALIZATION

IPO warrants

In connection with Nubia’s initial public offering in 2022, 123,500 public warrants and 108,100 Private Warrants were issued, all of which remain outstanding and became warrants for the Common stock in the Company. The Company evaluated the IPO warrants and determined that it is a freestanding equity-linked contract within the scope of ASC 815-40. Based on this guidance, the Company concluded that the IPO warrants qualify for equity classification.

HBC Holdback Shares

The Company and G3 included a provision in the Merger Agreement that adjusts the aggregate share consideration to be paid to the shareholders of HBC if the G3 Tax Lien is not released prior to closing. Specifically, 4,000 shares of Solidion common stock, issuable to the HBC shareholders as part of the Merger Consideration at or following closing, depending on whether the G3 Tax Lien was settled by G3 prior to closing. See Note 6 for further discussion regarding Holdback Shares related to the G3 Tax Lien. As of the Merger closing and the year ended December 31, 2025, the G3 Tax Lien remained unresolved by G3, and the 4,000 holdback shares had not been issued as of December 31, 2025.

HBC Earnout Arrangement

As noted in Note 1, in connection with the Merger, HBC shareholders are entitled to up to 450,000 shares if certain post merger per share market prices are achieved. The Company evaluated the Earnout Arrangement and determined that it is a freestanding equity-linked contract within the scope of ASC 815-40. Based on this guidance, the Company concluded that the Earnout Arrangement qualifies for equity classification. As the merger has been accounted for as a reverse recapitalization, the fair value of the Earnout Arrangement has been accounted for as an equity transaction as of the Closing Date of the Merger. The Company utilized a Monte Carlo simulation analysis to determine the fair value of the Earnout Arrangement at the date of the merger, which included the following assumptions: stock price of $226.50, risk free rate of 3.98%, volatility of 85%, dividends yield of 0% and duration of 4 years.

On October 9, 2025, the Company issued 450,000 shares of its common stock to G3 pursuant to the earnout provisions of the Merger Agreement. These shares represent the full amount of the Earnout Shares described above. See Note 1 for more details.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5 — RELATED PARTIES

Other Receivable

During the three months ended March 31, 2024, the Company advanced $302,500 to G3 for transaction costs incurred during the Merger. The outstanding balance of other receivables amounted to $302,500 as of March 31, 2026 and December 31, 2025.

Shared Services Agreement

Effective February 2, 2024, the Company entered into a shared services agreement (the “SSA”) with G3, under which G3 agreed to provide certain services, including employees, office space and use of equipment, and the Company agreed to pay for such services on a monthly basis. The SSA is subject to typical conditions and may be terminated by either party upon written notice. The management and board continues to monitor the SSA and all other related party transactions to uphold transparency and protect shareholder interests. Expenses incurred related to the SSA services were $30,000 and $62,588 respectively for the three months ended March 31, 2026 and 2025. Expenses incurred related to the SSA employees were $52,816 and $196,790, respectively for the three months ended March 31, 2026 and 2025.

There were $292,795 and $209,979 outstanding as of March 31, 2026 and December 31, 2025, respectively.

Due to Related Party

At the time of the merger close, the Company had an outstanding payable related to the monthly administrative services support fees due to Mach FM Corp, an affiliate of Mach FM Acquisitions LLC, the sponsor of Nubia. This fee covered office space, utilities, and secretarial and administrative support provided by Mach FM to support Nubia’s operating activities. The outstanding balance payable to Mach FM amounted to $88,979 as of the Closing Date.

During the three months ended March 31, 2026, Madison Bond advanced $75,000 to the Company to fund legal fees incurred. The amount is recorded as a liability in Due to Related Party on the Company’s condensed consolidated balance sheet as of March 31, 2026. On May 11, 2026, the Company formalized the obligation through a promissory note with Madison Bond. The note bears no interest, matures on November 11, 2026, and requires a balloon payment for the entire principal at maturity. As of the date of these financial statements, the outstanding principal balance under the note was $75,000.

On May 7, 2026, the Company executed a Promissory Note with Madison Bond in the amount of $75,000 in cash for working capital purposes. The note bears interest at 16% per annum and matures on August 7, 2026. As of the date of these financial statements, the outstanding principal balance under the note was $75,000.

As of March 31, 2026 and December 31, 2025, amounts outstanding to Madison Bond was $75,000 and $0, respectively. Amounts outstanding to Mach FM Corp was $87,873 as of both dates.

Contingent Consideration

At Closing, the G3 Tax Lien has not been settled by G3 and as of March 31, 2026, the 4,000 Holdback Shares have not been issued. The contingent consideration represents a potential obligation that would become released only upon G3 settling its G3 Tax Lien. See Note 4 for further discussion regarding Holdback Shares related to the G3 Tax Lien.

As of the Closing Date, the Company recorded a fair value of $906,000 for the 4,000 Holdback Shares, which was accounted for as an equity transaction.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may be involved in lawsuits, claims or legal proceedings that arise in the ordinary course of business, including proceedings related to the Company’s obligation to register shares for public offering. The Company accrues a contingent liability when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management believes that there are no claims against us for which the outcome is expected to have a material effect on our financial position, results of operations or cash flows.

G3 Tax Lien

The Internal Revenue Service has placed a federal tax lien on all the property and rights to property belonging to G3 which would include any proceeds from sale of property assets included in the financial statements of the Company. The lien relates to unpaid federal income taxes for 2017. Inclusive of interest, the balance owed is approximately $2,200,000 as of March 2026.

As disclosed in Note 3, the Company and G3 included a provision in the Merger Agreement that adjusts the aggregate share consideration to be paid to the shareholders of HBC if the G3 Tax Lien is not released prior to closing. Specifically, 4,000 shares of Solidion common stock, issuable to the HBC shareholders as part of the Merger Consideration at or following closing, will depend on whether the G3 Tax Lien has been settled by G3 prior to closing. As of the Merger closing and the three months ended March 31, 2026, the G3 Tax Lien remained unsettled by G3 and as of March 31, 2026, the 4,000 holdback shares have not been issued.

The G3 Tax Lien represents a potential obligation that would become payable only upon the sale of the building. As the timing and likelihood of such a sale are uncertain and there are no immediate plans to sell, the Company has not recorded a liability on the balance sheet for this contingent obligation. Should the Company decide to sell the building in the future, this lien may need to be settled from the proceeds of the sale, which could impact the net cash inflow from such a transaction. The Company will continue to monitor the situation and will recognize a liability in the financial statements if and when it becomes probable that the building will be sold and the lien will need to be satisfied.

NOTE 7 — STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company is authorized to issue 2,000,000 shares of preferred stock with a par value of $0.0001 per share. As of March 31, 2026 and December 31, 2025, there were no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. As of March 31, 2026 and December 31, 2025, respectively, there were 7,745,683 and 7,465,283 shares of common stock issued and outstanding, respectively.

Equity Financing

On March 13, 2024, Solidion entered into a private placement transaction (the “March Private Placement”), pursuant to a Securities Purchase Agreement (the “March Subscription Agreement”) with certain institutional investors (the “Purchasers”) for aggregate gross proceeds of $3,850,000. As part of the March Private Placement, the Company issued an aggregate of 102,667 units consisting of common stock and Series A and Series B Warrants.

On August 30, 2024, the Company entered into a private placement transaction (the “August Private Placement”), pursuant to a Securities Purchase Agreement (the “August Subscription Agreement”) with certain institutional investors (the “Purchasers”) for aggregate gross proceeds of $4,000,000.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7 — STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

As part of the August Private Placement, the Company issued an aggregate of 244,349 units consisting of common stock and Series C and Series D Warrants. As of December 31, 2025, all Series C and Series D Warrants had been converted into or exchanged for shares of common stock and no warrants remained outstanding.

The Company accounts for the outstanding PIPE Warrants as liability-classified instruments because certain settlement adjustments prevent them from meeting the fixed-for-fixed equity classification criteria under ASC 815-40. The Company utilizes a Monte Carlo simulation model to determine the fair value of the PIPE Warrants. The resulting fair value is recorded as a Derivative liability on the condensed consolidated balance sheets, and records changes in the fair value of the PIPE Warrants as a non-cash other income (expense) within Change in fair value of derivatives account on the Company’s condensed consolidated statements of operations.

Deferred Offering Costs

The Company accounts for deferred offering costs in accordance with SEC Staff Accounting Bulletin Topic 5.A. and ASC 340-10-S99-1, in which costs of a proposed or actual offering of securities are deferred until the time of the offering completion and charged against the gross proceeds of the offering at such time. At March 31, 2026, the Company recorded $460,915 of deferred offering costs in relation to an offering in progress. In April 2026, the Company’s arrangement with its underwriter expired, and the Company may pursue alternative underwriting arrangements to complete the offering.

NOTE 8 — WARRANTS

IPO Warrants — Public Warrants

In connection with Nubia’s initial public offering in 2022, 123,500 public warrants were issued, entitling holders to purchase one share of common stock at an exercise price of $575.00 per share, subject to adjustment. Only whole warrants may be exercised. The warrants expire five years after the completion of the Company’s initial business combination, February 2, 2029.

The Company is not obligated to issue shares upon warrant exercise unless a registration statement covering the underlying shares is effective. If a registration statement is not effective, holders may exercise warrants on a cashless basis under certain conditions. The Company may redeem the warrants at $0.50 per warrant, with at least 30 days’ prior notice, if the common stock trades at or above $900.00 per share for 20 trading days within a 30-day period after the warrants become exercisable. Adjustments to the number of shares issuable upon exercise and the exercise price may occur in the event of stock splits, dividends, reorganizations, or similar events. Warrants do not provide voting rights or shareholder privileges until exercised. No fractional shares will be issued upon exercise.

The Company evaluated the public warrants and determined that it is a freestanding equity-linked contract within the scope of ASC 815-40. Based on this guidance, the Company concluded that the IPO warrants qualify for equity classification.

IPO Warrants — Private Warrants

In connection with Nubia’s initial public offering in 2022, 108,100 Private Warrants were issued.

Except as described below, the Private Warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. The Private Warrants will be exercisable on a cashless basis and will not be redeemable by us so long as they are held by the holders of the private warrants or their permitted transferees. The holders of the Private Warrants or their permitted transferees have the option to exercise the private warrants on a cashless basis. If the Private Warrants are held by holders other than the holders of the Private Warrants and their permitted transferees, the Private warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in the Company’s initial public offering.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 — WARRANTS (cont.)

If exercised on a cashless basis, holders will receive shares of common stock based on the difference between the warrant exercise price and the fair market value of the stock. Fair market value is determined as the average last sale price of the common stock over the 10 trading days ending on the third trading day before the exercise notice date. The reason that The Company have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the holders of the Private Warrants and their permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell the Company’s securities in the open market will be significantly limited. The Company has policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who typically could sell the shares of common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, The Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In addition, holders of the Company’s Private Warrants are entitled to certain registration rights.

The Company evaluated the Private Warrants and determined that it is a freestanding equity-linked contract within the scope of ASC 815-40. Based on this guidance, the Company concluded that the Private Warrants qualify for equity classification.

Series A and Series B Warrants

The Series A and Series B Warrants issued in conjunction with the March Private Placement were determined to be liability classified in accordance with ASC 815 and have been recognized at fair value upon issuance, with remeasurement in each subsequent period. As such, on the date of issuance the Company allocated the proceeds between the common stock, Series A Warrants and Series B Warrants first to the fair value of the Series A Warrants and Series B Warrants, which were recorded as a liability.

The fair value of the Series A and Series B Warrants as of March 31, 2025, was $689,500 and $0, respectively, resulting in a gain of $4,265,800 during the three months ended March 31, 2025. The $0 fair value for the Series B Warrants reflects that all Series B Warrants had been exercised by this date. As of March 31, 2025, 289,613 Series A Warrants and 114,992 Series B Warrants were exercised, resulting in the issuance of 404,605 common shares. As of March 31, 2025, 153,221 Series A Warrants and no Series B Warrants remained outstanding.

On May 12, 2025, the Company effected a 1-for-50 reverse stock split of its common stock. Following the reverse split, the 5-day reset period ended on May 19, 2025, with the lowest 5-day VWAP on May 14, 2025, being $3.0951. Consequently, the reset price was established at $3.0951, and the Series A Warrants held by investors were reset to 810,389 shares. The Series B Warrants were not subject to a post-split reset because no Series B Warrants were outstanding at the time the reverse stock split became effective.

The fair value of the Series A and Series B Warrants as of March 31, 2026, was $2,997,150 and $0, respectively. The Company recorded non-cash gain from changes in the fair value of derivative liabilities related to the Series A and Series B Warrants of $386,750 during the three months ended March 31, 2026. As of March 31, 2026, 289,613 Series A Warrants and 114,992 Series B Warrants were exercised, resulting in the issuance of 404,605 common shares. As of March 31, 2026, 508,857 Series A Warrants and no Series B Warrants remained outstanding.

Series C and Series D Warrants

The Series C and Series D Warrants issued in conjunction with the August Private Placement were determined to be liability classified in accordance with ASC 815 and have been recognized at fair value upon issuance, with remeasurement at each reporting period.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 — WARRANTS (cont.)

The fair value of the Series C Warrants and Series D Warrants as of March 31, 2025, was $7,862,000 and $3,169,300, respectively. This resulted in a non-cash gain from the change in fair value of derivatives and issuance of warrants of $2,881,950 for the three months ended March 31, 2025. As of March 31, 2025, investors have not exercised any Series C and Series D warrants.

On May 12, 2025, the Company effected a 1-for-50 reverse stock split of its common stock. Following the reverse split, the 5-day reset period ended on May 19, 2025, with the lowest 5-day VWAP on May 14, 2025, being the price floor of $3.25. Consequently, the reset price was established at $3.25, and the Series C Warrants held by investors were reset to 2,461,538 shares. The Series D warrants were not subject to a post-split reset based on the terms of the agreement.

On October 8, 2025, Madison Bond LLC and Bayside Project LLC (together, the “New Holders”) purchased all of the outstanding Series C and Series D Warrants previously issued by the Company pursuant to the August Subscription Agreement. Immediately thereafter, the Company exercised its rights under the August Subscription Agreement to convert all remaining unexercised portions of the Series C and Series D Warrants into shares of common stock at a ratio of one share per warrant. On October 24, 2025, the New Holders received 3,447,957 shares of the Company’s common stock.

On December 8, 2025, the Company entered into an agreement with Anson Investments Master Fund LP (“Anson”), pursuant to which it issued 240,400 shares of common stock to Anson in exchange for the termination of all warrants and other obligations of the Company under the Securities Purchase Agreement, dated as of August 30, 2024.

The Company recorded a non-cash loss from changes in the fair value of derivative liabilities related to the Series C and Series D Warrants of $31,033,241 for the year ended December 31, 2025. As of December 31, 2025, investors had exercised 3,688,357 Series C and Series D Warrants, resulting in the issuance of 3,447,957 shares of common stock and the pending issuance of 240,400 shares of common stock and no warrants remained outstanding. Accordingly, no fair value remeasurement was required and no gain or loss from change in fair value was recognized during the three months ended March 31, 2026.

On February 5, 2026, the Company issued 240,400 shares of common stock to Anson, completing the settlement of all remaining obligations under the termination agreement.

NOTE 9 — FORWARD PURCHASE AGREEMENT, NON REDEMPTION AGREEMENT AND PRIVATE PLACEMENT FINANCING

Forward Purchase Agreement

On December 13, 2023, Nubia entered into the FPA with Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC (collectively, the “Seller” or “Forward Purchase Investors”). For purposes of the FPA, Nubia is referred to as the “Counterparty” prior to the consummation of the Merger, while Solidion Technology, Inc. (“Pubco”) is referred to as the “Counterparty” after the consummation of the Merger. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the FPA previously filed with the SEC.

Pursuant to the terms of the Forward Purchase Agreement, Seller intends, but is not obligated, to, concurrently with the Closing pursuant to Seller’s FPA Funding Amount PIPE Subscription Agreement, purchase up to 9.9% of the total Class A ordinary shares, par value $0.0001 per share (“Additional Shares”) outstanding following the closing of the Merger, as calculated by Seller (the “Purchased Amount”), less the number of NUBI Shares purchased by Seller separately from third parties through a broker in the open market (“Recycled Shares”). Seller will not be required to purchase an amount of NUBI Shares such that, following such purchase, that Seller’s ownership would exceed 9.9% of the total NUBI Shares outstanding immediately after giving effect to such purchase, unless Seller, at its sole discretion, waives such 9.9% ownership limitation. The Number of Shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 9 — FORWARD PURCHASE AGREEMENT, NON REDEMPTION AGREEMENT AND PRIVATE PLACEMENT FINANCING (cont.)

The FPA provides for a prepayment shortfall equal to 0.50% of the product of Recycled Shares and the Initial Price. The Seller may conduct Shortfall Sales at its discretion to recover this shortfall without triggering early termination obligations. The Prepayment Amount payable to the Seller is calculated based on the number of shares purchased and the redemption price, less any prepayment shortfall, and is funded from the Counterparty’s Trust Account. Additionally, up to 4,000 shares may be purchased at the Initial Price.

Following the Closing, the reset price (the “Reset Price”) was initially the Initial Price. The Reset Price will be subject to reset on a bi-weekly basis commencing the first week following the thirtieth day after the closing of the Merger to be the lowest of (a) the then current Reset Price, (b) the Initial Price and (c) the VWAP Price of the Shares of the prior two weeks; provided the Reset Price shall be subject to reduction upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering. The Seller also retains the right to terminate part or all of the transaction through Optional Early Termination (OET) by providing notice, with corresponding payment obligations based on the Reset Price.

The Valuation Date for settlement occurs at the earlier of three years post-Merger, specified adverse events (e.g., delisting or registration failure), or at the Seller’s discretion. Upon settlement, adjustments may be made in cash or shares, depending on the circumstances.

The Seller has waived redemption rights for Recycled Shares, which may impact the overall redemption levels and market perception of the Merger. The FPA complies with tender offer regulations, including Rule 14e-5 under the Securities Exchange Act of 1934.

On February 2, 2024, upon consummation of the Merger, NUBI made a payment to each Forward Purchase Investor in respect of their respective Recycled Shares. This payment totaled 147 shares and included a cash payment of $80,241 released from the trust account. The payment was calculated as an amount equal to (a) the number of Recycled Shares multiplied by the redemption price per share (the “Initial Price”) as defined in Section 9.2(b) of NUBI’s Certificate of Incorporation, effective as of March 10, 2023, as amended from time to time (the “Certificate of Incorporation”), less (b) the prepayment Shortfall. Additionally, on February 2, 2024, NUBI made a payment to Forward Purchase Investors of $2,193,800 from the trust account as reimbursement for the 4,000 consideration shares.

On January 17, 2024, the Company received a Pricing Date Notice from the Forward Purchase Investors specifying 116,771 Additional Shares. On March 22, 2024, the Company received an amended Pricing Date Notice revising the total number of Additional Shares to 160,771. On June 11, 2024 the Company received an amended Pricing Date Notice revising the total number of Additional Shares to 190,860. On August 29, 2024, the Additional Shares were issued to the Forward Purchase Investors.

Upon the issuance of the 190,860 Additional Shares to the Forward Purchase Investors on August 29, 2024, the Company recognized (i) an increase to APIC of $3,124,379, measured at the fair value of the shares at the time of share issuance, (ii) a corresponding stock subscription receivable of $2,372,232 as a contra-equity component within stockholders’ equity (deficit), representing the consideration receivable for the shares issued, and (iii) a $752,147 loss on issuance of common stock within Other Income (Expense) was recognized representing the difference between the face value of the stock subscription receivable and its present value. The stock subscription receivable is presented as a reduction to total stockholders’ equity (deficit) until the receivable is settled.

The discount of $752,147 is being accreted using the effective interest method over the remaining term of the FPA from August 29, 2024 through February 2, 2027, with each period’s accretion recorded as an increase to both the stock subscription receivable and APIC within stockholders’ equity (deficit), with no impact on the statements of operations. Accretion for the three months ended March 31, 2026 was $78,247. The stock subscription receivable balance as of March 31, 2026 was $2,919,674.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 9 — FORWARD PURCHASE AGREEMENT, NON REDEMPTION AGREEMENT AND PRIVATE PLACEMENT FINANCING (cont.)

The Company accounts for the FPA as a liability-classified instrument due to the settlement provisions. The resulting fair value is recorded as a derivative liability on the condensed consolidated balance sheets. The Company records changes in the fair value of the FPA as a non-cash other income (expense) within change in fair value of derivatives account on the Company’s condensed consolidated statements of operations.

The Company utilized a Monte Carlo simulation model to determine the fair value of the FPA, comprising Recycled Shares of 147 and Additional Shares of 190,860, totaling 191,007 shares (the “FPA Shares”) as of March 31, 2026 and December 31, 2025. The model estimated the total present value of the Company’s proceeds at $4,182 and the total present value of the Company’s liability at $1,218,251, resulting in a net liability of approximately $1,214,100 as of March 31, 2026.

As a result, the Company recognized non-cash gain (loss) from changes in the fair value of derivatives of $174,600 for the three months ended March 31, 2026, compared to $5,269,700 for the three months ended March 31, 2025.

NOTE 10 — DEBT

Convertible Notes

At various dates during the first quarter of 2024, the Company issued convertible notes of $527,500 to meet our working capital requirements. At various dates during September and October 2024, the Company and three separate investors amended their respective convertible notes, resulting in a total of approximately an additional 2,707 common shares due upon conversion.

During the three months ended March 31, 2025, holders converted an aggregate of $527,500 principal amount of convertible notes into 67,895 shares of common stock. As of March 31, 2026, convertible notes representing 1,800 shares remained outstanding and subject to conversion.

Short-term Notes Payable

EF Hutton LLC

On February 1, 2024, the Company executed a Promissory Note with EF Hutton, totaling $2,200,000, to cover underwriters’ fees associated with the closure of the Company’s Merger with HBC. In the case of an event of default, this Note shall bear interest at a rate of 24% per annum until such event of default is cured. The principal amount of this Promissory Note is payable on designated dates, with $183,333 scheduled on the first business day of each month until the final payment on March 1, 2025. As of December 31, 2025, the Company was in default of the Promissory Note due to non-payment of scheduled installments, and the Promissory Note is accruing interest at the default rate of 24% per annum. The Company is in the process of negotiating an amendment to the terms of the Promissory Note.

The outstanding balance of the Promissory Note amounted to $1,025,824 as of March 31, 2026 and December 31, 2025. The accrued but unpaid interest on the Promissory Note totaled approximately $296,905 and $235,356 as of March 31, 2026 and December 31, 2025, respectively.

Benesch Friedlander Coplan & Aronoff LLP

On April 29, 2024, the Company executed a Promissory Note with Benesch Friedlander Coplan & Aronoff LLP (“Benesch”) in the amount of $670,000. The interest rate is 7% per annum, to be paid as a lump sum at the maturity date of November 1, 2024.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 10 — DEBT (cont.)

On November 12, 2024, the Company amended the terms of its Promissory Note with Benesch. The amended terms include an updated principal balance of $694,061, which includes unpaid interest expense of $24,061 from earlier periods, an increase in the interest rate to 10% per annum, an upfront payment of $40,000 made at signing, and a requirement for minimum monthly payments of $25,000. Additionally, the maturity date has been extended to May 31, 2025.

On August 4, 2025, the Company amended the terms of its Promissory Note with Benesch. The amended terms include an updated principal balance of $621,732, which includes unpaid interest expense from earlier periods, an interest rate to 10% per annum and the maturity date has been extended to December 31, 2025. The outstanding balance of the Promissory Note was $621,732 as of March 31, 2026 and December 31, 2025. The accrued but unpaid interest on the Promissory Note totaled approximately $44,287 and $28,614 as of March 31, 2026 and December 31, 2025, respectively.

Great Point Capital, LLC

On October 29, 2025, the Company executed a unsecured Promissory Note with Great Point Capital, LLC (the “Noteholder”) in the principal amount of $1,000,000. The Note bears interest at a rate of 8.0% per annum, payable quarterly in arrears. The Note matures on October 25, 2026 or the date on which all amounts become immediately due and payable following a Nasdaq delisting notice that would result in the Company’s common stock no longer trading on any Nasdaq market. In the event of a default, the Note bears interest at the Default Rate of 10% per annum.

The Note contains customary representations, warranties, and covenants of the Company and provides for events of default, including nonpayment of principal or interest, breaches of representations, insolvency events, and delisting of the Company’s common stock from Nasdaq. Upon an event of default, the Noteholder may declare all outstanding principal and accrued interest immediately due and payable. The accrued but unpaid interest on the Promissory Note totaled approximately $34,411 and $14,685 as of March 31, 2026 and December 31, 2025, respectively.

The outstanding balance of Short-term Notes Payable amounted to $2,607,666 and $2,647,556 as of March 31, 2026 and December 31, 2025, respectively.

NOTE 11 — INCOME TAXES

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of March 31, 2026, and December 31, 2025, the Company had a full valuation allowance against its deferred tax assets.

For the three months ended March 31, 2026 and 2025, the Company utilized the annualized effective tax rate method and recorded zero income tax expense based on a zero effective tax rate. No tax benefit or expense has been recorded in relation to the pre-tax income for the three months ended March 31, 2026 and 2025, and pre-tax losses for the three months ended March 31, 2026 and 2025 due to a full valuation allowance to offset any deferred tax assets.

NOTE 12 — STOCK-BASED COMPENSATION

Unrestricted Common Stock Awards

During the three months ended March 31, 2026, no unrestricted common stock awards were granted and no related compensation expense was recognized.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 12 — STOCK-BASED COMPENSATION (cont.)

During the three months ended March 31, 2025, the Company granted unrestricted common shares to certain in connection with the terms of their individual employment agreements. As these awards were fully-vested, unrestricted shares, the Company recognized the full amount of $121,410 in the period. This compensation cost is included within Research and Development expenses on the Company’s condensed consolidated statements of operations.

Restricted Stock Units and Stock Options

During the three months ended March 31, 2026, no restricted stock units (“RSUs”) were granted. During the period, 6,667 unvested RSUs were forfeited in connection with management departure, resulting in a reversal of previously recognized compensation cost. The Company recognized a net reduction in stock-based compensation expense of $522 related to RSUs for the three months ended March 31, 2026, included within operating expenses on the Company’s condensed consolidated statements of operations.

The following table summarizes RSU activity for the three months ended March 31, 2026:

	Number of Shares	Weighted Average Grant-Date Fair Value
Outstanding at January 1, 2026	25,333	$13.88
Granted	—	—
Vested	(12,666)	13.88
Cancelled	(6,667)	8.17
Outstanding at March 31, 2026	6,000	$13.88

As of March 31, 2026, total unrecognized compensation cost related to unvested RSUs was approximately $121,410, expected to be recognized over a weighted-average period of 0.84 years.

During the three months ended March 31, 2025, the Company granted RSUs to certain executives and management in connection with the terms of their individual employment agreements. The Company recognized the amount of $168,775 in the period. This compensation cost is included within Research and Development expenses on the Company’s condensed consolidated statements of operations. There were no stock options granted or outstanding during the period ended March 31, 2025.

Warrants

There were no warrants granted during the three months ended March 31, 2026. There were 12,000 at-the-money warrants outstanding as of March 31, 2026.

During the three months ended March 31, 2025, the Company granted 12,000 at-the-money warrants, respectively, to certain executive officers pursuant to the terms of their individual employment agreements. The warrants were fully vested upon grant and expire on February 2, 2029, however, the exercise price has not been established.

Awards with Market-Based Conditions

In connection with the aforementioned executive employment agreements, certain executives are eligible to receive unrestricted shares of common stock if certain stock price targets are met during the term of the respective employment agreements. A stock price target will be satisfied if the 120-day trailing average closing price (based on trading days) of a share of the Company’s common stock equals or exceeds the applicable stock price target, which range from $1,500 to $15,000 per share. The executives could be granted up to 120,000 shares based on attainment of all applicable stock price targets over the term of six years and an estimated fair value of approximately $4,800,000. The Company

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 12 — STOCK-BASED COMPENSATION (cont.)

recognized $278,176 of stock-based compensation expense related to these awards for each of the three months ended March 31, 2026 and 2025. This compensation cost is included within Selling, General, and Administrative expenses on the Company’s condensed consolidated statements of operations.

The following table summarizes our awards with market-based conditions:

	Number of Shares	Weighted Average Grant-Date Fair Value
Beginning of period	—	—
Granted	120,000	$40.00
Vested	—	—
Cancelled	—	—
End of period	120,000	$40.00

Awards with Performance Conditions

In connection with the aforementioned executive employment agreements, certain executives are eligible to receive cash incentive payments in connection with the Company achieving certain capital raise targets. In addition, these executives can also receive a cash bonus equal to 2.5% of the equity value of the Company (up to $10 million for each executive, totaling $20 million) in an applicable sale of the Company as defined by the terms of the employment agreements. Through March 31, 2026, it was not considered probable that either performance condition would be achieved, and therefore no expense was recorded related to these awards.

Stock-based Compensation to Consultants

The Company periodically grants equity awards to non-employee consultants and contractors in exchange for services provided to the Company. The Company accounts for these awards in accordance with ASC 718. The grant-date fair value of the awards is measured on the date the awards are approved and the terms of the award and the recipient’s service obligation are established.

Equity awards granted to non-employee consultants and contractors may vest upon the grant date or over a specified service period. The Company recognizes stock-based compensation expense based on the grant-date fair value of the awards over the applicable service period. The grant-date fair value of shares issued is generally based on the closing price of the Company’s common stock on the date of grant.

During the three months ended March 31, 2025, the Company recognized stock-based compensation expense of $671 related to equity awards granted to consultants and contractors, included within operating expenses. No such expense was recognized during the three months ended March 31, 2026.

NOTE 13 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 13 — FAIR VALUE MEASUREMENTS (cont.)

the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1	—

quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2	—

observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3	—	unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s liabilities that are measured at fair value as of March 31, 2026 and December 31, 2025 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	March 31, 2026	December 31, 2025
Derivative Liabilities:
Forward Purchase Agreement	3	$1,214,100	$1,388,700
Warrants – Series A	3	$2,997,150	$3,383,900

Forward Purchase Agreement

The Company used a Monte Carlo analysis to determine the fair value of the FPA, assuming 191,007 FPA Shares.

The fair value measurement of the FPA at March 31, 2026 and December 31, 2025 was calculated using the following range of weighted average assumptions:

	March 31, 2026	December 31, 2025
Risk-free interest rate	$3.69%	3.48%
Stock price	$6.31	$7.09
Expected life	0.8 years	1.1 years
Expected volatility of underlying stock	167.5%	175.0%
Dividends	0%	0%

The model measured the total present value of the Company’s proceeds at approximately $4,182 and the total present value of the Company’s liability at approximately $1,218,251, resulting in a net liability of approximately $1,214,100 as of March 31, 2026. This resulted in a non-cash gain from the change in fair value of derivatives of approximately $174,600 for the three months ended March 31, 2026.

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 13 — FAIR VALUE MEASUREMENTS (cont.)

Warrants — Series A and B

The Company utilized a Monte Carlo simulation analysis to determine the fair value of the Series A Warrants at March 31, 2026, which included the following assumptions:

Series A Warrants
Expected term	3.7 years
Stock price	$6.31
Risk free rate	3.8%
Expected volatility	170.0%
Expected dividend rate	$0.00
Exercise Price	$3.10

The fair value of the Series A and Series B Warrants as of March 31, 2026, was $2,997,150 and $0, respectively. The $0 fair value for the Series B Warrants reflects that all Series B Warrants had been exercised by this date. This resulted in a non-cash gain from the change in fair value of derivatives of $386,750 for the three months ended March 31, 2026, respectively. As of March 31, 2026, investors had exercised 591,145 Series A Warrants and 114,992 Series B Warrants, resulting in the issuance of 670,137 common shares. As of March 31, 2026, 508,857 Series A Warrants and no Series B Warrants remained outstanding.

Warrants — Series C and D

The Company’s Series C Warrants and Series D Warrants were classified as derivative liabilities and carried at fair value through the date of exercise. As of December 31, 2025, all Series C and Series D Warrants had been exercised and no warrants remained outstanding. Accordingly, no fair value measurement was required for these instruments as of March 31, 2026, and no gain or loss from change in fair value was recognized for the three months ended March 31, 2026.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three months ended March 31, 2026.

Forward Purchase Agreement	Fair Value Measurement Using Level 3 Inputs Total
Balance, December 31, 2025	$1,388,700
Change in fair value	(174,600)
Balance, March 31, 2026	1,214,100
Warrants – Series A	Fair Value Measurement Using Level 3 Inputs Total
Balance, December 31, 2025	$3,383,900
Change in fair value	(386,750)
Balance, March 31, 2026	2,997,150

SOLIDION TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 13 — FAIR VALUE MEASUREMENTS (cont.)

Stock-based compensation — Awards with Market-Based Conditions

The Company utilized a Monte Carlo simulation analysis to determine the fair value of the awards with market-based conditions at the date of the Merger, which included the following assumptions: stock price of $226.50, risk free rate of 3.9%, volatility of 72.5%, dividends yield of 0% and duration of 6 years.

NOTE 14 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events, except as noted below, that would have required adjustment or disclosure in the financial statements.

Offering Status

In April 2026, the Company’s arrangement with its underwriter expired. The Company may pursue alternative underwriting arrangements and to complete the offering. Deferred offering costs of $460,915 recorded as of March 31, 2026 relate to this offering. See Note 7 for the Company’s accounting policy related to deferred offering costs.

Madison Bond Promissory Notes

On May 7, 2026, the Company executed a Promissory Note with Madison Bond in the amount of $75,000 in cash for working capital purposes. The note bears interest at 16% per annum and matures on August 7, 2026. As of the date of these financial statements, the outstanding principal balance under the note was $75,000. See Note 5 for details.

On May 11, 2026, the Company formalized the obligation through a promissory note with Madison Bond related to the advance of $75,000 to the Company to fund legal fees incurred during the three months ended March 31, 2026. The note bears interest at 0% per annum, matures on November 11th, 2026, and requires a balloon payment for the entire principal at maturity. As of the date of these financial statements, the outstanding principal balance under the note was $75,000.